Exhibit 10.2

Execution Version

€250,000,000 TERM LOAN FACILITY

TERM LOAN CREDIT AGREEMENT

by and among

GLATFELTER CORPORATION,

GLATFELTER LUXEMBOURG S.À R.L,

THE GUARANTORS PARTY HERETO,

and

THE LENDERS PARTY HERETO, as Lenders

and

ALTER DOMUS (US) LLC, as Administrative Agent

Dated as of March 30, 2023

TABLE OF CONTENTS

PAGE

1.	Certain Definitions			1
	1.1	Certain Definitions		1
	1.2	Construction		37
		1.2.1	Number; Inclusion	37
		1.2.2	Determination	37
		1.2.3	Administrative Agent’s Discretion and Consent	37
		1.2.4	Documents Taken as a Whole	38
		1.2.5	Headings	38
		1.2.6	Implied References to this Agreement	38
		1.2.7	Persons	38
		1.2.8	Modifications to Documents	38
		1.2.9	From, To and Through	38
		1.2.10	Shall; Will	38
		1.2.11	Québec Matters	38
		1.2.12	Luxembourg Matters	39
		1.2.13	Swiss Terms	40
	1.3	Accounting Principles		40
	1.4	Currency Calculations		41
	1.5	Divisions		41
	1.6	Security Interest		42
		1.6.1	Domestic Guarantor Security	42
		1.6.2	Other Collateral Issues	42
		1.6.3	Foreign Loan Party Security	42
2.	Term Loan Facility			43
	2.1	Term Loan Commitment		43
	2.2	[Reserved]		43
	2.3	[Reserved]		43
	2.4	Loan Requests		43
	2.5	Making Term Loans; Presumptions by the Administrative Agent		44
		2.5.1	Making Term Loans	44
		2.5.2	[Reserved]	44
		2.5.3	Presumptions by the Administrative Agent	44
		2.5.4	[Reserved.]	44

i

		2.5.5	[Reserved.]	45
		2.5.6	[Reserved.]	45
	2.6	[Reserved.]		45
	2.7	[Reserved.]		45
	2.8	Use of Proceeds		45
	2.9	[Reserved.]		45
	2.10	[Reserved.]		45
	2.11	[Reserved.]		45
	2.12	[Reserved.]		45
	2.13	Defaulting Lenders		45
	2.14	[Reserved.]		45
	2.15	Nature of Lender's Obligations with Respect to Term Loans; Term Loan Repayment Terms		46
3.	Interest Rates			46
	3.1	Interest Rate		46
		3.1.1	[Reserved.]	47
	3.2	[Reserved.]		47
	3.3	Interest After Default		47
		3.3.1	Interest Rate	47
		3.3.2	Other Obligations	47
		3.3.3	Acknowledgment	47
	3.4	[Reserved.]		47
	3.5	[Reserved.]		47
	3.6	[Reserved.]		47
	3.7	Canadian Interest Act Disclosure		48
	3.8	Canadian Usury Provision		48
	3.9	[Reserved.]		48
	3.10	Swiss Minimum Interest		48
4.	Payments			49
	4.1	Payments		49
	4.2	Pro Rata Treatment of Lenders		49
	4.3	Interest Payment Dates		49
	4.4	Voluntary Prepayments; Replacement of Lender; Change of Lending Office		50
		4.4.1	Right to Prepay	50

	4.4.2	Mitigation Obligations; Replacement of a Lender	50
	4.4.3	Change of Lending Office	52
4.5	Mandatory Prepayments		52
	4.5.1	Notice to Administrative Agent	52
	4.5.2	Sale of Assets	52
	4.5.3	Issuance of Indebtedness	53
	4.5.4	Recovery Event	53
	4.5.5	Application of Prepayments	53
	4.5.6	[Reserved.]	53
4.6	Increased Costs		54
	4.6.1	Increased Costs Generally	54
	4.6.2	Capital Requirements	54
	4.6.3	Certificates for Reimbursement; Repayment of Outstanding Loans	55
	4.6.4	Delay in Requests	55
	4.6.5	[Reserved.]	55
4.7	Taxes		55
	4.7.1	No Deductions	55
	4.7.2	Stamp Taxes	56
	4.7.3	Indemnification for Taxes	56
	4.7.4	Certificate	57
	4.7.5	[Reserved.]	57
	4.7.6	Change of Lending Office, etc.	57
	4.7.7	Status of Lenders	57
	4.7.8	Treatment of Certain Refunds	58
	4.7.9	Survival	58
	4.7.10	[Reserved.]	58
	4.7.11	Maltese Tax	58
4.8	Indemnity		58
4.9	Prepayment Premium		59
4.10	Judgment Currency		60
	4.10.1	Currency Conversion Procedures for Judgments	60
	4.10.2		60
4.11	Requests for Notes		61
4.12	[Reserved.]		61

	4.13	Borrower’s Agent		61
5.	Representations and Warranties			61
	5.1	Representations and Warranties		61
		5.1.1	Organization and Qualification	61
		5.1.2	Subsidiaries; Certificates of Beneficial Ownership	61
		5.1.3	Power and Authority	62
		5.1.4	Validity and Binding Effect	62
		5.1.5	No Conflict	62
		5.1.6	Litigation	63
		5.1.7	Title to Properties	63
		5.1.8	Financial Statements	63
		5.1.9	Use of Proceeds; Margin Stock	64
		5.1.10	Full Disclosure	64
		5.1.11	Taxes	64
		5.1.12	Consents and Approvals	65
		5.1.13	No Event of Default	65
		5.1.14	Patents, Trademarks, Copyrights, Licenses, Etc.	65
		5.1.15	Insurance	65
		5.1.16	Compliance with Laws	65
		5.1.17	Material Contracts; Burdensome Restrictions	66
		5.1.18	Investment Companies; Regulated Entities	66
		5.1.19	Plans and Benefit Arrangements	66
		5.1.20	Employment Matters	67
		5.1.21	Environmental Matters	67
		5.1.22	Senior Debt Status	68
		5.1.23	Anti-Terrorism Laws; Affected Financial Institutions	69
		5.1.24	Delivery of RCF Loan Documents	69
		5.1.25	Liens in the Collateral	69
		5.1.26	Anti-Corruption Laws	70
		5.1.27	COMI	70
		5.1.28	DAC6	70
	5.2	Continuation of Representations		70
	5.3	Updates to Schedules		71
6.	Conditions of Lending			71

	6.1	Delivery of Loan Documents		71
	6.2	Secretary’s Certificate		71
		6.2.1	Domestic Guarantors	71
		6.2.2	Foreign Certificates	72
	6.3	Officer’s Certificate		75
	6.4	Delivery of Loan Documents		76
	6.5	Opinions of Counsel		76
	6.6	Lien Searches		77
	6.7	Perfected Security Interest		77
	6.8	Solvency Certificate		77
	6.9	Consummation of the Refinancing and RCF Amendment		77
	6.10	Payment of Fees		77
	6.11	Certificates of Beneficial Ownership; KYC; AML; etc.		77
7.	Covenants			77
	7.1	Affirmative Covenants		78
		7.1.1	Preservation of Existence, Etc.	78
		7.1.2	Payment of Liabilities, Including Taxes, Etc.	78
		7.1.3	Maintenance of Insurance	78
		7.1.4	Maintenance of Properties and Leases	79
		7.1.5	Maintenance of Patents, Trademarks, Etc.	79
		7.1.6	Visitation Rights	79
		7.1.7	Keeping of Records and Books of Account	80
		7.1.8	Certificates of Beneficial Ownership and Other Additional Information	80
		7.1.9	Compliance with Laws	80
		7.1.10	Joinder of Guarantors	80
		7.1.11	Anti-Terrorism Laws	82
		7.1.12	[Reserved]	83
		7.1.13	Canadian Pension Plans	83
		7.1.14	Further Assurances	83
		7.1.15	Post Closing Matters	83
		7.1.16	COMI.	84
		7.1.17	[Reserved].	84
		7.1.18	DAC6	84
		7.1.19	UK PSC Register	84

v

	7.1.20	[Reserved.]	84
	7.1.21	[Reserved.]	84
7.2	Negative Covenants		85
	7.2.1	Indebtedness	85
	7.2.2	Liens	87
	7.2.3	Limitation on Negative Pledges and Restrictive Agreements	87
	7.2.4	Loans and Investments	88
	7.2.5	Dividends and Related Distributions	89
	7.2.6	Liquidations, Mergers, Consolidations, Acquisitions	90
	7.2.7	Dispositions of Assets or Subsidiaries	93
	7.2.8	Affiliate Transactions	94
	7.2.9	Canadian Place of Business	94
	7.2.10	Continuation of or Change in Business	95
	7.2.11	Anti-Corruption Laws	95
	7.2.12	Fiscal Year	95
	7.2.13	Sanctions and Anti-Terrorism Laws; Embargoed Property	95
	7.2.14	Changes in Organizational Documents	96
	7.2.15	Maximum Secured Leverage Ratio	96
	7.2.16	Minimum Debt Service Coverage Ratio	96
	7.2.17	Revolving Credit Facility	96
	7.2.18	Receivables Entities	96
	7.2.19	Junior Debt Prepayments; Amendments to Junior Financing Documentation	97
	7.2.20	COMI	98
	7.2.21	Foreign Plans	98
	7.2.22	Borrower Limitations	98
	7.2.23	Cash Pooling Arrangements	98
7.3	Reporting Requirements		99
	7.3.1	Quarterly Financial Statements	99
	7.3.2	Annual Financial Statements	99
	7.3.3	Certificate of the Company	99
	7.3.4	Notice of Default	100
	7.3.5	Notice of Litigation	100
	7.3.6	[Reserved]	100
	7.3.7	Monthly Cash Reports	100

		7.3.8	Notices Regarding the RCF Loan	100
		7.3.9	Notices Regarding Plans and Benefit Arrangements	100
8.	Default			101
	8.1	Events of Default		101
		8.1.1	Payments Under Loan Documents	102
		8.1.2	Breach of Warranty	102
		8.1.3	Default in RCF Loan Documents	102
		8.1.4	Breach of Negative Covenants and Certain Affirmative Covenants	102
		8.1.5	Breach of Other Covenants	102
		8.1.6	Defaults in Other Agreements or Indebtedness	102
		8.1.7	Final Judgments or Orders	103
		8.1.8	Loan Document Unenforceable	103
		8.1.9	Proceedings Against Assets	103
		8.1.10	[Reserved]	103
		8.1.11	Inability to Pay	103
		8.1.12	Events Relating to Plans and Benefit Arrangements	103
		8.1.13	[Reserved]	103
		8.1.14	Change of Control	104
		8.1.15	Involuntary Proceedings	104
		8.1.16	Voluntary Proceedings	104
		8.1.17	Collateral	105
	8.2	Consequences of Event of Default		105
		8.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	105
		8.2.2	Bankruptcy, Insolvency or Reorganization Proceedings	105
		8.2.3	Set-off	105
		8.2.4	Suits, Actions, Proceedings	106
		8.2.5	Application of Proceeds	106
		8.2.6	Enforcement of Remedies	107
9.	The Administrative Agent			107
	9.1	Appointment and Authority		107
	9.2	Rights as a Lender		108
	9.3	Delegation of Duties		108
	9.4	Non-Reliance on Administrative Agent and Other Lenders		109
	9.5	[Reserved]		109

	9.6	Exculpatory Provisions		109
	9.7	Reliance by Administrative Agent		110
	9.8	Calculations		110
	9.9	Sharing of Payments		110
	9.10	Successor Administrative Agent		111
	9.11	Administrative Agent’s Fee		112
	9.12	No Reliance on Administrative Agent’s Customer Identification Program		112
	9.13	Collateral and Guaranty Matters		112
	9.14	Erroneous Payments		113
	9.15	Québec Hypothecary Representative		115
10.	Miscellaneous			115
	10.1	Modifications, Amendments or Waivers		115
		10.1.1	Increase of Commitment	116
		10.1.2	Extension of Payment; Reduction of Principal Interest or Fees	116
		10.1.3	Release a Guarantor, Pledged Loans and Collateral	116
		10.1.4	Miscellaneous	116
	10.2	No Implied Waivers; Cumulative Remedies; Writing Required		117
	10.3	Expenses; Indemnity; Damage Waiver		117
		10.3.1	Costs and Expenses of the Administrative Agent	117
		10.3.2	Indemnification of the Administrative Agent by the Borrower	117
		10.3.3	Reimbursement and Indemnification of Lenders by the Borrower	118
		10.3.4	Reimbursement by Lenders	119
		10.3.5	Waiver of Consequential Damages, Etc.	119
		10.3.6	Payments	120
	10.4	Holidays		120
	10.5	Funding by Branch, Subsidiary or Affiliate		120
		10.5.1	Notional Funding	120
		10.5.2	Actual Funding	120
	10.6	Notices; Lending Offices		121
	10.7	Severability		121
	10.8	Governing Law		122
	10.9	Prior Understanding		122
	10.10	Duration; Survival		122
	10.11	Successors and Assigns		122

	10.11.1	Successors and Assigns Generally	122
	10.11.2	Assignments by Lenders	123
	10.11.3	Register	124
	10.11.4	Participations	124
	10.11.5	Certain Pledges; Successors and Assigns Generally	126
10.12	Confidentiality		126
	10.12.1	General	126
	10.12.2	Sharing Information With Affiliates of the Lenders	126
10.13	Counterparts; Integration; Effectiveness		127
10.14	Administrative Agent’s or Lender’s Consent		127
10.15	Exceptions		128
10.16	CONSENT TO FORUM; WAIVER OF JURY TRIAL		128
10.17	USA Patriot Act		128
10.18	[Reserved]		129
10.19	[Reserved]		129
10.20	Acknowledgment and Consent to Bail-In of Affected Financial Institutions		129
10.21	Certain ERISA Matters		130
10.22	No Advisory or Fiduciary Responsibility		131
10.23	Acknowledgement Regarding Any Supported QFCs		131
10.24	Swiss Limitation		132

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES
SCHEDULE 1.1(A)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(B)	-	MATERIAL SUBSIDIARIES
SCHEDULE 1.1(C)	-	PERMITTED LIENS
SCHEDULE 1.1(D)	-	COLLATERAL DOCUMENTS
SCHEDULE 1.1(E)	-	SPECIFIED COLLATERAL
SCHEDULE 5.1.2	-	SUBSIDIARIES
SCHEDULE 5.1.6	-	LITIGATION
SCHEDULE 5.1.12	-	CONSENTS AND APPROVALS
SCHEDULE 7.1.15	-	POST-CLOSING OBLIGATIONS
SCHEDULE 7.2.1	-	PERMITTED INDEBTEDNESS
SCHEDULE 7.2.4	-	EXISTING INVESTMENTS (NON-SUBSIDIARY INVESTMENTS)

EXHIBITS
EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)	-	GUARANTY AGREEMENT
EXHIBIT 1.1(S)	-	SUBORDINATED INTERCOMPANY NOTE
EXHIBIT 1.1(T)	-	TERM LOAN NOTE
EXHIBIT 1.6	-	SECURITY PRINCIPLES
EXHIBIT 2.4	-	LOAN REQUEST
EXHIBIT 7.2.6	-	ACQUISITION COMPLIANCE CERTIFICATE
EXHIBIT 7.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE

x

TERM LOAN CREDIT AGREEMENT

THIS TERM LOAN CREDIT AGREEMENT is dated as of March 30, 2023, and is made by and among GLATFELTER CORPORATION, a Pennsylvania corporation (the “Company”), GLATFELTER LUXEMBOURG S.À R.L, a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 121, avenue de la Faïencerie, L-1511 Luxembourg, Grand Duchy of Luxembourg and being registered with the RCS under registration number B175961 (the “Borrower”), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), ALTER DOMUS (US) LLC (“Alter Domus”), in its capacity as administrative agent for the Lenders under this Agreement and in its capacity as collateral agent for the Lenders under this Agreement.

The parties hereto agree as follows:

1.            Certain Definitions

1.1            Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Accounts Receivable Facility Documents” shall mean all documentation entered into by the Company and its Subsidiaries, including, without limitation, the Receivables Entity, in connection with the sale or other transfer of accounts receivable and other related assets pursuant to a Permitted Accounts Receivable Program, as such documentation may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Additional Indebtedness” shall mean unsecured Indebtedness (not consisting of Indebtedness between or among Loan Parties and/or their Subsidiaries), the incurrence of which would not render the representation made in Section 5.1.22 untrue, which has a maturity not less than six (6) months after the Expiration Date (as determined at the time of the incurrence of such Indebtedness).

“Admin Details Form” shall mean an Admin Details Form, in form and substance provided by or acceptable to the Administrative Agent to be filled out by each Lender and the Borrower Agent.

“Administrative Agent” shall mean Alter Domus, and its successors and assigns, in its capacity as administrative agent hereunder and in its capacity as collateral agent for the Secured Parties.

“Administrative Agent’s Fee” shall have the meaning assigned to that term in Section 9.11.

“Administrative Agent’s Letter” shall have the meaning assigned to that term in Section 9.11.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” as to any Person shall mean any other Person which, directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the term “controlled by” and “under common control with”) shall mean the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise, including the power to elect a majority of the directors of a corporation.

“Agreement” shall mean this Term Loan Credit Agreement, as the same may be extended, renewed, amended, supplemented or restated from time to time, including all schedules and exhibits.

“Alter Domus” shall have the meaning given to such term in the introductory paragraph hereto.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act, S.C. 1998, c. 34 (Canada) and any other similar anti-corruption Laws or regulations administered or enforced in any jurisdiction in which any Borrower or any of such Borrower's Subsidiaries conduct business.

“Anti-Terrorism Laws” shall mean any applicable Laws relating to terrorism financing, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery (including, without limitation, the United Kingdom Bribery Act of 2010, the US Foreign Corrupt Practices Act of 1977, the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B and Canadian Anti-Money Laundering & Anti-Terrorism Laws), the Luxembourg law of 12 November 2004 on the fight against money laundering and terrorist financing, as amended, the Prevention of Money Laundering Act (Chapter 373 of the Laws of Malta) and any other regulations issued thereunder including the Prevention of Money Laundering and Funding of Terrorism Regulations (subsidiary legislation 373.01 of the Laws of Malta) and any regulation, order, or directive promulgated, issued or enforced by any Official Body having jurisdiction over the Borrower or any other Covered Entity or to which the Borrower or any other Covered Entity is subject, including, without limitation, any published economic or financial sanctions or trade embargoes administered, implemented or enforced by the US Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the US Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury, the Hong Kong Monetary Authority, the Sanctions Monitoring Board (Malta) or other relevant applicable sanctions authority, all as amended, supplemented or replaced from time to time.

“Applicable Rate” shall mean 11.25%, which shall be made up of the Cash Applicable Rate plus the PIK Applicable Rate.

“Approved Fund” shall mean, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement by and among a Purchasing Lender, a Transferor Lender and the Administrative Agent, as Administrative Agent and on behalf of the remaining Lenders, substantially in the form of Exhibit 1.1(A) or such other form reasonably acceptable to the Administrative Agent.

“Authorized Officer” shall mean those individuals, designated by written notice to the Administrative Agent from the Company, on behalf of all the Loan Parties, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Company, on behalf of all the Loan Parties, may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Beneficial Owner” shall mean each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of a Loan Party’s equity ownership interests; and (b) a single individual with significant responsibility to control, manage, or direct a Loan Party.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Arrangement” shall mean at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of 29 CFR § 2510.3-101 et seq., as modified by ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocking Regulation” shall have the meaning assigned to such term in Section 5.1.23.

“Borrower” shall have the meaning given to such term in the introductory paragraph hereto.

“Borrower Agent” shall have the meaning assigned to that term in Section 4.13.

“Borrowing Date” shall mean, with respect to any Loan, the date of the making thereof, which shall be a Business Day.

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in New York, New York (or, if otherwise, the office of the Administrative Agent) or in Luxembourg.

“Call Premium Event” shall mean (a) any voluntary prepayment or any mandatory prepayment pursuant to Section 4 (other than any Specified Entity Sale Prepayment) by the Borrower of all, or any part, of the principal balance of any Loans whether in whole or in part, and whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any proceeding under any Debtor Relief Law, and notwithstanding any acceleration (for any reason) of the Loans; (b) the acceleration of all of the Loans for any reason, including, but not limited to, acceleration in accordance with Section 8.1, including as a result of the commencement of a proceeding under any Debtor Relief Law; (c) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Loans in any proceeding under any Debtor Relief Law, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any proceeding under any Debtor Relief Law to the Lenders (whether directly or indirectly, including through the Administrative Agent or any other distribution agent), in full or partial satisfaction of the Loans; (d) the termination of this Agreement for any reason (other than as a result of the payment in full at maturity of the Obligations in respect of the Loans (other than contingent indemnity or reimbursement obligations for which no claim has been asserted) on the Expiration Date); or (e) any forced assignment of Loans occurs pursuant to Section 4. Solely for purposes of the definition of the term “Make-Whole Amount”, if a Call Premium Event occurs under clause (b), (c) or (d) above, the entire outstanding principal amount of the Loans shall be deemed to have been prepaid on the date on which such Call Premium Event occurs.

“Canadian Anti-Money Laundering & Anti-Terrorism Laws” shall mean the Criminal Code, R.S.C. 1985, c. C 46, The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17, the United Nations Act, R.S.C. 1985, c. U-2, the Corruption of Foreign Public Officials Act, S.C. 1998, c. 34 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto.

“Canadian Collateral Documents” shall mean (i) the Canadian Security Agreement, dated as of the Closing Date, executed and delivered by Glatfelter Gatineau Ltée to the Administrative Agent for the benefit of the Lenders, and joined by any other Loan Party after the Closing Date, (ii) the Deed of Hypothec on the universality of movable properties of Glatfelter Gatineau Ltée dated March 24, 2023, executed and delivered by Glatfelter Gatineau Ltée and the Administrative Agent, as hypothecary representative for the Lenders, (iii) the Canadian Patent, Trademark and Copyright Security Agreement, dated as of the Closing Date, executed and delivered by Glatfelter Gatineau Ltée to the Administrative Agent for the benefit of the Lenders, and joined by any other Loan Party after the Closing Date, (iv) the Deed of Hypothec on the universality of immovable properties of Glatfelter Gatineau Ltée by Glatfelter Gatineau Ltée and the Administrative Agent, as hypothecary representative for the Lenders, (v) and any other agreement, document or instrument governed by the laws of any applicable province or territory of Canada granting, purporting to grant or evidencing a Lien in Collateral in favor of the Administrative Agent, whether in its capacity as such or in its capacity as hypothecary representative of the Lenders, for its benefit and the benefit of the Lenders, executed and delivered by Glatfelter Gatineau Ltée and/or each other Loan Party that now or hereafter has a registered address, a domicile or any tangible assets, or carries on any business in Canada.

“Canadian Defined Benefit Plan” shall mean any Canadian Pension Plan which contains a “defined benefit provision”, as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Guarantor” shall mean any Guarantor that is a Canadian Subsidiary.

“Canadian MEPP” shall mean a “multi-employer plan”, as defined in subsection 147.1(1) of the Income Tax Act (Canada), or any other “multi-employer plan” that is subject to pension standards legislation in Canada or any province thereof to which a Loan Party is required to contribute pursuant to a collective agreement, participation agreement or a similar agreement, where contributions by a Loan Party are fixed and do not vary based on the plan’s funded status, but which is not maintained or administered by the Loan Party.

“Canadian Pension Event” shall mean, with respect to any Canadian Pension Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions, premiums or payments required by applicable Law or by the terms of such Canadian Pension Plan; (b) the failure to register, loss of good standing or the revocation of registration with any applicable Official Body of such Canadian Pension Plan that is required to be registered; or (c) the failure of such Canadian Pension Plan to comply with any material provisions of applicable Law or with the material terms of such Canadian Pension Plan.

“Canadian Pension Plan” shall mean a “pension plan” or “plan” within the meaning of the applicable pension benefits legislation in any jurisdiction of Canada, that is organized and administered to provide pensions, pension benefits or retirement benefits for employees and former employees of any Loan Party, but does not include a Canadian MEPP.

“Canadian Subsidiary” shall mean any Subsidiary of the Company organized under the Laws of Canada or any province or territory thereof, including, as of the date hereof, Glatfelter Gatineau Ltée.

“Capital Expenditures” shall mean, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that is required to be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Cash Applicable Rate” shall mean 6.25%.

“Cash Management Agreements” shall have the meaning assigned to such term in the RCF Credit Agreement in effect as of the date hereof.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“Certificate of Beneficial Ownership” shall mean a certificate regarding beneficial ownership required by the Beneficial Ownership Regulation with respect to the Beneficial Owners of the Loan Parties which shall be in form and substance acceptable to the Administrative Agent (as amended or modified by Administrative Agent from time to time in its sole discretion).

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“CIP Regulations” shall have the meaning assigned to that term in Section 9.12.

“Closing Date” shall mean March 30, 2023.

“CO” shall mean the Swiss Code of Obligations of March 30, 1911 (Obligationenrecht), as amended from time to time.

“Collateral” shall mean any and all assets, whether real or personal, tangible or intangible, on which Liens are granted or purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Documents” shall mean (i) the Domestic Collateral Documents, including the U.S. Security Agreement, the U.S. Pledge Agreement, the U.S. IP Security Agreement, the U.S. Mortgages and the Canadian Collateral Documents, (ii) the Foreign Collateral Documents, including the English Debenture and the English Share Charge and (iii) any other agreement, document or instrument purporting to grant a Lien in Collateral to the Administrative Agent for its

benefit and the benefit of the Lenders. As of the Closing Date, the Collateral Documents are listed on Schedule 1.1(D).

“Commitment” shall mean, as to any Lender, its Term Loan Commitment.

“Company” shall have the meaning given to such term in the introductory paragraph hereto.

“Compliance Certificate” shall have the meaning assigned to such term in Section 7.3.3.

“Consolidated Adjusted EBITDA” shall mean, for any period, Consolidated EBITDA adjusted to include (without duplication) the pro forma effects of acquisitions and divestitures (not including timberland property sales) made during such period, excluding the EBITDA of divested Persons, but including historical EBITDA of acquired Persons as if such acquisition or divestiture had been consummated on the first day of such period. Any such adjustment to Consolidated EBITDA shall be made for four (4) fiscal quarters, starting with the fiscal quarter in which the transaction giving rise to such adjustment was consummated.

“Consolidated Debt Service” shall mean, for any period of determination, interest expense and scheduled principal installments on Indebtedness (as adjusted for prepayments), in each case of the Company and its Subsidiaries for such period determined and consolidated in accordance with GAAP; provided that Consolidated Debt Service shall not include (i) any interest expense or scheduled principal installments with respect to the Prior Term Loan Facility, or (ii) any interest expense or payments of principal of the outstanding debt of Gernsbach that is repaid on or prior to the Second Amendment Closing Date; and provided further in each case that any payments of principal that are funded with the proceeds of Indebtedness shall be excluded for the purposes of this calculation.

“Consolidated EBITDA” shall mean, as of the end of any fiscal quarter: (i) EBITDA of the Company and its Subsidiaries on a consolidated basis for the immediately preceding four fiscal quarters, plus (without duplication) (ii) the aggregate gain on sale of timberland properties, as determined in accordance with GAAP, made within the four immediately preceding fiscal quarters, net of any losses on such sales, provided that the amount of the net gain on sale of timberland properties included in the calculation of Consolidated EBITDA under this clause (ii) may not exceed $2,000,000, plus (without duplication) (iii) the amount of pro forma “run rate” cost savings, operating expense reductions and synergies (net of actual amounts realized) related to (x) the Company’s acquisition of the U.S. nonwovens business of Georgia-Pacific LLC pursuant to that certain Share Purchase Agreement, dated as of January 5, 2021, by and between the Company and GPPC Equity Holdings LLC, (y) the Project Jupiter Transactions and/or (z) any other investments or acquisitions permitted under this Agreement, in each case that are reasonably identifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken, in the good faith determination of the Company, within 24 months after the closing date of the applicable acquisition or investment giving rise to such savings, reductions and synergies (provided that the aggregate amount added pursuant to this clause (iii) shall not exceed 20% of the Consolidated EBITDA of the Company and its Subsidiaries (calculated prior to giving effect to any such amount added pursuant to this clause (iii) for the immediately preceding four fiscal quarters), provided, further, that Consolidated EBITDA shall exclude (a) non-recurring third party transaction costs relating to an actual or proposed acquisition, divestiture or other investment, regardless of whether consummated, such as (x) legal expenses, third party due diligence costs, transaction advisory services, hedging costs and financing fees and (y) project management and integration costs incurred within one year of consummation of the transactions giving rise to such non-recurring costs; (b) non-recurring third party transaction costs relating to the closing of this Agreement, any other borrowing or incurrence of Indebtedness (or commitments in respect thereof) and repayment or early redemption of Indebtedness such as (x) legal expenses, and (y) fees or other charges pursuant to the prepayment or redemption of Indebtedness; (c) to the extent deducted in calculating net income, non-cash charges and expenses (including, for the avoidance of doubt, non-cash stock compensation expense); (d) to the extent deducted in calculating net income, extraordinary, unusual or non-recurring charges, costs or expenses (x) incurred on or prior to the Second Amendment Closing Date, (y) in an aggregate amount not to exceed $30,000,000 for the time period beginning on the Second Amendment Closing Date and ending on June 30, 2024 in connection with any restructuring (whether or not classified as such under GAAP) including Project Eagle or project start up (including, in each case, as a result of or in connection with any Permitted Acquisition) and (z) in an aggregate amount not to exceed $40,000,000 for the time period beginning on the January 1, 2024 and ending on the Expiration Date in connection with any restructuring (whether or not classified as such under GAAP) or project start up (including, in each case, as a result of or in connection with any Permitted Acquisition) (provided that the aggregate amount added pursuant to this clause (d)(z) shall not exceed 15% of the Consolidated EBITDA of the Company and its Subsidiaries (calculated prior to giving effect to any such amount added pursuant to this clause (d)(z) for the immediately preceding four fiscal quarters); and (e) to the extent included in calculating net income, extraordinary, unusual or non-recurring non-cash gains; provided that, without counting towards any of the foregoing limitations, Consolidated EBITDA for the fiscal quarter ended June 30, 2022 shall be deemed to be $27,896,000, Consolidated EBITDA for the fiscal quarter ended September 30, 2022 shall be deemed to be $26,971,000, and Consolidated EBITDA for the fiscal quarter ended December 31, 2022 shall be deemed to be $23,404,000.

“Consolidated Total Assets” shall mean, at any time, the total consolidated assets of the Company and its Subsidiaries measured as of the last day of the fiscal year ending on or prior to the date of determination, as determined in accordance with GAAP.

“Consolidated Total Secured Debt” shall mean, as of any date of determination, all long and short term Indebtedness of the Company and its Subsidiaries that is on such date secured by a Lien on assets of a Loan Party.

“Contamination” shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other response action or which otherwise constitutes a violation of Environmental Laws.

“Covered Entity” shall mean (a) the Company and each of its Subsidiaries and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Covered Party” shall have the meaning set forth in Section 10.23.

“Currency” shall mean Dollars and Euros.

“DAC6” shall mean the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU as regards mandatory automatic exchange of information in the field of taxation in relation to reportable cross-border arrangements and its implementation legislation in the relevant jurisdiction.

“DEBA” shall mean the Swiss Federal Act of April 11, 1889 on Debt Enforcement and Bankruptcy (Bundesgesetz über Schuldbetreibung und Konkurs), as amended from time to time.

“Debt Service Coverage Ratio” shall mean, as of any date of determination, the ratio of (A) Consolidated Adjusted EBITDA to (B) Consolidated Debt Service, in each case of (A) and (B) for the four (4) fiscal quarters then ended.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, examinership, court protection, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, judicial management, reorganization, or similar debtor relief laws of the United States.

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean any Lender that (i) has failed, within two (2) Business Days of the date required to be funded or paid, to (a) fund any portion of its Loans or (b) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (a) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (iii) has failed, within three (3) Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, (iv) has become or its parent entity has become the subject of a Bankruptcy Event or a Bail-In Action or (v) has failed at any time to comply with the provisions of Section 9.9 with respect to purchasing participations from the other

Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders.

As used in this definition and in Section 2.13, the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States (or any other applicable jurisdiction) or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Defaulting Lender Event” shall have the meaning assigned to such term in Section 4.4.2.

“Designated Credit Parties” shall mean the Company and those Subsidiaries that are from time to time party to the Accounts Receivable Facility Documents.

“Dollar”, “Dollars”, “U.S. Dollars” and the symbol $ shall mean lawful money of the United States of America.

“Domestic Collateral Documents” shall mean security agreements, pledge agreements, intellectual property security agreements, deeds of hypothec or other similar agreements, instruments or documents that create or purport to create and, as applicable, perfect a Lien in favor of the Administrative Agent for its benefit and for the benefit of the Administrative Agent and the Lenders entered into by the Domestic Guarantors, including, without limitation, the U.S. Security Agreement, the U.S. Pledge Agreement, the U.S. IP Security Agreement that the Domestic Guarantors are party to, the U.S. Mortgages and the Canadian Collateral Documents (for the avoidance of doubt, the Domestic Collateral Documents shall not include the Specified Collateral Documents).

“Domestic Guarantor” or “Domestic Loan Party” shall mean any Guarantor that is a U.S. Guarantor or Canadian Guarantor.

“Domestic Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the Closing Date among the Administrative Agent, the RCF Collateral Agent, each Domestic Loan Party and each other party from time to time party thereto.

“Domestic Non-Loan Party Subsidiary” shall mean a Domestic Subsidiary that is a Non-Loan Party Subsidiary.

“Domestic Subsidiary” shall mean any Subsidiary of the Company that is a U.S. Subsidiary or Canadian Subsidiary.

“EBITDA” shall mean, for any period and any Person, net income (excluding gains and losses on sales of assets (with the exception of sales of timberland property noted in the definition of Consolidated EBITDA) and non-cash pension income and non-cash pension expenses) plus income tax expense, interest expense, depreciation, amortization expense and any Permitted EBITDA Add Backs (if Consolidated EBITDA is being computed for the Company) of such Person.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Embargoed Property” shall mean any property; (a) beneficially owned, directly or indirectly, by a Sanctioned Person; (b) that is due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) that is located in a Sanctioned Jurisdiction; or (e) that otherwise would cause any actual or possible violation by the Lenders, Administrative Agent of any applicable Anti-Terrorism Law if the Lenders or the Administrative Agent were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

“English Debenture” shall mean the English law governed debenture granted (or acceded to) by each Guarantor owning assets located in England and Wales in form and substance reasonably acceptable to the Administrative Agent.

“English Share Charge” shall mean the English law governed share charge granted (or acceded to) by the direct holders of the Equity Interests in each Guarantor incorporated in England and Wales.

“Environmental Complaint” shall mean any written claim or complaint by any Person or Official Body setting forth a cause of action for personal injury or property damage, natural resource damage, contribution or indemnity for response costs, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under (or otherwise alleging any violation of or liability under) any Environmental Laws or any order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Laws.

“Environmental Laws” shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances, and codes and any legally binding consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to Regulated Substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace as related to exposure to Regulated Substances; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (vi) the presence of Contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of Environmentally Sensitive Areas.

“Environmentally Sensitive Area” shall mean (i) any wetland as defined by applicable Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws; or (v) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

“Equity Interests” shall mean shares of capital stock or share capital, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Event” shall mean (a) with respect to a Plan, a Reportable Event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by a Loan Party or any member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA), a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA or the incurrence by a Loan Party or any member of the ERISA Group of any liability pursuant to Section 4064 of ERISA; (c) a complete or partial withdrawal by a Loan Party or any member of the ERISA Group from a Multiemployer Plan, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Plan, the treatment of a Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan; (e) the institution of termination proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any member of the ERISA Group; (g) any application by a Loan Party or any member of the ERISA Group for a waiver of the minimum funding standards of

Sections 412, 430, 432 or 436 of the Internal Revenue Code or Sections 302, 303, 304 or 305 of ERISA; (h) any receipt of certification by the responsible actuary that any Plan is considered an at-risk plan or in endangered or critical status within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA or that any Multiemployer Plan is considered insolvent within the meaning of Section 4245 of ERISA or in endangered or critical status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA; or (i) that any Plan’s adjusted funding target attainment percentage (as defined in Section 436 of the Internal Revenue Code) is less than 60 percent; or (j) the occurrence of any Foreign Plan Event.

“ERISA Group” shall mean, at any time, the Loan Parties and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Loan Parties, are treated as a single employer under Sections 414(b) and (c) of the Internal Revenue Code or Sections 414(m) or (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA.

“Erroneous Payment” shall have the meaning assigned to it in Section 9.14.

“Erroneous Payment Impacted Class” shall have the meaning assigned to it in Section 9.14.

“Erroneous Payment Return Deficiency” shall have the meaning assigned to it in Section 9.14.

“Erroneous Payment Subrogation Rights” shall have the meaning assigned to it in Section 9.14.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” shall refer to the lawful currency of the Participating Member States.

“Event of Default” shall mean any of the events described in Section 8.1 and referred to therein as an “Event of Default.”

“Excluded Jurisdiction” shall mean Argentina, Chile, China, Columbia, India, Mexico, Pakistan, Russia, Taiwan, Turkey, Venezuela, the United Arab Emirates and any jurisdiction which is a Sanctioned Jurisdiction.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on, or measured by, the net income (however denominated) of such Recipient as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof), (ii) all net income, franchise and branch profits Taxes that would not have been imposed but for such Recipient having a past or present connection with the jurisdiction imposing such Taxes other than entering into this Agreement or any other Loan Document and performing its obligations, receiving payments, enforcing its rights or engaging in any other transaction pursuant to this Agreement or any other Loan Document, (iii) U.S.

withholding Taxes imposed under FATCA, (iv) Taxes attributable to such Recipient’s failure to comply with Section 4.7.7 and (v) Luxembourg withholding Taxes imposed on amounts payable to or on account of any Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.4.2) after the Closing Date or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Cash Pool Arrangements” shall have the meaning given to such term in Exhibit 1.6.

“Existing Credit Agreement” shall mean the Fourth Amended and Restated Credit Agreement, dated as of September 2, 2021 (as amended by the First Amendment, dated as of May 9, 2022), among the Company and certain of Subsidiaries, the lenders party thereto and PNC Bank, National Association, as administrative agent.

“Existing German Indebtedness” shall mean all Indebtedness of Gernsbach outstanding immediately prior to the Closing Date.

“Existing Permitted Supply Chain Finance Agreements” shall mean (a) that certain Master Receivables Purchase Acceptance Letter, dated December 28, 2017, between Glatfelter Gatineau Ltée and JPMorgan Chase Bank, N.A. relating to the sale of accounts receivable due from The Procter & Gamble Company and/or its affiliates, (b) that certain Online Supplier Agreement, dated June 7, 2017, between Glatfelter Composite Fibers NA, Inc. and ING Bank N.V. relating to the sale of accounts receivable due from Keurig Green Mountain, Inc. and/or its affiliates and (c) that certain Supplier Agreement, dated March 3, 2021, between Glatfelter Composite Fibers NA, Inc. and Citibank, N.A., its branches and subsidiaries and affiliates relating to the sale of accounts receivable due from Avery Dennison Corporation and/or its affiliates, including, in each case, any master terms and conditions and pricing schedules related thereto.

“Existing Term Loan Indebtedness” shall mean all Indebtedness outstanding immediately prior to the Closing Date under the term loan facility under the Existing Credit Agreement.

“Expiration Date” shall mean March 23, 2029.

“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Official Bodies and implementing such Sections of the Internal Revenue Code.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%, with .005% being rounded up) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Federal Funds Effective Rate as determined above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Foreign Collateral Documents” shall have the meaning given to such term in Section 1.6.3(i).

“Foreign Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the Closing Date among the Administrative Agent, the RCF Collateral Agent, the Borrower, each other Foreign Loan Party, PHG Tea Leaves, Inc., each intragroup lender of each Foreign Loan Party and each other party from time to time party thereto.

“Foreign Loan Party” shall mean any Loan Party which is incorporated, registered or otherwise organized under the Laws of a jurisdiction other than the United States (or a political subdivision thereof) or Canada (or any province or territory thereof).

“Foreign Material Subsidiary” shall mean (a) a Foreign Loan Party, (b) any Foreign Subsidiary holding shares in a Foreign Loan Party, other than Glatfelter Holding (Denmark) A/S and (c) any Foreign Subsidiary which has earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA) representing 5.0% or more of Consolidated EBITDA or which has consolidated assets representing 5.0% or more of the consolidated assets of the Company and its Foreign Subsidiaries (calculated on a consolidated basis); provided that such 5% thresholds shall be increased to 7.5% for any Foreign Subsidiary not located in a Perfection Jurisdiction.

“Foreign Non-Loan Party Subsidiary” shall mean a Foreign Subsidiary that is a Non-Loan Party Subsidiary.

“Foreign Plan” shall mean (a) with respect to Canada, a Canadian Pension Plan and (b) with respect to any jurisdiction outside of the United States or Canada, any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any Subsidiary with respect to employees employed outside the United States (other than any governmental arrangement).

“Foreign Plan Event” shall mean (A) with respect to a Canadian Pension Plan, a Canadian Pension Event, and (B) with respect to any Foreign Plan (other than a Canadian Pension Plan), (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign

Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (c) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.

“Foreign Security Jurisdiction” shall mean each jurisdiction (other than the United States and Canada or any province or territory thereof) which is not an Excluded Jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary of the Company (other than a U.S. Subsidiary or a Canadian Subsidiary).

“Fox River OU2-5 Environmental Charges Event” shall mean the date on which both the following events shall have occurred:

(i)            the Loan Parties incur any charge described in the definition of “Permitted EBITDA Add Backs” related to the Fox River site, Wisconsin, OU2-5 (if the Loan Parties incur more than one such charge, this clause (i) refers only to the first such charge), and

(ii)            the Loan Parties incur Indebtedness to finance the payment of the charge referred to in clause (i) of this definition (if the Loan Parties incur Indebtedness on more than one occasion to finance such payment, this clause (ii) refers only to the first such incurrence).

“Fox River OU2-5 Related Debt” shall mean the amount of Indebtedness referred to in clause (ii) of the definition of Fox River OU2-5 Environmental Charges Event.

“Free Cash Flow” shall mean cash flow from operations as indicated on the Company’s consolidated cash flow statement (determined in accordance with GAAP and excluding changes in operating assets and liabilities) minus Capital Expenditures minus the PIK Amount (if applicable).

“GAAP” shall mean generally accepted accounting principles as are in effect in the United States from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

“GAAP Objection Notice” shall have the meaning assigned to that term in Section 1.3.

“German Guarantor” shall mean each Guarantor incorporated or, as applicable, established and existing under the Laws of Germany.

“Gernsbach” shall mean Glatfelter Gernsbach GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany, having its business address at Hördener Strasse 3-7, 76593 Gernsbach, Germany, and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Mannheim under HRB 530244.

“Guarantor” or “Guarantors” shall mean each of the parties to this Agreement which is designated as a “Guarantor” on the signature pages to this Agreement and each other Person which joins this Agreement as a Guarantor after the date hereof pursuant to Section 7.1.10 and executes a Guarantor Joinder.

“Guarantor Threshold Test” shall have the meaning assigned to such term in Section 7.1.10(c).

“Guarantor Joinder” shall mean a joinder by a Person as a Guarantor under this Agreement and the Guaranty Agreement in substantially the form of Exhibit 1.1(G)(1).

“Guaranty” of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Guaranty Agreement” shall mean the Guaranty and Suretyship Agreement in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors party thereto (and each party that has joined the same via a Guarantor Joinder) to the Administrative Agent for the benefit of the Lenders.

“Hedge Liabilities” shall have the meaning assigned to the term “Hedge Liabilities” in the RCF Credit Agreement.

“Historical Statements” shall have the meaning assigned to that term in Section 5.1.8.1.

“ICC” shall have the meaning assigned to that term in Section 10.8.

“Indebtedness” shall mean, without duplication, as to any Person at any time in respect of: (i) borrowed money, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) net reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device: (A) in the case of any such agreement that has been closed out, in an amount equal to the termination value thereof, and (B) in the case of any such agreement that has not been closed out, in an amount equal to the mark to market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such agreements, (v) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than ninety (90) days past due), (vi) the outstanding amount of any Permitted Accounts Receivable Program, or (vii) any Guaranty of Indebtedness referred to in clauses (i) through (v) above.

“Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

“Information” shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries.

“Insolvency Proceeding” shall mean, with respect to any Person, (i) a case, action or proceeding with respect to such Person (A) before any court or any other Official Body under any bankruptcy, insolvency, examinership, reorganization or other similar Law now or hereafter in effect, or (B) for the appointment of a receiver, liquidator, examiner, assignee, custodian, trustee, sequestrator, conservator or similar official of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up, examinership or relief of such Person, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

“Intellectual Property” is defined in Section 5.1.14.

“Intercreditor Agreements” shall mean the Domestic Intercreditor Agreement and the Foreign Intercreditor Agreement.

“Interest” shall have the meaning assigned to it in Section 3.1(a).

“Interest Payment Date” shall mean (i) the last day of each Interest Period and (ii) the Expiration Date or upon acceleration of the Loans, in each case, a Business Day; provided, that if such date is not a Business Day, then it shall be the immediately following Business Day.

“Interest Period” shall mean three Months.

“Interest Rate, Currency and Commodity Hedge” shall mean (i) an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreement, (ii) a foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency, or (iii) a futures contract, option contract, commodity hedge, synthetic cap or similar arrangement, in each case entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower, the Guarantors and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness and fluctuations in currency values and commodity prices, as the case may be.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“IRS” shall mean the United States Internal Revenue Service.

“ISP98” shall have the meaning specified in Section 10.8.

“Junior Debt” shall having the meaning assigned to such term in Section 7.2.19.

“Junior Financing Documentation” shall mean any documentation governing any Junior Debt.

“Junior Debt Repayment” shall have the meaning assigned to such term in Section 7.2.19.

“Labor Contracts” shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party or Subsidiary of a Loan Party and its employees.

“Law” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award or any settlement agreement with any Official Body.

“Lenders” shall mean the financial institutions named on Schedule 1.1(A), their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

“Lender Parties” shall mean the Administrative Agent and the Lenders; each a “Lender Party”.

“Lending Office” shall mean the office designated as such by a Lender on Schedule 1.1(A).

“Lien” shall mean any mortgage, land charge (Grundschuld), assignment (Zession) or transfer (Übereignung) for security purposes, deed of trust, pledge, lien, security interest, charge, hypothec or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, transfer for security purposes, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (including any (extended) retention of title arrangements (verlaengerter Eigentumsvorbehalt) relating to such asset) (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“LLC Interests” shall have the meaning given to such term in Section 5.1.2.

“Loan Documents” shall mean this Agreement, the Notes, the Administrative Agent’s Letter, the Guaranty Agreement, the Collateral Documents, the Intercreditor Agreements and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loan Request” shall have the meaning given to such term in Section 2.4.

“Loans” shall mean, collectively, and “Loan” shall mean the Term Loans.

“Luxembourg” shall mean the Grand Duchy of Luxembourg.

“Luxembourg Loan Parties” shall mean the Borrower and each Guarantor incorporated and existing under the Laws of Luxembourg.

“Make-Whole Amount” shall mean an amount equal to the sum of (a) the present value (calculated as provided below) as of such prepayment date of the sum of all remaining interest payments that would have accrued or been due on the Loans repaid from the date of prepayment through and including the date that is eighteen (18) months after the Closing Date (assuming that for such period the Loans will bear interest at the Applicable Rate in cash) assuming that such Loans were to remain outstanding through the date that is eighteen (18) months after the Closing Date, with such present value being computed using an annual discount rate equal to the Treasury Rate as of the applicable prepayment date plus 0.50%, and (b) 5.50% of the principal amount of such Loans being repaid as of such prepayment date.

“Maltese Guarantor” shall mean each Guarantor incorporated and existing under the Laws of Malta.

“Material Adverse Change” shall mean any set of circumstances or events which (i) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition or results of operations of the Loan Parties taken as a whole, (ii) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties, taken as a whole, to duly and punctually pay or perform their Indebtedness, or (iii) impairs materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

“Material Subsidiary” shall mean each Subsidiary of the Company that has assets at the most recently ended fiscal year, or revenues during the most recently ended fiscal year, comprising 5% or more of the consolidated assets of the Company and its Subsidiaries at such time, or of the consolidated revenues of the Company and its Subsidiaries during such fiscal year, as the case may be; provided that pro forma impact of acquisitions, divestitures and the creation and dissolution of Subsidiaries shall be taken into account, as determined by the Company in its reasonable judgment. As of the Closing Date, each “Material Subsidiary” of the Company is listed on Schedule 1.1(B).

“Month”, with respect to an Interest Period, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” shall mean any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Loan

Parties or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five plan years, has made or had an obligation to make such contributions provided that “Multiemployer Plan” shall exclude any Canadian Pension Plan and any Canadian MEPP.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including the Loan Parties or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

“Non-Consenting Lender” shall have the meaning assigned to that term in Section 10.1.4.

“Non-Loan Party Subsidiary” shall mean a Subsidiary of the Company which is not required to be a Guarantor and has not opted to become a Guarantor pursuant to Section 7.2.9 and/or Section 7.1.10.

“Notes” shall mean the Term Loan Notes.

“Notice of Change in GAAP” shall have the meaning assigned to that term in Section 1.3.

“Notices” shall have the meaning assigned to that term in Section 10.6.

“Obligation” shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Administrative Agent’s Letter or any other Loan Document, whether to the Administrative Agent, any of the Lenders or their Affiliates or other Persons provided for under such Loan Documents and (ii) any Erroneous Payment Subrogation Rights.

“Official Body” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting regulatory capital rules or standards (including the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Original Currency” shall have the meaning assigned to such term in Section 4.10.1.

“Other Currency” shall have the meaning assigned to such term in Section 4.10.1.

“Other Taxes” shall have the meaning assigned to such term in Section 4.7.2.

“Participant” has the meaning specified in Section 10.11.4.

“Participant Register” shall have the meaning specified in Section 10.11.4.

“Participating Member State” shall mean any member State of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Partnership Interests” shall have the meaning given to such term in Section 5.1.2.

“Payment Blockage Event” shall mean any Second Lien Payment Blockage Event (as defined in the Foreign Intercreditor Agreement) or any Second Priority Payment Blockage Event (as defined in the Domestic Intercreditor Agreement).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Perfection Jurisdiction” shall mean the jurisdictions of Germany, Luxembourg, England & Wales, Scotland and Northern Ireland, Malta and Switzerland.

“Perfection Requirements” shall mean the making or procuring of appropriate registrations, filings, endorsements, notarisations, intimations, stamping and/or notifications of the Foreign Collateral Documents and/or the Lien expressed to be created under the Foreign Collateral Documents determined by the legal advisers to the Lenders to be necessary in any relevant jurisdiction for the enforceability, validity or production in evidence of the relevant Foreign Collateral Document.

“Permitted Accounts Receivable Program” shall mean an accounts receivables securitization program pursuant to the Accounts Receivable Facility Documents and provided that (i) no such program shall be permitted commencing on May 1, 2022 through December 31, 2025, (ii) the aggregate principal amount thereof does not exceed $150,000,000, (iii) on the effective date of such program and after giving effect to such program and related transactions to occur on such effective date, there shall exist no Event of Default or Potential Default, and (iv) the Company shall have delivered to the Administrative Agent a certificate from a Responsible Officer certifying that the foregoing conditions have been met.

“Permitted Acquisitions” shall have the meaning assigned to such term in Section 7.2.6(ii).

“Permitted EBITDA Add Back” shall mean, to the extent such expenses or charges are deducted in the computation of net income of the Company during the period specified, with appropriate adjustments for the tax effects of such add-backs, expenses or charges incurred by the Company or any of its Subsidiaries in connection with environmental response and remediation, the presence of contamination, natural resource damages or reimbursement of the EPA for incurred costs at the Fox River site, Wisconsin, OU2-5, provided that the total amount of such charges incurred during the term of this Agreement may not exceed $80,000,000.

“Permitted Investments” shall mean:

(i)            direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(ii)           shares of any money market mutual fund rated at least AAA by Standard & Poor’s or at least Aaa by Moody’s;

(iii)          commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s on the date of acquisition;

(iv)          demand deposits or time deposits maturing within one year from the date of creation, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any domestic commercial bank whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s, or P-1 or the equivalent or better by Moody’s, on the date of acquisition;

(v)           repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (iii) and (iv) above entered into with any financial institution meeting the qualifications specified in clause (iv) above;

(vi)          in the case of any Foreign Subsidiary, (a) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized or incorporated and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), (b) investments of the type and maturity described in clauses (i) through (v) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (c) investments of the type and maturity described in clauses (i) through (v) above of foreign obligors (or the parents of such obligors), which investments of obligors (or the parents of such obligors) are not rated as provided in such clauses or in clause (b) above but which are, in the reasonable judgment of the Company and the Borrower, comparable in investment quality to such investments and obligors (or the parents of such obligors);

(vii)         Interest Rate, Currency and Commodity Hedges and Other Lender-Provided Financial Service Products (as defined in the RCF Loan Documents) otherwise permitted hereunder; provided that Other-Lender Provided Financial Service Products shall be in the ordinary course of business and consistent with past practice;

(viii)        investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; and

(ix)          investments made in the ordinary course of business and consistent with past practice under or arising out of Cash Management Agreements or under or arising out of cash management agreements with any other RCF Lenders.

“Permitted Liens” shall mean:

(i)            Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii)           Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs, other than: (A) any Lien imposed by ERISA; (B) any Lien arising under applicable Canadian federal or provincial pension benefit standards legislation, other than inchoate Liens for (x) amounts required to be remitted but not yet due, or (y) inadvertent or immaterial contribution arrears that are corrected without penalty within twenty (20) Business Days of a Loan Party becoming aware of them; and (C) any Liens created for purposes of insolvency protection under section 8a German Part Time Retirement Act (Altersteilzeitgesetz) and section 7e of the German Social Security Code IV (SGB IV) or any successor provisions;

(iii)          Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv)         Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money or as security for Hedge Liabilities or margining related to Interest Rate, Currency and Commodity Hedges) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v)           Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi)          Liens, security interests and mortgages in favor of the Administrative Agent, for the benefit of the Lenders and their Affiliates, securing the Obligations;

(vii)         Liens on property leased by any Loan Party or Subsidiary of a Loan Party under finance and operating leases permitted in Section 7.2.1 securing obligations of such Loan Party or Subsidiary to the lessor under such leases and any Liens given to any tenant, occupant or licensee in the ordinary course of business which do not (i) interfere in any material respect with the business of the Company and its Subsidiaries or (ii) secure any Indebtedness;

(viii)       Any Lien existing on the Closing Date and described on Schedule 1.1(C), provided that no additional assets become subject to such Lien and the Indebtedness, if any, secured thereby is permitted under Section 7.2.1;

(ix)          Liens on tangible property (or any improvement thereon) acquired or constructed by the Company or any Subsidiary after the Closing Date to secure Indebtedness of the Company or such Subsidiary incurred in connection with such improvement, acquisition or construction; provided that:

(1)            no such Lien shall extend to or cover any Property other than the property (or improvement thereon) being acquired or constructed; and

(2)            the principal amount of the Indebtedness secured by any such Lien, together with the aggregate principal amount of all other Indebtedness secured by Liens on such Property, shall not exceed the lesser of (A) an amount equal to the fair market value of such property so improved, acquired or constructed and (B) the cost to the Company or such Subsidiary of such property (or improvement thereon) so acquired or constructed.

(x)           Purchase Money Security Interests so long as the underlying Indebtedness is permitted in Section 7.2.1(v);

(xi)          The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within sixty (60) days of entry, and in either case they do not materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1)            Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party or Subsidiary maintains such reserves or other appropriate provisions as shall be required by GAAP;

(2)            Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3)            Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; and

(4)            Liens resulting from final judgments or orders described in Section 8.1.7;

(xii)         Any Liens that arise or are deemed to arise under a Permitted Accounts Receivable Program, so long as they comply with Section 7.2.18;

(xiii)        Bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposits in one or more accounts maintained by any Loan Party or any Subsidiary arising in the ordinary course of business from netting services, overdraft protection, cash management obligations and otherwise in connection with the maintenance of deposit, securities and commodities accounts and any Lien arising under the general terms and conditions (Allgemeine Geschäftsbedingungen) of banks or other financial institutions, including for the avoidance of doubt, savings banks (Sparkassen) in Germany, with whom a Loan Party or any Subsidiary maintains a banking relationship in the ordinary course of business and credit balances of members of the Group (including cash pooling or similar arrangements);

(xiv)        Liens securing Indebtedness (including Indebtedness in connection with or to finance a Permitted Acquisition, to the extent such Indebtedness is permitted under Section 7.2.1) in an aggregate amount outstanding not to exceed $75,000,000 at any time; provided that, on or after May 1, 2022 and prior to December 31, 2025, not more than $25,000,000 in the aggregate of such Indebtedness may be secured; provided that no such Liens shall be on the Collateral and this clause (xiv) shall be limited to Liens on assets acquired pursuant to a Permitted Acquisition;

(xv)         Any interest or title of a lessor or sublessor under any leases or subleases entered into by any Loan Party or any Subsidiary in the ordinary course of business, and any Liens to secure amounts payable (but not delinquent) in respect of any real estate leased or licensed by a member of the Group;

(xvi)        Liens securing obligations in respect of trade-related letters of credit, trade-related bank guarantees or similar trade-related obligations and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(xvii)       Leases or subleases, licenses or sublicenses (including with respect to Intellectual Property and software), granted to or from others in the ordinary course of business and not interfering in any material and adverse respect with the business of the Loan Parties and the Subsidiaries, taken as a whole;

(xviii)      Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

(xix)        Liens arising from precautionary Uniform Commercial Code financing statements or similar or analogous financing statements in any jurisdiction or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(xx)         Liens on equity interests of any joint venture (x) securing obligations of such joint venture or (y) pursuant to the relevant joint venture agreement or arrangement;

(xxi)        Any Liens that arise or are deemed to arise under a Permitted Supply Chain Finance Program; provided, that such Liens are limited to the accounts receivable, invoices, documents and supporting obligations that are subject to such Permitted Supply Chain Finance Program and the proceeds of the same;

(xxii)       Liens securing the Obligations in accordance with Section 1.6;

(xxiii)       any Lien arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Loan Party or any Subsidiary in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by a Loan Party or any Subsidiary;

(xxiv)      any Lien arising by operation of German law and in the ordinary course of trading;

(xxv)       subject to the Intercreditor Agreements, Liens on the Collateral securing Indebtedness incurred pursuant to Section 7.2.1(ix); and

(xxvi)      any Lien over a Property located in Germany the granting/creation of which cannot be prohibited under section 1136 of the German Civil Code (Bürgerliches Gesetzbuch).

“Permitted Revolving Indebtedness” shall mean any Indebtedness of the Company and its Subsidiaries that refinances any of the Indebtedness under the RCF Agreement (any such Indebtedness so refinanced, the “Original Indebtedness”, and any such refinancing Indebtedness,

“Refinancing Indebtedness”); provided that, (i) any prepayment premium, call protection, exit fee or other similar fees or amounts payable under such Refinancing Indebtedness shall not be greater than the amount of call protection payable hereunder, (ii) the final maturity date of such Refinancing Indebtedness shall not be earlier than the Expiration Date, (iii) such Refinancing Indebtedness shall not be guaranteed by any person other than the Borrower and the Guarantors, (iv) such Refinancing Indebtedness shall not be secured by any Lien on assets of the Company or any Subsidiary, other than the Collateral and, to the extent secured, shall be subject to the Intercreditor Agreements and shall have the same ranking as the debt being refinanced, and (v) such Refinancing Indebtedness shall not provide for scheduled principal payments prior to the RCF Expiration Date or the final maturity date of such Refinancing Indebtedness (other than amortization payments not to exceed 1% per year).

“Permitted Supply Chain Finance Program” shall mean (a) each of the Existing Permitted Supply Chain Finance Agreements and (b) any and all other agreements or facilities entered into by the Company or any Subsidiary of the Company with a customer of the Company or such Subsidiary for the purpose of effectuating the purchase of its accounts receivable for cash consideration by a financial institution in the ordinary course of business; provided; however that commencing on May 1, 2022 through and including December 31, 2025 no such other agreement or facility shall be entered into unless the same is entered into in the ordinary course of business and consistent with past practice and provided further that any such other agreement or facility entered into during such period shall have overall economic terms similar to, and no less favorable to the Loan Parties than, the economic terms in the Existing Permitted Supply Chain Finance Agreements unless otherwise agreed to by the Administrative Agent in its sole discretion. For the avoidance of doubt, no Permitted Supply Chain Finance Program can be a Permitted Accounts Receivable Program.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

“PIK Amount” has the meaning assigned to such term in Section 3.1(b).

“PIK Applicable Rate” shall mean 5.00%.

“PIK Interest” has the meaning assigned to such term in Section 3.1(b).

“PIK Interest Election” has the meaning assigned to such term in Section 3.1(c).

“PIK Interest Period” has the meaning assigned to such term in Section 3.1(b).

“PIK Interest Portion” has the meaning assigned to such term in Section 3.1(a).

“PIK Interest Termination Date” shall mean the date that is 24 months after the Closing Date.

“Plan” shall mean at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under

Section 412 or Section 430 of the Internal Revenue Code and either (i) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a Multiple Employer Plan or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years. Notwithstanding the foregoing, “Plan” shall exclude any Canadian Pension Plan and any Canadian MEPP.

“Potential Default” shall mean any event or condition which with notice, passage of time, or both, would (unless cured or waived) constitute an Event of Default.

“PPSA” shall mean the Personal Property Security Act (Ontario) and the regulations and Minister’s Orders thereunder, as from time to time in effect; provided, that if attachment, perfection or priority of the Administrative Agent’s Liens in any Collateral are governed by the personal property security laws of any Canadian jurisdiction other than Ontario, PPSA means those personal property security laws in such other jurisdiction (including, in the case of Québec, the Civil Code of Québec and the regulations thereunder) for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Principal Account” shall mean the deposit account of the Administrative Agent as set forth in writing by the Administrative Agent to the Lenders and the Borrower from time to time.

“Prior Term Loan Facility” shall have the meaning assigned to the term “Prior Term Loan Facility” in the RCF Credit Agreement.

“Prohibited Transaction” shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither a statutory, regulatory, individual nor a class exemption has been issued by the United States Department of Labor.

“Project Eagle” shall mean the Company’s profitability enhancement plan disclosed to the Lenders prior to the date hereof.

“Project Jupiter Acquisition” shall mean the acquisition, pursuant to the Project Jupiter Share Purchase Agreement, by PHG Tea Leaves, Inc., a Subsidiary of the Company, of 100% of the total share capital of PMM Holding (Luxembourg) AG, the parent of Jacob Holm & Sons AG, from Ammon AG.

“Project Jupiter Acquisition Indebtedness” shall mean Indebtedness in an aggregate principal amount not to exceed $550,000,000 incurred by the Company and one or more Guarantors to finance the Project Jupiter Transactions, whether such Indebtedness is incurred simultaneously with, or prior to, the Project Jupiter Closing Date.

“Project Jupiter Closing Date” shall mean the date on which the Project Jupiter Acquisition closes.

“Project Jupiter Share Purchase Agreement” shall mean that certain Share Purchase Agreement, dated as of July 22, 2021, between Ammon AG and PHG Tea Leaves, Inc., as such agreement may be amended, supplemented or otherwise modified from time to time in a manner that is not materially adverse to the interests of the Lenders in their capacity as such.

“Project Jupiter Transactions” shall mean the Project Jupiter Acquisition, the incurrence of Project Jupiter Acquisition Indebtedness and the refinancing of certain indebtedness in connection therewith (including Loans) and the payment of fees, expenses and transaction costs associated therewith.

“Property” shall mean all real property, both owned and leased, of any Loan Party or Subsidiary of a Loan Party.

“PSC Register” shall mean a PSC register within the meaning of section 790C(10) of the UK Companies Act 2006.

“PSC Registrable Person” shall mean a “registrable person” or “registrable relevant legal entity” within the meaning of section 790C(4) and (8) of the UK Companies Act 2006.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Security Interest” shall mean Liens upon tangible personal property securing Indebtedness to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property, provided that such security interest does not encumber any asset not thereby purchased, and provided further that such security interest does not secure obligations in excess of such purchase price or deferred payments.

“Purchasing Lender” shall mean a Lender which becomes a party to this Agreement by executing an Assignment and Assumption Agreement.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning set forth in Section 10.23.

“Ratable Share” shall mean:

(i)            with respect to a Lender’s obligation to make Term Loans and receive payments, interest, and fees related thereto, the proportion that such Lender’s Term Loans (or, prior to the date on which the Term Loans have been made, such Lender’s Term Loan Commitment) bears to the Term Loans of all of the Lenders (or, prior to the date on which the Term Loans have been made, the aggregate amount of the Term Loan Commitments).

(ii)           with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Term Loan (or, prior to the date on which the Term Loans have been made, such Lender’s Term Loan Commitment), by (ii) the sum of the aggregate amount of the Term Loans (or, prior to the date on which the Term Loans have been made, the aggregate amount of the Term Loan Commitments) of all Lenders; provided however in the case of Section 2.13 when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

“RCF Administrative Agent” shall have the meaning assigned to the term “Administrative Agent” in the RCF Credit Agreement.

“RCF Amendment” shall mean the Second Amendment, dated as of March 30, 2023, among the Company, the RCF Administrative Agent, the lenders party thereto and the other parties party thereto.

“RCF Collateral Agent” shall have the meaning assigned to the term “Collateral Agent” in the RCF Credit Agreement.

“RCF Collateral Documents” shall have the meaning assigned to the term “Collateral Documents” in the RCF Credit Agreement.

“RCF Credit Agreement” shall mean the Existing Credit Agreement as amended by the RCF Amendment.

“RCF Expiration Date” shall have the meaning assigned to the term “Expiration Date” in the RCF Credit Agreement as in effect on the Closing Date.

“RCF Lenders” shall have the meaning assigned to the term “Lenders” in the RCF Credit Agreement.

“RCF Loan Documents” shall have the meaning assigned to the term “Loan Documents” in the RCF Credit Agreement.

“RCF Loan Party” shall have the meaning assigned to the term “Loan Party” in the RCF Credit Agreement.

“RCF Priority Collateral” shall mean all Collateral owned by the Domestic Guarantors (other than the Specified Collateral).

“RCS” shall mean the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg).

“Receivables Entity” shall have the meaning assigned to such term in Section 7.2.18.

“Recipient” shall mean (i) the Administrative Agent and (ii) any Lender, as applicable.

“Recovery Event” shall mean with respect to any asset, any of the following: (i) any loss, destruction or damage of such asset; or (ii) any actual condemnation, seizure or taking, by exercise or the power of eminent domain or expropriation or otherwise, of such asset, or confiscation of such asset or the requisition of the use of such asset.

“Refinancing” shall mean the repayment of (i) the Existing Term Loan Indebtedness and (ii) the Existing German Indebtedness.

“Register” shall have the meaning assigned to that term in Section 10.11.3.

“Regulated Substances” shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” or “regulated substance” or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated by Environmental Laws.

“Regulation U” shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relief Proceeding” shall mean any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, examinership, reorganization or other similar Law now or hereafter in effect, or for the appointment of a receiver, liquidator, examiner, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up, examinership or liquidation of its affairs, or an assignment for the benefit of its creditors.

“Reportable Compliance Event” shall mean that (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or has actual knowledge of facts or circumstances to the effect that it is reasonably and objectively likely that any aspect of its operations is in actual violation of any Anti-Terrorism Law or Anti-Corruption Law; or (b) any Collateral becomes Embargoed Property.

“Reportable Event” shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan (unless the notice requirement has been waived by the PBGC).

“Required Environmental Notices” shall mean all notices, reports, plans, forms or other filings which pursuant to Environmental Laws, Required Environmental Permits or at the request or direction of an Official Body either must be submitted to an Official Body or which otherwise must be maintained.

“Required Environmental Permits” shall mean all permits, licenses, bonds, consents, programs, approvals or authorizations required under Environmental Laws to own, occupy or maintain the Property or which otherwise are required for the operations and business activities of the Borrower or Guarantors.

“Required Lenders” shall mean Lenders (other than any Defaulting Lender) having greater than 50% of the aggregate outstanding amount of the Term Loans.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” with respect to any Person, the chief executive officer, director, president, treasurer, secretary or the chief or principal financial or accounting officer of such Person. Unless otherwise qualified, all references to “Responsible Officer” in this Agreement shall refer to a “Responsible Officer” of a Loan Party. For the avoidance of doubt, any managing director (Geschäftsführer) of the German Loan Parties should also qualify as a Responsible Officer.

“Restricted Payment” shall mean (i) any dividend or distribution by a Loan Party on or in respect of its capital stock or to the direct or indirect holders of its capital stock (except dividends or distributions payable solely in such capital stock or in options, warrants or other rights to purchase such capital stock and except dividends or distributions payable to the Company or another Loan Party) or (ii) purchase, redemption or other acquisition or retirement for value of any capital stock of the Company or (iii) any payment on, purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement for value, prior to any scheduled final maturity (other than regularly scheduled or required payments of principal), of any other Indebtedness that is subordinate or junior in right of payment to the Obligations.

“Sanctioned Jurisdiction” shall mean a country, territory or region that is the target or subject of a comprehensive sanctions program maintained under any Anti-Terrorism Law (currently, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea, Kherson, and Zaporizhzhia regions of Ukraine).

“Sanctioned Person” shall mean (a)  a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State, including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the Laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; (d) a Person that is the subject of sanctions maintained by the Government of Canada; or (e) a Person that is the subject of sanctions imposed by any Official Body of a jurisdiction whose Laws apply to this Agreement.

“SEC” shall mean the Securities and Exchange Commission or any governmental agencies substituted therefor.

“Second Amendment Closing Date” shall have the meaning assigned to the term “Second Amendment Closing Date” in the RCF Credit Agreement.

“Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (A) Consolidated Total Secured Debt on such date to (B) Consolidated Adjusted EBITDA for the four fiscal quarters then ended.

“Secured Parties” shall have the meaning assigned to such term in the Collateral Documents.

“Security Principles” shall have the meaning assigned to such term in Section 1.6(a)

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Specified Collateral” shall mean any Equity Interests in a Foreign Loan Party that is owned by a Domestic Loan Party. As of the Closing Date, the Specified Collateral is listed on Schedule 1.1(E).

“Specified Collateral Documents” shall mean any security agreements, pledge agreements, intellectual property security agreements or other similar agreements, instruments or documents entered into by a Domestic Loan Party with respect to the Specified Collateral.

“Specified Entity” each of (i) Glatfelter Caerphilly Ltd, a private limited company incorporated in England and Wales with registered number 05285231 and (ii) Glatfelter Ober-Schmitten GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany, having its business address at Rhönstrasse 13, 63667 Nidda, Germany, and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Friedberg under HRB 4785.

“Specified Entity Sale End Date” shall mean the date that is 365 days after the Closing Date.

“Specified Entity Sales” shall mean the sale or divestiture of a Specified Entity, so long as such entity is sold to a third party prior to the Specified Entity Sale End Date.

“Specified Entity Sale Prepayment” shall have the meaning assigned to such term in Section 4.4.1(c).

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with the Permitted Accounts Receivable Program which are reasonably customary in an accounts receivable securitization transaction at the time of consummation of such transaction.

“Subordinated Intercompany Note” shall mean the Intercompany Subordinated Note, dated as the Closing Date, substantially in the form of Exhibit 1.1(S).

“Subsidiary” of any Person at any time shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a manager or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled by such Person or one or more of such Person’s Subsidiaries or (v) any subsidiary withing the meaning of Section 17 of the German Stock Corporation Act (Aktiengesetz).

“Supported QFC” shall have the meaning set forth in Section 10.23.

“Swiss Collateral Documents” shall mean any Collateral Document governed by the laws of Switzerland.

“Swiss Federal Tax Administration” shall mean the federal tax administration office within the federal department of finance of the Swiss Confederation (Eidgenössische Steuerverwaltung (ESTV)) as referred to in article 34 of the Swiss Withholding Tax Act.

“Swiss Guarantor” shall mean each Guarantor incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to article 9 of the Swiss Withholding Tax Act.

“Swiss Principal Transactions” shall mean the unwinding of the existing toll manufacturing arrangements with Glatfelter Sontara Old Hickory, Inc. and Glatfelter Sontara Asturias S.A.U. and the transfer of the inventory and related assets of Glatfelter Sontara Switzerland AG to Glatfelter Sontara Old Hickory, Inc. and Glatfelter Sontara Asturias S.A.U.

“Swiss Withholding Tax” shall mean taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” shall mean the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Taxes” shall have the meaning assigned to such term in Section 4.7.1.

“Term Loan” shall have the meaning assigned to such term in Section 2.1.

“Term Loan Facility” shall mean the facility comprised of the Term Loan Commitments.

“Term Priority Collateral” shall mean (i) all Collateral that is owned by the Foreign Loan Parties and (ii) the Specified Collateral.

“Term Loan Commitment” shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(A) in the column labeled “Amount of Commitment for Term Loans” and “Term Loan Commitments” shall mean the aggregate Term Loan Commitments of all of the Lenders.

“Term Loan Note” shall mean the Term Loan Note of the Borrower in substantially the form of Exhibit 1.1(T) evidencing the Term Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

“Transferor Lender” shall mean the selling Lender pursuant to an Assignment and Assumption Agreement.

“Treasury Rate” shall mean, for any date on which the Make-Whole Amount is paid (the “Make-Whole Repayment Date”), the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the Make-Whole Repayment Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Make-Whole Repayment Date to the date that is eighteen (18) months after the Closing Date; provided, however, that if the period from the Make-Whole Repayment Date to the date that is eighteen (18) months after the Closing Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Make-Whole Repayment Date to the date that is eighteen (18) months after the Closing Date is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“UCP” shall have the meaning assigned to such term in Section 10.8.

“UK Companies Act 2006” shall mean the Companies Act 2006 as in force in England and Wales from time to time.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Guarantor” shall mean each Guarantor incorporated and existing under the Laws of England & Wales, Scotland or Northern Ireland.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Guarantor” shall mean any Guarantor that is the Company or a U.S. Subsidiary.

“U.S. IP Security Agreement” shall mean the Patent, Trademark and Copyright Security Agreement, dated as of the Closing Date, executed and delivered by the Company, and each other U.S. Guarantor to the Administrative Agent for the benefit of the Lenders and any other Patent, Trademark and Copyright Security Agreement entered into from time to time by a U.S. Guarantor to the Administrative Agent for the benefit of the Lenders.

“U.S. Mortgages” shall mean each deed of trust, mortgage or other similar instrument granting a Lien in real property now or hereafter executed and delivered to the Administrative Agent for the benefit of the Lenders.

“U.S. Pledge Agreement” shall mean the Pledge Agreement, dated as of the Closing Date, executed and delivered by the Company and each other U.S. Guarantor (and each party that has joined the same via a joinder agreement) to the Administrative Agent for the benefit of the Lenders.

“U.S. Security Agreement” shall mean the Security Agreement, dated as of the Closing Date, executed and delivered by the Company and each U.S. Guarantor (and each party that has joined the same via a joinder agreement) to the Administrative Agent for the benefit of the Lenders.

“U.S. Special Resolution Regimes” shall have the meaning set forth in Section 10.23.

“U.S. Subsidiary” shall mean any Subsidiary of the Company that is organized under the Laws of the United States, a State thereof, or the District of Columbia.

“Voided Payment” shall have the meaning assigned to that term in Section 10.10.

“Voting Participant” shall have the meaning assigned to that term in Section 10.11.4.

“Voting Participant Notice” shall have the meaning assigned to that term in Section 10.11.4.

“Website Posting” shall have the meaning assigned to that term in Section 10.6.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2          Construction.

Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

1.2.1            Number; Inclusion.

References to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including without limitation”;

1.2.2            Determination.

References to “determination” of or by the Administrative Agent or the Lenders shall be deemed to include good-faith estimates by the Administrative Agent or the Lenders (in the case of quantitative determinations) and good-faith judgment by the Administrative Agent or the Lenders (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

1.2.3            Administrative Agent’s Discretion and Consent.

Whenever the Administrative Agent or the Lenders are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith;

1.2.4            Documents Taken as a Whole.

The words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

1.2.5            Headings.

The Section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

1.2.6            Implied References to this Agreement.

Article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

1.2.7            Persons.

Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

1.2.8            Modifications to Documents.

Reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

1.2.9            From, To and Through.

Relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”;

1.2.10            Shall; Will.

References to “shall” and “will” are intended to have the same meaning; and

1.2.11            Québec Matters.

For purposes of any assets, liabilities or entities located in the Province of Québec, for any Collateral charged by any hypothec and for all other purposes pursuant to which the interpretation or construction of this Agreement or any other Loan Documents may be subject to the Laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the Uniform Commercial Code or a Personal Property Security Act shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatory”, (k) “construction liens” shall include “legal hypothecs” in favor of Persons having taken part in construction or renovation of an immovable; (l) “joint and several” shall include “solidary”; (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; (n) “beneficial ownership” shall include “ownership on behalf of another as mandatory”; (o) “easement” shall include “servitude”; (p) “priority” shall include “prior claim” or “rank”, as applicable; (q) “survey” shall include “certificate of location and plan”; (r) “state” shall include “province”; (s) “fee simple title” shall include “absolute ownership” and “ownership (including ownership under a right of superficies)”; (t) “accounts” shall include “claims” and “monetary claims”; (u) “guarantee” and “guarantor” should include “suretyship” and “surety”, respectively; (v) “foreclosure” shall include “the exercise of a hypothecary right of taking in payment”; (w) “leasehold interest” shall include “rights resulting from a lease”; (x) “lease” shall include a “leasing contract (crédit-bail)”; and (y) “deposit account” shall include a “financial account” as defined in Article 2713.6 of the Civil Code of Québec. For the purposes of the Canadian Collateral Documents drafted, in whole or in part, in the French language, the parties hereto agree that the French expression “Convention de crédit” shall mean and refer to this Agreement and the French expression “Cas de défaut” shall mean and refer to “Event of Default” (as defined in this Agreement). The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein (other than any Canadian Collateral Document drafted, in whole or in part, in the French language and any related registration forms) be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit (à l’exception de tout document de sûreté canadien rédigé, en totalité ou en partie, en langue française ainsi que les formulaires de publication qui s’y rapportent) soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

1.2.12            Luxembourg Matters.

For purposes of any assets, liabilities or entities located in Luxembourg, in all Loan Document where it relates to a person incorporated or having its centre of main interests in Luxembourg and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the Laws of Luxembourg or a court or tribunal exercising jurisdiction in Luxembourg, (a) a "moratorium of any indebtedness", "winding up", "administration" or "dissolution" shall include, without limitation, any procedure or proceeding in relation to an entity becoming bankrupt (faillite), insolvency, voluntary or judicial liquidation, composition with creditors (concordat préventif de la faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation or any other similar proceedings affecting the rights of creditors generally under Luxembourg law, and shall be construed so as to include any equivalent or analogous liquidation or reorganization proceedings, (b) an "agent" shall include, without limitation, a "mandataire", (c) a "liquidator", "receiver", "administrator" or the like shall include, without limitation, a juge délégué, commissaire, juge-commissaire liquidateur or curateur or any other person performing the same function of each of the foregoing, (d) an obligation that is "matured" shall include, without limitation, any exigible, certaine and liquid obligation and (e) "security" or a "security interest" shall include, without limitation, any hypothèque, nantissement, gage, privilège, accord de transfert de propriété à titre de garantie, gage sur fonds de commerce, droit de rétention or sûreté réelle whatsoever whether granted or arising by operation of law, and (f) a person being "unable to pay its debts" shall include, without limitation, that person being in a state of cessation of payments (cessation de paiements).

1.2.13            Swiss Terms.

In this Agreement, where it relates to a Foreign Loan Party that has its registered office in Switzerland and is registered with the competent commercial register in Switzerland and unless the contrary intention appears, a reference to:

(i)            a “winding up”, “administration” or “dissolution” (and each of these terms) includes any action taken by a competent authority or court in connection with the opening of bankruptcy proceedings (Konkursverfahren) or (provisional) composition proceedings (Nachlassverfahren) pursuant to the DEBA or where a competent court closes the bankruptcy proceedings for reason of insufficiency of its funds to implement such proceedings (Einstellung des Konkursverfahrens mangels Aktiven));

(ii)            a person being “insolvent” or “bankrupt” includes that person being unable to pay its debt (zahlungsunfähig) within the meaning of article 191 DEBA;

(iii)            a “receiver”, “liquidator”, “administrator”, "administrative receiver” includes any Konkursamt, (ausseramtliche) Konkursverwaltung, Sachwalter or Liquidator;

(iv)            a “director” includes any statutory legal representative(s), any member of the management (Geschäftsführer/Direktor) or any member of the board of directors (Verwaltungsrat).

1.3         Accounting Principles.

Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided that all accounting terms used in Sections 7.2.15 and 7.2.16 (and all defined terms used in the definition of any accounting term used in Sections 7.2.15 and 7.2.16) shall have the meaning given to such terms (and defined terms)

under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the annual statements referred to in Section 7.3.2, including, for the avoidance of doubt, calculations of Consolidated Total Secured Debt consistent with the presentation of the components thereof in such annual financial statements. If the Company notifies the Administrative Agent and the Lenders in writing (“Notice of Change in GAAP”) that the Company requests an amendment to any financial or accounting provision or any related defined term and/or the defined term Secured Leverage Ratio for purposes of interest determinations to eliminate the effect of, or give effect to, any change occurring after the Closing Date to GAAP or in the application thereof on the operation of such financial or accounting provision and/or interest determinations, unless the Administrative Agent (on its behalf or as directed in writing by the Required Lenders) shall have objected (“GAAP Objection Notice”) to such request within 15 Business Days after receipt of such Notice of Change in GAAP, the relevant financial and accounting provisions or ratios shall be calculated in accordance with GAAP as reflected in such Notice of Change in GAAP on the date of such Notice of Change in GAAP to the Administrative Agent and the Lenders and each Lender and the Administrative Agent hereby specifically consents to the implementation of such change hereunder upon the foregoing terms. In the event the Administrative Agent shall have delivered a GAAP Objection Notice to the Company, the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial or accounting provision or the defined term Secured Leverage Ratio for purposes of interest determinations in a manner that would give effect to such change hereunder determined in accordance with the Company’s financial statements at that time.

1.4          Currency Calculations.

All financial statements and Compliance Certificates shall be set forth in Dollars. For purposes of preparing the financial statements, calculating financial covenants and determining compliance with covenants expressed in Dollars, Optional Currencies shall be converted to Dollars in accordance with GAAP.

1.5          Divisions.

For all purposes under this Agreement and the other Loan Documents, in connection with any division or plan of division under Delaware Law (or any comparable event under a different jurisdiction’s Laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.6          Security Interest.

1.6.1            Domestic Guarantor Security.

Effective on the Closing Date:

(i)            (a) the Obligations shall be secured in accordance with the security principles set forth on Exhibit 1.6 (the “Security Principles”); provided however that, notwithstanding anything to the contrary set forth in the Security Principles, the Administrative Agent shall determine the value of taking real property as collateral and may decline to do so in their discretion (acting at the direction of the Required Lenders), (b) subject to the Security Principles (and the exclusions and limitations set forth therein), the Domestic Guarantors and the Administrative Agent shall enter into the Domestic Collateral Documents and (c) the Administrative Agent shall also serve as the collateral agent; and

(ii)            notwithstanding anything to the contrary, (1) the Domestic Guarantors and the Administrative Agent are hereby authorized, without the consent of any Lender or other party to any Loan Document, to amend and modify this Agreement and enter into, amend and modify any other Loan Document and any Collateral Document, in each case as may be necessary, or in the reasonable opinion of the Company and the Administrative Agent, appropriate, in order to secure the Obligations of the Domestic Guarantors and to otherwise give effect to this Section 1.6.1 and (2) any Domestic Subsidiary that is required to become a Guarantor pursuant to Section 7.1.10 shall within the time period set forth in Section 7.1.10(a) join or enter into (x) the applicable Collateral Documents to comply with the Security Principles and (y) the Domestic Intercreditor Agreement.

1.6.2            Other Collateral Issues.

To the extent that any real property is required to be provided as Collateral as provided for herein, the Administrative Agent reserves the right (with notice to the Company), in their discretion (acting at the direction of the Required Lenders) and in consultation with the Company, to require customary real estate due diligence items to be delivered by the applicable Domestic Guarantors (all of which shall be at the cost of the Company or the applicable Domestic Guarantor) in connection with taking mortgages on any such real property which may include, but not be limited to: title searches, title insurance policies, surveys, and environmental reports, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders).

1.6.3            Foreign Loan Party Security.

(i)            (a) Effective on the Closing Date, the Obligations shall be secured in accordance with the Security Principles set forth on Exhibit 1.6; provided however that, notwithstanding anything to the contrary set forth in the Security Principles, the Administrative Agent shall determine the value of taking real property as collateral and may decline to do so in their discretion (acting at the direction of the Required Lenders), (b) subject to the Security Principles (and the exclusions and limitations set forth therein), the Foreign Loan Parties (and, in the case of the Specified Collateral, the applicable Domestic Loan Party) and/or the Administrative Agent (as applicable) shall enter into security agreements, pledge agreements, intellectual property security agreements or other similar agreements, instruments or documents (collectively, the “Foreign Collateral Documents” (which, for the avoidance of doubt, shall include the Specified Collateral Documents)) that create or purport to create and, as applicable, perfect a Lien in favor of the Lender Parties or the Administrative Agent for its benefit and for the benefit of other Lender Parties, and (c) the Administrative Agent shall also serve as the collateral agent; and

(ii)            notwithstanding anything to the contrary, (1) the Company, the other Foreign Loan Parties and the Administrative Agent (acting on the directions of the Required Lenders) are hereby authorized, without the consent of any Lender or other party to any Loan Document, to amend and modify this Agreement and enter into, amend and further modify any other Loan Document and any Foreign Collateral Document, in each case as may be necessary, or in the reasonable opinion of the Company, any other Foreign Loan Party and the Administrative Agent, appropriate, in order to secure the Obligations of the Foreign Loan Parties and to otherwise give effect to this Section 1.6.3 and (2) any Foreign Subsidiary that is required to become a Guarantor pursuant to Section 7.1.10, shall within the time period set forth in Section 7.1.10(b) join or enter into (x) the applicable Collateral Documents to comply with the Security Principles and (y) the Foreign Intercreditor Agreement.

2.            Term Loan Facility

2.1          Term Loan Commitment.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender holding any Term Loan Commitment severally agrees to make a term loan (the “Term Loans”) in Euros to the Borrower on the Closing Date in such principal amount not exceeding such Lender’s Term Loan Commitment. The Term Loan Commitments are not revolving credit commitments, and the Borrower shall not have the right to borrow, repay and reborrow new funds under this Section 2.1.

The Term Loan Commitments shall automatically terminate upon the funding of the Term Loans on the Closing Date.

2.2          [Reserved].

2.3          [Reserved].

2.4          Loan Requests.

Except as otherwise provided herein, the Borrower shall request the Lenders to make Term Loans, by delivering to the Administrative Agent, not later than 11:00 a.m., New York time, three (3) Business Days prior to the proposed Borrowing Date a duly completed request therefor substantially in the form of Exhibit 2.4 (a “Loan Request”). The Loan Request shall be irrevocable and shall specify the proposed Borrowing Date, (ii) the aggregate amount of the proposed Term Loans (expressed in Euros), and (iii) Borrower’s wire information.

2.5          Making Term Loans; Presumptions by the Administrative Agent.

2.5.1            Making Term Loans.

Promptly after receipt by the Administrative Agent of a Loan Request pursuant to Section 2.4, the Administrative Agent shall notify the Lenders of its receipt of such Loan Request specifying: (i) the proposed Borrowing Date and the time and method of disbursement of the Term Loans requested thereby; (ii) the amount of such Term Loans; and (iii) the apportionment among the Lenders of such Term Loans as determined by the Administrative Agent in accordance with Section 2.15. Each Lender shall on the Borrowing Date by not later than 12:00 pm New York City time (or such later time agreed to by the Administrative Agent in its discretion), remit the principal amount of each Term Loan in Euros to the Principal Account by wire transfer in immediately available funds to Administrative Agent, and, upon receipt of all requested funds, the Administrative Agent shall, subject to Section 6.2, wire such funds in Euros and like funds to the account set forth by Borrower in the Loan Request, provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may, but shall have no obligation, elect, in its sole discretion, to fund with its own funds, including funds in Euros, the Term Loan of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.5.3. Unless otherwise provided in this Agreement or agreed to by the Administrative Agent (acting at the direction of the Required Lenders) and the Company, each Term Loan shall be repaid or prepaid in Euros.

2.5.2            [Reserved].

2.5.3            Presumptions by the Administrative Agent.

Unless the Administrative Agent shall have received written notice from a Lender prior to the close of business the day before the Borrowing Date, that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available in the applicable currency on such date in accordance with Section 2.5.1 and may, but shall have no obligation to, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available in the applicable currency to the Administrative Agent, then the Administrative Agent shall be entitled to recover such amount on demand from such Lender (or if such Lender fails to pay such amount forthwith upon such demand, from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Administrative Agent recovers such amount, at the interest rate applicable to Term Loans. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.5.4            [Reserved.]

2.5.5            [Reserved.]

2.5.6            [Reserved.]

2.6          [Reserved.]

2.7          [Reserved.]

2.8          Use of Proceeds.

The proceeds of the Term Loans shall be used to (i) to repay the Existing Term Loan Indebtedness and the Existing German Indebtedness and (ii) for general corporate purposes of the Company and its Subsidiaries, including financing working capital and Permitted Acquisitions.

2.9          [Reserved.]

2.10        [Reserved.]

2.11        [Reserved.]

2.12        [Reserved.]

2.13        Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)            [reserved.]

(ii)            the Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(iii)            [reserved.]

(iv)            [reserved.]

In the event that the Administrative Agent and the Borrower agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto; provided, however, that except to the extent otherwise expressly agreed in writing by the affected parties, no change hereunder from Defaulting Lender to non-defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.14        [Reserved].

2.15        Nature of Lender's Obligations with Respect to Term Loans; Term Loan Repayment Terms.

(a)            The obligations of each Lender to make Term Loans to the Borrower shall be in the proportion that such Lender’s Term Loan Commitment bears to the Term Loan Commitments of all the Lenders, but each Lender’s aggregate advance with respect to the Term Loans to the Borrower shall never exceed its Term Loan Commitment.  The failure of any Lender to make such advance with respect to the Term Loan shall not relieve any other Lender of its obligations to make an advance with respect to the Term Loan nor shall it impose any additional liability on any other Lender hereunder.  The principal amount of the Term Loans shall be due and payable on the Expiration Date. Notwithstanding anything contained herein to the contrary, the entire amount of principal of and interest on the Term Loans shall be repaid in Euros.

(b)            The obligations of the Borrower to repay the aggregate unpaid principal amount of the Term Loans made to it by each Lender, together with interest thereon, shall be evidenced by this Agreement and, to the extent requested pursuant to Section 4.11, a Term Loan Note dated the Closing Date payable to the order of such Lender in a face amount equal to the Term Loan Commitment of such Lender.

3.            Interest Rates

3.1          Interest Rate.

(a)            The unpaid principal amount of Term Loans shall bear interest at a fixed rate per annum (computed on the basis of a year of 360 days, as the case may be, and actual days elapsed, provided that, if the market practice differs from the foregoing at any time for loans made in Euros, in accordance with such market practice) equal to the Applicable Rate (the “Interest”; the portion of the Interest calculated based on the PIK Applicable Rate component of the Applicable Rate, the “PIK Interest Portion”).

(b)            In accordance with clause (c) below, the Borrower may elect, prior to the commencement of an Interest Period (any such Interest Period for which the Borrower makes a PIK Interest Election, a “PIK Interest Period”), that the PIK Interest Portion be payable in kind by capitalizing such interest and increasing the outstanding principal amount of such Term Loans on the last day of such PIK Interest Period (such amount, the “PIK Amount” and such interest accrued and capitalized under this clause (b), “PIK Interest”). For the avoidance of doubt, (i) the Borrower shall pay in cash on the Interest Payment Date for such PIK Interest Period an amount equal to the difference between the total Interest that would be due in cash on such Interest Payment Date minus the PIK Amount for such PIK Interest Period, (ii) any Interest accruing after the PIK Interest Termination Date, shall be paid in cash on the applicable Interest Payment Date, and (iii) all interest accruing pursuant to Section 3.3 shall be paid in cash.

(c)            Prior to the PIK Interest Termination Date, prior to the commencement of each Interest Period, the Borrower may elect the form of interest payment with respect to the Loans by delivering a written notice (the “PIK Interest Election”) to the Administrative

Agent, not later than 11:00 a.m., New York City time, six (6) Business Days prior to the commencement of any such Interest Period. Each PIK Interest Election shall provide the relevant interest payment date applicable to such PIK Interest Election; provided that no PIK Interest Period may end after the PIK Interest Termination Date.

(d)            Accrued interest (other than PIK Interest, which shall be governed by Sections 3.1(b) and (c)) on each Loan shall be payable in cash in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to Section 3.3 shall be payable in cash on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable in cash on the date of such repayment or prepayment.

3.1.1            [Reserved].

3.2          [Reserved].

3.3          Interest After Default.

To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:

3.3.1             Interest Rate. The rate of interest for each Loan otherwise applicable pursuant to Section 3.1 shall at the request of the Administrative Agent (acting at the direction of the Required Lenders) be increased, by 2.00% per annum; and

3.3.2            Other Obligations.

Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest set forth in Section 3.1(a) plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is paid in full.

3.3.3            Acknowledgment.

The Borrower acknowledges that the increase in rates referred to in this Section 3.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrower upon demand by the Administrative Agent (acting at the direction of the Required Lenders).

3.4          [Reserved.]

3.5          [Reserved].

3.6          [Reserved.]

3.7          Canadian Interest Act Disclosure.

For purposes of the Interest Act (Canada): (i) whenever any interest or fee under this Agreement is calculated on the basis of a period of time other than a calendar year, such rate used in such calculation, when expressed as an annual rate, is equivalent to (x) such rate, multiplied by (y) the actual number of days in the calendar year in which the period for which such interest or fee is calculated ends, and divided by (z) the number of days in such period of time, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields and the parties acknowledge that they are capable of making the calculations necessary to compare such rates.

3.8          Canadian Usury Provision.

If any provision of this Agreement would oblige a Canadian Guarantor to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by Law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)            first, by reducing the amount or rate of interest; and

(ii)            thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

3.9          [Reserved].

3.10        Swiss Minimum Interest.

(i)            By entering into this Agreement, the parties hereto have assumed in bona fide that any interest payable hereunder is not and will not become subject to any deduction on account of Swiss Withholding Taxes. Nevertheless, if a deduction on account of Swiss Withholding Taxes is required by Swiss law to be made by a Loan Party in respect of any interest payable under any Loan Document and should it be unlawful for such Loan Party to comply with Section 4.7.1 below for any reason, then:

(a)            the applicable interest rate in relation to that interest payment shall be (A) the interest rate which would have applied to that interest payment (as provided for in this Section 3 in the absence of this sub-paragraph (a), divided by (B) one minus the rate at which the relevant deduction on account of Swiss Withholding Taxes is required to be made (where the rate at which the relevant deduction on account of Swiss Withholding Taxes is required to be made is for this purpose expressed as a fraction of one rather than as percentage); and

(b)            the Loan Party shall (A) pay the relevant interest at the adjusted rate in accordance with sub-paragraph (a) above and (B) make the deduction on account of Swiss Withholding Taxes on the interest so recalculated; and

(c)            all references to a rate of interest under this Agreement shall be construed accordingly.

(ii)            To the extent that interest or a fee payable by a Loan Party under any Loan Document becomes subject to Swiss Withholding Tax, the Administrative Agent and the Loan Parties shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the competent Tax authority) to the extent possible and necessary for the relevant Loan Party to obtain authorisation to make interest/fee payments without them being subject to Swiss Withholding Tax or to allow the Lender Parties to prepare claims for the refund of any Swiss Withholding Tax so deducted.

4.            Payments

4.1          Payments.

All payments and prepayments to be made in respect of principal, interest, Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 1:00 p.m., New York City time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature (other than withholding, if applicable, pursuant to Section 4.7.1), and an action therefor shall immediately accrue. Such payments shall be made by wire transfer in immediately available funds to the Principal Account of the Administrative Agent for the ratable accounts of the Lenders with respect to the Term Loans in Euros, and upon receipt of all funds, the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.” All payments of principal and interest made in respect of the Loans must be repaid in Euros.

4.2          Pro Rata Treatment of Lenders.

Each borrowing of Term Loans shall be allocated to each Lender according to its Ratable Share, and each payment or prepayment by the Borrower with respect to principal, interest, or other fees (except for the Administrative Agent’s Fee) or amounts due from the Borrower hereunder to the Lenders with respect to the Loans, shall be made in proportion to the applicable Loans outstanding from each Lender and, if no such Loans are then outstanding, in proportion to the Ratable Share, as applicable of each Lender.

4.3          Interest Payment Dates.

Subject to Section 3.1, Interest on Loans shall be due and payable in arrears in Euros on each Interest Payment Date for those Loans or upon acceleration of the Notes. Interest on mandatory prepayments of principal under Section 4.5 shall be made in Euros and shall be due on the date such mandatory prepayment is due in cash. Subject to Section 3.1, Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable in Euros on demand after such principal amount or other monetary Obligation becomes due and payable.

4.4          Voluntary Prepayments; Replacement of Lender; Change of Lending Office.

4.4.1            Right to Prepay.

(a)            The Borrower shall have the right, at its option and at any time, from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 4.4.1(c), Section 4.4.2, Section 4.6.1, Section 4.8 or Section 4.9) in Euros;

(b)            Whenever the Borrower desires to prepay any part of the Loans, the Borrower (or the Borrower Agent, on behalf of the Borrower) shall provide a written prepayment notice to the Administrative Agent by 1:00 p.m. New York City time at least four (4) Business Days prior to the date of prepayment of the Term Loans, setting forth the following information:

(A)            the date, which shall be a Business Day, on which the proposed prepayment is to be made; and

(B)            the total principal amount of such prepayment, which shall not be less than €1,000,000 or such lesser amount as may be outstanding and in whole multiples of €1,000,000.

All prepayment notices shall be irrevocable; provided, that such prepayment obligation may be conditioned on the occurrence of any subsequent event (including a change of control, refinancing transaction or Permitted Acquisition or other investment). The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made in the currency in which such Loans was made. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 4.8. Prepayments shall be made in Euros unless otherwise agreed by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower.

(c)            Notwithstanding the foregoing, with respect to the net cash proceeds of any Specified Entity Sale or other asset sales, the Borrower shall have the option to (i) prepay the Term Loans in an amount not to exceed €50,000,000 in the aggregate, together with a prepayment premium of 5.50% of the principal amount of Term Loans prepaid (the “Specified Entity Sale Prepayment”) or (ii) reinvest such net cash proceeds in compliance with Section 4.5.2 and, if applicable, in compliance with Section 7.2.4 and Section 7.2.5.

4.4.2            Mitigation Obligations; Replacement of a Lender.

In the event any Lender (i) [reserved], (ii) requests compensation under Section 4.6.1, or requires the Borrower to pay any Indemnified Taxes or additional amount to any

Lender or any Official Body for the account of any Lender pursuant to Section 4.7, (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 10.1 (any occurrence under the foregoing clauses (i) through (v) being referred to in this Section 4.4.2 as a “Defaulting Lender Event”), then the Borrower may, in its discretion and at its sole expense, within ninety (90) days after the occurrence of the applicable Defaulting Lender Event (and if there are multiple Defaulting Lender Events, within ninety (90) days of the first such Defaulting Lender Event to occur), upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.11), all of its interests, rights (other than existing rights to payments pursuant to Section 4.6 or 4.7) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.11;

(ii)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)            in the case of any such assignment resulting from a claim for compensation under Section 4.6 or payments required to be made pursuant to Section 4.7, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)            such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Notwithstanding the foregoing, a replacement of the Administrative Agent may only be effectuated pursuant to Section 9.10.

In connection with the Borrower’s exercise of its rights under this Section 4.4.2, the Term Loan Commitment of the applicable Defaulting Lender may be assigned to one or more of the remaining Lenders (who are not then Defaulting Lenders) or an acceptable new bank(s) or financial institution(s) which shall be approved by the Administrative Agent in its reasonable discretion without unreasonable delay. Each new lender that has been assigned a Term Loan Commitment in connection therewith shall join this Agreement as a Lender by providing the Administrative Agent with all requested “know your customer” documentation, to include an Admin Details Form and an IRS Form W-9 or such other applicable IRS Form, and entering into a bank joinder and assumption agreement in form and substance reasonably satisfactory to the Administrative Agent, setting forth the Term Loan Commitment of such new lender, pursuant to which such new lender will become a Lender as of the effective date thereof.

4.4.3            Change of Lending Office.

If any Lender requests compensation under Section 4.6.1, or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to this Agreement, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Agreement, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.

4.5          Mandatory Prepayments.

4.5.1            Notice to Administrative Agent.

(a)            Whenever the Borrower is required to make a mandatory prepayment of any part of the Loans, the Borrower Agent shall provide a written prepayment notice to the Administrative Agent by 1:00 p.m. New York City time at least four (4) Business Days prior to the date of the mandatory prepayment of the Term Loans, setting forth the following information:

(A)            the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(B)            the total principal amount of such mandatory prepayment; and

(C)            the subsection of this Section 4.5 pursuant to which such mandatory prepayment is being made.

All mandatory prepayment notices may be conditional, and such notices shall set forth the applicable conditions to the mandatory prepayment, if any. The principal amount of the Loans for which a mandatory prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such mandatory prepayment notice as the date on which the proposed prepayment is to be made in the currency in which such Loans was made. Any mandatory prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 4.8. Mandatory prepayments shall be made in Euros unless otherwise agreed by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower Agent.

4.5.2            Sale of Assets.

Other than with respect to any Specified Entity Sales, within five (5) Business Days of a Foreign Loan Party’s receipt of cash proceeds from any sale or other disposition of assets that are Term Priority Collateral authorized by Section 7.2.7(v), 7.2.7(vi) and/or 7.2.7(vii), in each case resulting in net cash proceeds exceeding $25,000,000, the Borrower shall make a mandatory prepayment of the principal amount of Term Loans equal to such amount in excess of $25,000,000, together with accrued interest on such principal amount; provided that, if the Borrower Agent shall deliver a certificate of a Responsible Officer to the Administrative Agent setting forth the Borrower’s intent to reinvest such proceeds in assets useful in the business of the Company or any Subsidiary and, if applicable, in compliance with Section 7.2.4 and Section 7.2.5, within eighteen (18) months of the receipt of such proceeds, such proceeds, in an amount not to exceed $75,000,000 at any time, shall not be required to be applied to prepay the Term Loans except to the extent such proceeds are not so reinvested within such eighteen (18) month period; and provided further, however, that any net cash proceeds not so reinvested at the end of such eighteen (18) month period shall be immediately applied to the prepayment of the Term Loans as set forth in this Section 4.5.2; provided further that (i) net cash proceeds received by any Foreign Loan Party shall be reinvested in a Foreign Loan Party and (ii) net cash proceeds received by any Domestic Guarantors shall be reinvested in a Loan Party.

4.5.3            Issuance of Indebtedness.

Within five (5) Business Days of the receipt of net cash proceeds from any issuance of Indebtedness (other than Indebtedness permitted under Section 7.2.1), the Borrower shall make a mandatory prepayment of the principal amount of Term Loans equal to such net cash proceeds, together with accrued interest on such principal amount.

4.5.4            Recovery Event.

Within five (5) Business Days of the receipt of cash proceeds from any Recovery Event solely on account of Term Priority Collateral, resulting in net cash proceeds exceeding $25,000,000, the Borrower shall make a mandatory prepayment of the principal amount of Term Loans equal to such amount in excess of $25,000,000, together with accrued interest on such principal amount; provided that if the Borrower Agent shall deliver a certificate of a Responsible Officer to the Administrative Agent setting forth the Borrower’s intent to reinvest such proceeds in assets useful in the business of the Company or any Subsidiary and, if applicable, in compliance with Section 7.2.4 and Section 7.2.5, within eighteen (18) months of the receipt of such proceeds, in an amount not to exceed $75,000,000 at any time, such proceeds shall not be required to be applied to prepay the Term Loans except to the extent such proceeds are not so reinvested within such eighteen (18) month period; and provided further, however, that any net cash proceeds not so reinvested at the end of such eighteen (18) month period shall be immediately applied to the prepayment of the Term Loans as set forth in this Section 4.5.4; provided further that (i) net cash proceeds received by any Foreign Loan Party shall be reinvested in a Foreign Loan Party and (ii) net cash proceeds received by any Domestic Guarantors shall be reinvested in a Loan Party.

4.5.5            Application of Prepayments.

All prepayments pursuant to this Section 4.5 shall be applied to the payment of the principal amount of the Term Loans. In accordance with Section 4.8, the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments on any day other than the last day of the applicable Interest Period.

4.5.6            [Reserved.]

4.6          Increased Costs.

4.6.1            Increased Costs Generally.

If any Change in Law shall

(i)            impose, modify or deem applicable any reserve, liquidity, special deposit, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement, which is addressed separately in this Section 4.6);

(ii)            subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase by an amount such Lender deems to be material the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. Notwithstanding anything to the contrary contained in this Section 4.6.1, no Lender or other Recipient shall be permitted to make a claim to the Borrower under this Section 4.6.1. unless such Lender or other Recipient is making similar claims against other borrowers of such Lender or other Recipient to the extent such borrowers are similarly situated to the Borrower.

4.6.2            Capital Requirements.

If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing by an amount such Lender deems to be material the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity requirements), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. Notwithstanding anything to the contrary contained in this Section 4.6.2, no Lender or other Recipient shall be permitted to make a claim to any Borrower under this Section 4.6.2 unless such Lender or other Recipient is making similar claims against other borrowers of such Lender or other Recipient to the extent such borrowers are similarly situated to the Borrower.

4.6.3            Certificates for Reimbursement; Repayment of Outstanding Loans.

A certificate of a Lender setting forth in reasonable detail the basis for and the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 4.6.1 or 4.6.2 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

4.6.4            Delay in Requests.

Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required, subject to applicable Laws, to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

4.6.5            [Reserved.]

4.7          Taxes.

4.7.1            No Deductions.

(a)            All payments made to the Lenders and/or the Administrative Agent by or on account of any obligation of the Loan Parties hereunder and under each other Loan Document shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges, in each case, imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto (collectively, “Taxes”), unless such deduction is required by Law (and then subject to the following sentence). If a Loan Party or any applicable withholding agent shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note, (i) if such Taxes are Indemnified Taxes, the sum payable hereunder or under such Note shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.7.1) each Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Party or such withholding agent shall be entitled to make such deductions and (iii) the Loan Party or such withholding agent shall timely pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable Law.

(b)            [reserved];

(c)            [reserved]

4.7.2            Stamp Taxes.

In addition, the Loan Parties agree to pay any present or future stamp, court or documentary, intangible, recording or filing Taxes or other excise or property Taxes or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are (i) imposed as a result of a present or former connection between a Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan or Loan Document) and (ii) imposed with respect to an assignment (other than an assignment made pursuant to Section 4.4.2) (“Other Taxes”).

4.7.3            Indemnification for Taxes.

4.7.3.1            Taxes Paid by a Lender.

The Loan Parties shall indemnify each Lender for the full amount of Indemnified Taxes (including, without limitation, any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 4.7) paid by any Lender or required to be deducted from a payment to any Lender and any liability (including penalties, interest, and expenses, other than any penalties or interest resulting from the willful misconduct, gross negligence or fraud of such Lender) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted or imposed. This indemnification shall be made within 30 days from the date a Lender makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

4.7.3.2            Taxes Paid by Administrative Agent.

Each Lender shall severally indemnify the Administrative Agent, within 30 days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.11 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 4.7.3.2.

4.7.4            Certificate.

Within 30 days after the date of any payment of any Taxes by any Loan Party pursuant to this Section 4.7, such Loan Party shall notify the Lenders thereof, and thereafter furnish to the Administrative Agent and, if so requested by any Lender, furnish to such Lender, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof, if available, or, if not available, another reasonable form of confirmation of such payment.

4.7.5            [Reserved.]

4.7.6            Change of Lending Office, etc.

Any Person claiming any additional amounts payable pursuant to this Section 4.7 agrees to use reasonable efforts (consistent with any legal and regulatory restrictions) to file any document or certificate reasonably requested by the Borrower or change the jurisdiction of its Lending Office with respect to this Agreement, if the filing of such document or certificate, or the making of such a change, would avoid the need for, or reduce the amount of, any such additional amounts pursuant to this Section 4.7 that may thereafter accrue. Notwithstanding the foregoing, the filing of any document or certificate or change in Lending Office shall not be required if in the Lender’s reasonable judgment such completion, execution, submission or change would subject such Lender to any material unreimbursed cost or expense or would otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any filing or change in Lending Office.

4.7.7            Status of Lenders.

(i)            Each Lender shall deliver to the Borrower and the Administrative Agent, at the time it first becomes a Lender or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit payments hereunder to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to minimize any indemnification obligation under this Agreement or to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            [Reserved];

(iii)            Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

4.7.8            Treatment of Certain Refunds.

If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.7 (including by the payment of additional amounts pursuant to this Section 4.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.7 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party incurred in connection with obtaining such refund and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.7.8 (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 4.7.8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.7.8 the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

4.7.9            Survival.

Without prejudice to the survival of any other agreement of the parties hereunder, each party’s agreements and obligations contained in Section 4.7 shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder and shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender.

4.7.10            [Reserved.]

4.7.11            Maltese Tax.

Without prejudice to the aforementioned and notwithstanding anything else contained herein, for the purposes of the Income Tax Act (Chapter 123 of the Laws of Malta), the Lenders hereby confirm that they are not, nor have they been, engaged in trade or business in Malta through a permanent establishment situated therein.

4.8          Indemnity.

In addition to the compensation or payments required by Section 4.6 or Section 4.7, the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(i)            [reserved];

(ii)            attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.4 or notice relating to prepayments under Section 4.4, or

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

4.9          Prepayment Premium.

(a)            If prior to the three-year anniversary of the Closing Date any Call Premium Event occurs, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Lenders holding Loans, a fee equal to (A) if the applicable prepayment is made after the Closing Date and prior to the date that is eighteen (18) months after the Closing Date, the Make-Whole Amount, (B) if the applicable prepayment is made on or after the date that is eighteen (18) months after the Closing Date but prior to the third anniversary of the Closing Date, 5.50% of the amount of the Loans being so prepaid and (C) if the applicable prepayment is made on or after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date, 2.75% of the amount of the Loans being so prepaid. For the avoidance of doubt, the Borrower shall not be subject to the requirements of this Section 4.9(a) with respect to any such prepayment occurring on or after the fourth anniversary of the Closing Date, and with respect to any prepayment with proceeds of the Specified Entity Sales (which shall be governed by Section 4.4.1).

(b)            Payment of any Make-Whole Amount or other premium payable under Section 4.4.1(c) or 4.9(a), as applicable, above hereunder constitutes liquidated damages, not unmatured interest or a penalty, and the actual amount of damages to the Lenders as a result of the relevant prepayment or repayment would be impracticable and extremely difficult to ascertain. Accordingly, the Make-Whole Amount and such other premium, including any premium payable pursuant to Section 4.4.1(c) or 4.9(a) hereunder are provided by mutual agreement of the Borrower and the Lenders as a reasonable estimation and calculation of such actual lost profits and other actual damages of the Lenders. Without limiting the generality of the foregoing, it is understood and agreed that upon the occurrence of any Call Premium Event, any optional or mandatory prepayment of the Loans pursuant to Section 4 or repayment of the Loans following acceleration pursuant to Section 8 (including, for the avoidance of doubt, the acceleration of claims as a result of the commencement of a proceeding, by operation of law or as a result of an automatic acceleration thereunder), the Make-Whole Amount or such other premium payable pursuant to Section 4.9(b) shall be automatically and immediately due and payable as though any prepaid or repaid Loans were prepaid as of such date and shall constitute part of the Obligations secured by the Collateral. The Make-Whole Amount or such other premium payable pursuant to Section 4.9(a) shall also be automatically and immediately due and payable if the Loans are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means. THE BORROWER HEREBY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR OTHER LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING MAKE-WHOLE AMOUNT OR OTHER PREMIUM PAYABLE PURSUANT TO SECTION 4.4.1(c) or 4.9(a) OR IN CONNECTION WITH ANY SUCH EVENTS. The Borrower and the Loan Parties expressly agree (to the fullest extent it may lawfully do so) that with respect to the Make-Whole Amount or such other premium payable pursuant to Section 4.4.1(c) or 4.9(a), payable under the terms of this Agreement: (i) the Make-Whole Amount or such other premium, as applicable, is reasonable and is the product of an arm’s length transaction between sophisticated business parties, ably represented by counsel; (ii) the Make-Whole Amount or such other premium, as applicable, shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Make-Whole Amount or such other premium, including any premium payable pursuant to Section 4.4.1(c) or 4.9(a); and (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Loan Parties expressly acknowledge that their agreement to pay the Make-Whole Amount or such other premium, as applicable, as herein described is a material inducement to the Lenders to provide the Commitments and make the Loans.

4.10       Judgment Currency.

4.10.1            Currency Conversion Procedures for Judgments.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under a Note in any currency (the “Original Currency”) into another currency (the “Other Currency”), the rate of exchange used shall be that at which in accordance with normal banking procedures the applicable Lender could purchase the Other Currency with the Original Currency on the Business Day preceding that on which final judgment is given.

4.10.2          The obligation of the Borrower in respect of any sum due from the Borrower to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal lending procedures purchase the Original Currency with such Other Currency. With respect to the Administrative Agent, each Loan Party shall purchase the Other Currency with the Original Currency prior to disbursing such funds to the Administrative Agent. If the amount of the Original Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender, as the case may be, in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Original Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender, as the case may be, in the Original Currency, the

Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

4.11        Requests for Notes.

Upon the request of any Lender, the Loans made by such Lender may be evidenced by a Note (or Notes) and Borrower shall deliver such Note (or Notes) to the requesting Lender.

4.12        [Reserved.]

4.13        Borrower’s Agent.

The Borrower hereby designates the Company as its representative and agent (in such capacity, the “Borrower Agent”) under the Loan Documents, including for requests for Loans, delivery or receipt of communications, preparation and delivery of financial reports, and requests for waivers. The Borrower Agent hereby accepts such appointment. The Administrative Agent and the Lenders may give any notice or communication with the Borrower hereunder to the Borrower Agent on behalf of the Borrower. The Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Borrower Agent shall be binding upon and enforceable against it and the receipt by the Borrower Agent of any notice or communication hereunder from the Administrative Agent or the Lenders shall be deemed received by the Borrower.

5.            Representations and Warranties

5.1          Representations and Warranties.

The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

5.1.1            Organization and Qualification.

Each Loan Party and each Subsidiary of each Loan Party is a corporation, partnership or limited liability company duly organized or incorporated or, as applicable, established, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation (to the extent each such concept exists in the relevant jurisdiction), except where the failure to be in good standing would not result in a Material Adverse Change. Each Loan Party and each Subsidiary of each Loan Party has the power to own or lease its properties necessary for its business and to engage in the business it currently conducts or as of the Closing Date proposes to conduct, except where the failure to do so would not result in a Material Adverse Change.

5.1.2            Subsidiaries; Certificates of Beneficial Ownership.

Schedule 5.1.2 states as of the Closing Date or, if applicable, such later date as to which a version of such Schedule is updated in accordance with Section 5.3, the name of each of the Company’s Subsidiaries, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the “Subsidiary Shares”) and the owners thereof if it is a corporation, its outstanding partnership interests (the “Partnership Interests”) and the owners thereof if it is a partnership and its outstanding limited liability company interests, the owners thereof, interests assigned to managers thereof and the voting rights associated therewith (the “LLC Interests”) if it is a limited liability company. The Company and each Subsidiary of the Company have good and marketable title to all of the Subsidiary Shares, Partnership Interests and LLC Interests of any Material Subsidiary it purports to own, free and clear, in each case, of any Lien except for Permitted Liens. The Certificates of Beneficial Ownership executed and delivered to Administrative Agent and Lenders on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, are accurate, complete and correct as of the date hereof (or, if applicable, as of the date any such update is delivered). As of the Closing Date, no Loan Party other than Glatfelter Gatineau Ltée has a registered address or domicile that is located in Canada or has any tangible assets or place of business in Canada. As of the Closing Date, the registered address and domicile of Glatfelter Gatineau Ltée is located in the Province of Québec and Glatfelter Gatineau Ltée has no tangible assets or place of business other than in the Province of Québec and the Province of Ontario.

5.1.3            Power and Authority.

Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

5.1.4            Validity and Binding Effect.

This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws affecting the enforceability of creditors’ rights generally, general principles of equity (regardless of whether considered in a proceeding in equity or at law) or limiting the right of specific performance and (ii) solely in the case of any Foreign Collateral Document, the Perfection Requirements.

5.1.5            No Conflict.

Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, constitution, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of such Loan Party, (ii) any applicable Law, in any material respect, or (iii) any agreement or instrument relating to Indebtedness (including, but not limited to, the RCF Loan Documents (or any Permitted Revolving Indebtedness)) or any other agreement or instrument or order, writ, judgment, injunction or decree to which such Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, except as would not result in a Material Adverse Change or would result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of such Loan Party or any of its Subsidiaries (other than Liens, if any, granted under the Loan Documents and Permitted Liens).

5.1.6            Litigation.

Except as disclosed as of the Closing Date on Schedule 5.1.6 or, if applicable, such later date as to which a version of such Schedule is updated in accordance with Section 5.3, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, overtly threatened against any Loan Party or any Subsidiary of such Loan Party at law or equity before any Official Body which individually or in the aggregate would result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which would result in any Material Adverse Change.

5.1.7            Title to Properties.

Each Loan Party and each Subsidiary of each Loan Party has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases, except where the failure to do so would not result in any Material Adverse Change.

The sale or disposition of the non-operational German land plots disclosed to the Lenders prior to the Closing Date would not alter the operations of Gernsbach, as a whole, or the operations of the Gernsbach facility adjacent to the impacted German land.

5.1.8            Financial Statements.

5.1.8.1            Historical Statements.

The Company has delivered to the Administrative Agent copies of its audited consolidated year-end financial statements for and as of December 31, 2022 (collectively, “Historical Statements”). The Historical Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete in all material respects and fairly represent the consolidated financial condition of the Company as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied.

5.1.8.2            No Material Adverse Change.

Since December 31, 2022, no Material Adverse Change has occurred.

5.1.9            Use of Proceeds; Margin Stock.

5.1.9.1            General.

The Loan Parties intend to use Letters of Credit and the proceeds of the Loans in accordance with Section 2.8.

5.1.9.2            Margin Stock.

None of the Loan Parties engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the United States Federal Reserve System). No part of the proceeds of any Loan or any issuance of Letters of Credit has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the United States Federal Reserve System. Following application of the proceeds of each Loan, none of the Loan Parties holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of the Loan Parties and their Subsidiaries on a consolidated basis are or will be represented by margin stock.

5.1.10            Full Disclosure.

Neither this Agreement nor any other Loan Document, nor any certificate, written statement, agreement or other documents furnished in writing to the Administrative Agent or any Lender in connection herewith or therewith, contains any material misstatement of fact or omits to state any material fact necessary to make the statements contained herein and therein, when taken as a whole, in light of the circumstances under which they were made, not materially misleading; provided that with respect to projected financial information or any information concerning future proposed and intended activities of the Company and its Subsidiaries, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by the Company to be reasonable at the time (it being understood that such projections and information are forward looking statements which by their nature are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, and that actual results may differ, perhaps materially, from those expressed or implied in such forward looking statements, and no assurance can be given that the projections will be realized).

5.1.11            Taxes.

All material tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that (i) such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made and (ii) failure to make payment of said contested taxes, fees, assessments and other charges would not reasonably be expected to have a Material Adverse Change. Other than Permitted Liens, no Lien for Taxes or similar adverse claim has been filed, and no claim is being asserted in writing, with respect to any such Taxes. The Loan Parties are not required to make any Tax deduction from any payment under the Loan Documents, provided that no Lender is a Luxembourg resident individual under the Luxembourg law dated 23 December 2005 (the so-called Relibi Law). Each Loan Party is resident for Tax purposes only in its jurisdiction of incorporation or establishment and does not maintain any permanent establishment outside its jurisdiction of incorporation or establishment.

5.1.12            Consents and Approvals.

No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except as listed as of the Closing Date on Schedule 5.1.12 or, if applicable, such later date as to which a version of such Schedule is updated in accordance with Section 5.3, all of which shall have been obtained or made on or prior to the Closing Date except as otherwise indicated on Schedule 5.1.12.

5.1.13            No Event of Default.

No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default.

5.1.14            Patents, Trademarks, Copyrights, Licenses, Etc.

Each Loan Party and each Subsidiary of each Loan Party owns or possesses, or has the right to use, all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights (collectively, the “Intellectual Property”) necessary to own and operate its properties and to carry on its business as currently conducted and planned to be conducted by such Loan Party or Subsidiary as of the Closing Date, without known possible, alleged or actual conflict with the rights of others, except where the failure to do so would not result in a Material Adverse Change.

5.1.15            Insurance.

The Loan Parties maintain insurance with reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties and their Subsidiaries.

5.1.16            Compliance with Laws.

The Loan Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 5.1.21) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is currently, or intends as of the Closing Date to be, doing business except where the failure to do so would not constitute a Material Adverse Change.

5.1.17            Material Contracts; Burdensome Restrictions.

No default exists on the part of any Loan Party with respect to any of the material contracts filed or incorporated by reference in the Company’s Annual Report on form 10-K for the fiscal year ended December 31, 2022 except for any such default that, individually or in the aggregate, would not constitute a Material Adverse Change. No default exists on the part of any Loan Party with respect to the RCF Loan Documents (or any similar term pursuant to the documentation governing any Permitted Revolving Indebtedness).

5.1.18            Investment Companies; Regulated Entities.

None of the Loan Parties is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended. None of the Loan Parties or any Subsidiaries of any Loan Party is subject as a regulated entity to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

5.1.19            Plans and Benefit Arrangements.

Except to the extent that a Material Adverse Change would not result therefrom:

(i)          The Loan Parties are in compliance in all respects with any applicable provisions of ERISA, the Internal Revenue Code and other federal and state Laws with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan (other than a Multiple Employer Plan) or, to the best knowledge of the Loan Parties, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any liability of the Loan Parties. The Loan Parties and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan, a Multiple Employer Plan or any Canadian MEPP or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Loan Parties and each other member of the ERISA Group have fulfilled their obligations under the minimum funding standards of ERISA and the Internal Revenue Code. All Plans (other than Multiple Employer Plans) and Benefit Arrangements and, to the best knowledge of the Loan Parties, with respect to any Multiemployer Plan, Multiple Employer Plan or any Canadian MEPP, have been administered in accordance with their terms and applicable Law.

(ii)         No ERISA Event has occurred or is reasonably expected to occur.

(iii)        To the best of the Loan Parties’ knowledge, each Multiemployer Plan, Multiple Employer Plan and Canadian MEPP is able to pay benefits thereunder when due.

(iv)        No event requiring notice to the PBGC under Section 303(k)(4) of ERISA has occurred with respect to any Plan.

(v)         Neither the Loan Parties nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such

Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Loan Parties, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be terminated, within the meaning of Title IV of ERISA.

(vi)        To the extent that any Benefit Arrangement is insured, the Loan Parties have paid when due all premiums required to be paid for all periods through the Closing Date. To the extent that any Benefit Arrangement is funded other than with insurance, the Loan Parties have made when due all contributions required to be paid for all periods through the Closing Date.

(vii)       Neither any Loan Party nor any member of the ERISA Group has engaged in a transaction that would reasonably be expected to result in liability under Sections 4069 or 4212(c) of ERISA.

(viii)      Each Canadian Pension Plan is, and has been funded and administered in compliance with applicable Laws. The Canadian Pension Plans are duly registered under all applicable Canadian federal or provincial pension benefits standards legislation.

(ix)        All employer and employee payments, contributions and premiums required to be remitted, paid to or paid in respect of each Canadian Pension Plan have been paid or remitted in accordance with applicable Laws.

(x)          No Loan Party or Subsidiary thereof sponsors, maintains, administers or contributes to, or is required to contribute to, or has any liability or contingent liability, with respect to or under, any Canadian Defined Benefit Plan (whether existing, terminated or discontinued).

5.1.20            Employment Matters.

Each of the Loan Parties and each of their Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, except where the failure to comply would not constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or, to the knowledge of any Loan Party, threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case would constitute a Material Adverse Change.

5.1.21            Environmental Matters.

Except (a) as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, to the extent that reserves have been set aside as set forth in such statements, and provided that such matters would not result in a Material Adverse Change, or (b) except to the extent that a Material Adverse Change would not result therefrom:

(i)            None of the Loan Parties or their Subsidiaries has received, or has been overtly threatened with, any Environmental Complaint, whether directed or issued to such Loan Party or Subsidiary or relating or pertaining to any prior owner, operator or occupant of the Property.

(ii)           No activity of any Loan Party or any of its Subsidiaries at the Property is being or has been conducted in violation of any Environmental Law or Required Environmental Permit and to the knowledge of any Loan Party, no activity of any prior owner, operator or occupant of the Property was conducted in violation of any Environmental Law.

(iii)         To the knowledge of the Loan Parties or any of its Subsidiaries, there are no Regulated Substances present on, in, under, or emanating from, or to any Loan Party’s knowledge emanating to, the Property or any portion thereof which result in Contamination.

(iv)          Each Loan Party and their Subsidiaries has all Required Environmental Permits and all such Required Environmental Permits are in full force and effect.

(v)          Each Loan Party and their Subsidiaries has submitted to an Official Body and/or maintains, as appropriate, all Required Environmental Notices.

(vi)         No structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks located on the Property contain or use, except in compliance with Environmental Laws and Required Environmental Permits, Regulated Substances or otherwise are operated or maintained except in compliance with Environmental Laws and Required Environmental Permits.

(vii)        No portion of the Property is identified or to the knowledge of any Loan Party, proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation or remediation action by an Official Body, nor to the knowledge of any Loan Party is any portion of any property adjoining or in the near proximity of such portion of the Property identified or proposed to be identified on any such list.

(viii)       No lien or other encumbrance authorized by Environmental Laws exists against the Property, and the Loan Parties have no reason to believe that such a lien or encumbrance will be imposed.

5.1.22            Senior Debt Status.

The Obligations of each Loan Party under this Agreement, the Notes, the Guaranty Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party, except for obligations mandatorily preferred by law applying to companies generally. There is no Lien upon or with respect to any of the properties or income of any Loan Party or Subsidiary of any Loan Party which secures Indebtedness or other obligations of any Person except for Permitted Liens.

5.1.23            Anti-Terrorism Laws; Affected Financial Institutions.

(i)            No Covered Entity, nor, to the knowledge of the Company, any of their respective directors, officer, or employees is a Sanctioned Person, (ii) no Covered Entity, either in its own right or, to any Loan Party’s knowledge, through any third party, (a) has any of its assets in a Sanctioned Jurisdiction or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (b) does business in or with, or derives any of its income directly from investments in or transactions with, any Sanctioned Jurisdiction or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) will use any part of any of the proceeds of the Loans or any Letter of Credit to fund any operations in, finance or facilitate any investments or activities in, or, make any payments to, a Sanctioned Jurisdiction or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) each Covered Entity has instituted and maintains policies and procedures reasonably designed to promote, and which are reasonably expected to continue to promote, continued compliance with all Anti-Terrorism Laws in all material respects; and (iv) no Collateral is Embargoed Property. No Loan Party is an Affected Financial Institution.

The representations under this Section 5.1.23 are given by, or with respect to, any German Loan Party only to the extent that this does not result in violation of, or conflict with, Section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) or Council Regulation (EC) No. 2271/96 (as amended) or any similar anti-boycott statute.

The foregoing representations in this Section 5.1.23 shall not apply to any party hereto which Council Regulations (EC) 2271/96 (the “Blocking Regulation”) applies, if and only to the extent that such representations would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach or violation of (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law applicable in the United Kingdom.

5.1.24            Delivery of RCF Loan Documents.

The Administrative Agent has received complete copies of the RCF Loan Documents and related documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented in any material respect, nor have any of the material provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to the Administrative Agent and which is permitted pursuant to the terms of the Intercreditor Agreements.

5.1.25            Liens in the Collateral.

Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with the Perfection Requirements and other actions contemplated to be taken hereby or by the applicable Collateral Documents (including the delivery to Administrative Agent (or the RCF Administrative Agent (or any similar term pursuant to the documentation governing any Permitted Revolving Indebtedness)) of any Pledged Assets and/or Pledged Collateral (as defined in any Collateral Document) required to be delivered pursuant to the applicable Collateral Documents and the filing of UCC or PPSA financing statements or applications for, the filing of the U.S. IP Security Agreement, or registration registered at the Register of Personal and Movable Real Rights (Québec) or at the land register for the Province of Québec, or the filing of the Canadian Patent, Trademark and Copyright Security Agreement or any other applicable Collateral Documents at the Canadian Intellectual Property Office, and subject to any Perfection Requirements with respect to such Collateral Documents to which a German Guarantor is a party, are effective to create in favor of the Lender Parties or the Administrative Agent for the benefit of the Secured Parties (as defined in any Collateral Document) or such other beneficiaries thereof as may be described in any Collateral Document a legal, valid and enforceable perfected Lien prior and superior in right to the Lien of any other Person (except Liens expressly permitted by this Agreement or the Intercreditor Agreements, in each case, to be prior to the Liens on the Collateral) on all right, title and interest of the Loan Parties in the Collateral described therein.

5.1.26            Anti-Corruption Laws.

Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Laws. The foregoing representations in this Section 5.1.26 shall not apply to any party hereto to which Council Regulations (EC) 2271/96 (the “Blocking Regulation”) applies, if and only to the extent that such representations would be unenforceable by or in respect of that party pursuant to, or would otherwise violate or expose such party to liability under (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law applicable in the United Kingdom.

5.1.27            COMI

For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), each Foreign Loan Party’s (other than a UK Guarantor) centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

5.1.28            DAC6

No transaction contemplated by the Loan Documents, nor any transaction to be carried out in connection with any transaction contemplated by the Loan Documents, meets any hallmark set out in DAC6 or any similar mandatory disclosure regime in any other jurisdiction.

5.2          Continuation of Representations.

The Loan Parties make the representations and warranties in this Section 5 on the Closing Date as provided in and subject to Section  6.

5.3          Updates to Schedules.

The Company, on behalf of all Loan Parties, shall, at the time of delivery of the financial statements required pursuant to Section 7.3.2 and the related Compliance Certificate of the Company, provide to the Administrative Agent in writing such revisions or updates to the Schedules attached hereto pursuant to Section 5 as may be necessary or appropriate to update or correct same.

6.            Conditions of Lending

The obligation of each Lender to make Loans hereunder is subject to the satisfaction of the following conditions:

6.1          Delivery of Loan Documents. The Administrative Agent, the Lenders (or their counsel) shall have received from the Borrower, the other Loan Parties and the Lenders counterparts of this Agreement and all other Loan Documents signed on behalf of such parties.

6.2          Secretary’s Certificate.

6.2.1            Domestic Guarantors.

There shall be delivered to the Administrative Agent and Lenders a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary (or equivalent) of each of the Domestic Guarantors, certifying as appropriate as to:

(i)            the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Domestic Guarantor for purposes of this Agreement and the true signatures of such officers, on which the Administrative Agent and each Lender may conclusively rely;

(ii)            copies of resolutions of the board of directors or comparable managing body approving and adopting the Loan Documents, the transactions contemplated therein and authorizing the execution, delivery and performance thereof, certified by the Secretary (or equivalent) and, as to the authority of such Secretary (or equivalent), an Authorized Officer, of each Domestic Guarantor as of the Closing Date to be true and correct as of such date; and

(iii)            copies of its organizational documents, including (if applicable) its certificate of incorporation (or equivalent), articles, bylaws, certificate of limited partnership, partnership agreement, constitution, certificate of formation, and limited liability company agreement as in effect on the Closing Date certified, as applicable, by the appropriate state, provincial, territorial or federal official where such documents are filed in a governmental office (to the extent such documents are filed in a governmental office) together with certificates from the appropriate governmental officials as to the continued existence and, as applicable, good standing of each Domestic Guarantor in each jurisdiction where organized.

6.2.2            Foreign Certificates. The Administrative Agent and the Lenders (or their respective counsel) shall have received in respect of the Foreign Loan Parties a certificate:

(a)            in the case of each of the Luxembourg Loan Parties:

(i)            attaching an excerpt of the RCS dated no earlier than one Business Day prior to the date of this Agreement;

(ii)            attaching an electronic certificate as to the non-inscription of a court decision (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) issued by the RCS dated no earlier than one Business Day prior to the date of this Agreement certifying that no Luxembourg court decision as to inter alia bankruptcy (faillite), arrangement with creditors (concordat préventif de la faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), liquidation (liquidation judiciaire) or foreign court decision as to bankruptcy (faillite), arrangement with creditors (concordat préventif de la faillite) or other analogous procedures or administrative dissolution without liquidation (dissolution administrative sans liquidation) which must be filed with the RCS in accordance with the law of 19 December 2002 relating to the trade and companies’ register as well as the accounting and the annual accounts of companies, as amended, have been filed;

(iii)            certifying that each Luxembourg Loan Party (A) is not subject to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), administrative dissolution without liquidation (dissolution administrative sans liquidation), (B) is not in a state of cessation of payments (cessation de payments) and has not lost its commercial creditworthiness (ébranlement du crédit); and (C) no application has been made by it or, as far as it is aware, by any other person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any insolvency or similar proceedings, and (D) to the best of its knowledge, no petition for the opening of such proceedings has been presented by it or by any other person entitled to do so;

(iv)            certifying that the place of the central administration (siège de l'administration centrale) or the place of effective management (siège de direction effective) and the centre of main interests of each Luxembourg Loan Party is located at its registered office (siège statutaire) in Luxembourg and that each Luxembourg Loan Party has no establishment outside Luxembourg (each such terms as defined respectively in the Regulation (EU)2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) or domestic Luxembourg law); and

(v)            as the case may be, certifying that each Luxembourg Loan Party is in compliance with the Luxembourg law dated 31 May 1999 on the domiciliation of companies, as amended (and the relevant regulations).

(b)            in the case of the Swiss Guarantors signed by a duly authorized signatory of the relevant Swiss Guarantor certifying that each copy document relating to it specified in this Section 6.2.2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement:

(i)            attaching an electronic copy of a certified and up-to-date extract from the commercial register (Handelsregisterauszug);

(ii)            attaching an electronic copy of the certified and up-to-date articles of association (Statuten);

(iii)            attaching an electronic copy of the circular resolutions of the board of directors or the board of managers, as applicable, approving the terms of, and the transactions contemplated by the Loan Documents to which they are or will become a party;

(iv)            attaching an electronic copy of the shareholders’ or quotaholders' resolution approving the terms of, and the transactions contemplated by the Loan Documents to which they are or will become a party; and

(v)            attaching a specimen of the signature of each person authorised to represent the Swiss Guarantors in relation to the Loan Documents to which they are or will become a party and any related documents.

(c)            in the case of each German Guarantors, a certificate of authorised representatives of the German Guarantor certifying that each copy document relating to it specified in this Section 6.2.2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement:

(i)           in respect of a German Guarantor incorporated in Germany and any general partner of a German Guarantor (as the case may be) which is incorporated as a German limited liability company (GmbH), attaching (x) a copy of an up-to-date commercial register extract (Handelsregisterauszug), (y) an up-to-date copy of the articles of association (Satzung) or partnership agreement (Gesellschaftsvertrag) and (z) an up-to-date copy of the list of shareholders (Gesellschafterliste);

(ii)          in respect of a German Guarantor established as German limited partnership (KG), attaching (x) a copy of an up-to-date commercial register extract (Handelsregisterauszug) and (y) an up-to-date copy of the partnership agreement (Gesellschaftsvertrag);

(iii)         attaching a copy of a resolution of the shareholders or partners of the German Guarantor approving the terms of, and the transactions contemplated, by the Loan Documents to which it is or will become a party;

(iv)         if required, attaching a copy of a resolution of the supervisory board (Aufsichtsrat) and/or advisory board (Beirat) of such German Guarantor, approving the terms of, and the transactions contemplated by the Loan Documents to which it is or will become a party; and

(v)          attaching a specimen of the signature of each person authorised to represent the German Guarantors in relation to the Loan Documents to which it is or will become a party and any related documents.

(d)           in the case of each Maltese Guarantor, a certificate signed by a director of such Maltese Guarantor:

(i) the certificate of registration and memorandum and articles of association of the Maltese Guarantor attached to the certificate are correct, complete and in full force and effect and have not been amended or superseded as at the date of the certificate;

(ii) the board resolutions attached to the certificate are a true correct and complete copy of the written resolutions of all the directors of the Company, pursuant to which the Maltese Guarantor authorised inter alia the entry into, execution and performance of the obligations of the Maltese Guarantor under the documents specified in the director resolutions, and which director resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied, superseded or revoked in any respect as at the date of the certificate;

(iii) the content of the good standing certificate and a certificate of incumbency attached to the certificate and issued by the Malta Business Registry have not been superseded in any respect as at the date of the certificate and that no proceedings have been commenced by or against the Maltese Guarantor for its dissolution, winding up or striking off and no application has been filed for bankruptcy procedures against the Maltese Guarantor;

(iv) the persons listed in the certificate are the directors of the Maltese Guarantor (in accordance with the Maltese Guarantor’s register of directors) and who are authorised to execute or witness the execution of the Loan Documents or to sign or send any document or notice in connection with Loan Documents;

(v)  the signatures appearing opposite the names of the directors listed in the certificate are their true signatures;

(vi) the resolutions attached to the certificate are a correct and complete copy of a resolution in writing signed by all the holders of the issued shares in the Maltese Guarantor, approving the terms of, and the transactions contemplated by, the Loan Documents, which is in full force and effect and has not been amended, rescinded or superseded as at the date of the certificate; and

(vii) the statutory form attached to the certificate is a true and complete copy of the statutory Form S lodged with the Malta Business Registry and which (i) has been duly filed with the registrar and (ii) is in full force and effect at the date of the certificate and has not been amended, varied, superseded, revoked or withdrawn in any respect.

(e)            in the case of each UK Guarantor, a certificate signed by a director of such UK Guarantor:

(i)            attaching copies of the certificate of incorporation (and, if applicable, certificate(s) of change of name), articles of association or other constitutive documents of such UK Guarantor;

(ii)            attaching copies of the resolutions of the board of directors and shareholders of such UK Guarantor authorising the execution, delivery and performance of the applicable Loan Documents to which such UK Guarantor is a party and certifying that such resolutions have not been modified, rescinded, amended or superseded and are in full force and effect as at the date of the certificate;

(iii)            attaching specimen signatures of each director executing this Agreement or any other document delivered in connection herewith on behalf of such UK Guarantor;

(iv)            certifying that each copy document delivered to the Administrative Agent in accordance with this Section 6.2.2(d) in respect of such UK Guarantor is true, correct, complete, in full force and effect and has not been modified, rescinded, amended or superseded as at the date of the certificate; and

(v)            confirming that guaranteeing the aggregate of all the Obligations would not cause any guarantee or similar limit binding on such UK Guarantor to be exceeded; and

(vi)            attaching a copy of its PSC Register.

6.3          Officer’s Certificate. The representations and warranties of each of the Loan Parties contained in Section 5 and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date in all material respects with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein); no Event of Default or Potential Default shall have occurred and be continuing or shall exist hereunder or under the RCF Loan Documents; no Material Adverse Change has occurred since December 31, 2022 and there shall be delivered to the Administrative Agent for the benefit of each Lender a certificate of the Company on behalf of each of the Loan Parties, dated the Closing Date and signed by a Responsible Officer of the Company on behalf of each of the Loan Parties, to each such effect.

6.4          Delivery of Loan Documents. The Guaranty Agreement, each Intercreditor Agreement, each Collateral Document and registration listed on Schedule 1.1(d) and the Subordinated Intercompany Note shall have been duly executed and delivered to the Administrative Agent for the benefit of the Lenders.

6.5          Opinions of Counsel. There shall be delivered to the Administrative Agent and the Lenders a written opinion of counsel as set forth below, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and their respective counsel:

(i)            Proskauer Rose LLP, U.S. counsel to the Loan Parties, with respect to (a) the U.S. Guarantors’ capacity to enter into and (b) enforceability of the Loan Documents;

(ii)           Ballard Spahr LLP, U.S. counsel to the Loan Parties, with respect to the Company’s capacity to enter into the Loan Documents;

(iii)          Stikeman Elliott LLP, Canadian counsel to the Loan Parties, with respect to, among such other customary Canadian law matters, (a) the Canadian Guarantors’ capacity to enter into and (b) enforceability of the applicable Loan Documents governed by the laws of Canada and any province or territory of Canada;

(iv)         Simpson Thacher & Bartlett, English counsel to the Lenders, with respect to (a) the UK Guarantors’ capacity to enter into and (b) enforceability of the Loan Documents;

(v)          (a) Boone, Luxembourg counsel to the Loan Parties, with respect to the Luxembourg Loan Parties’ capacity to enter into the Loan Documents and (b) Elvinger Hoss Prussen, Luxembourg counsel to the Lenders, with respect to enforceability of the Loan Documents;

(vi)         (a) Greenfort Partnerschaft von Rechtsanwaelten mbB, German counsel to the Loan Parties, with respect to the German Guarantors’ capacity to enter into the relevant Loan Documents and (b) Hengeler Mueller Partnerschaft von Rechtsanwälten mbB, German counsel to the Lenders, with respect to the enforceability of the German law Collateral Documents;

(vii)         De Pardieu Brocas Maffei, French counsel to the Lenders, with respect to the enforceability of the Loan Documents;

(viii)        Ganado Advocates, Maltese counsel to the Loan Parties, with respect to (a) the Maltese Guarantors’ capacity to enter into and (b) enforceability of the Loan Documents; and

(ix)           (a) Niederer Kraft & Frey AG, Swiss counsel to the Loan Parties, with respect to the Swiss Guarantors’ capacity to enter into the Loan Documents and (b)

Walder Wyss Ltd., Swiss counsel to the Lenders, with respect to enforceability of the Loan Documents.

6.6          Lien Searches. The Company shall have delivered lien and other searches with respect to the Loan Parties in acceptable scope with acceptable results, noting that such searches may not be regularly available in certain of the Foreign Loan Parties’ jurisdictions.

6.7          Perfected Security Interest. The Administrative Agent and Lenders shall have received evidence as reasonably required to demonstrate that upon the taking of the actions specified in Section 1.6 and subject to the Perfection Requirements, the Administrative Agent shall hold perfected security interests in and perfected Liens upon the Collateral, subject to Perfection Requirements with respect to the German land charges (Grundschulden) to be created in favour of the Administrative Agent.

6.8          Solvency Certificate. A certificate from the Chief Financial Officer or the Treasurer of the Company, dated the Closing Date, attesting that, after the borrowing of the Term Loans and giving effect to the transactions contemplated hereunder, the Company and its Subsidiaries, on a consolidated basis, are Solvent.

6.9          Consummation of the Refinancing and RCF Amendment. The Refinancing shall have been consummated substantially concurrently with the initial borrowing of the Term Loan on the Closing Date and the RCF Amendment shall be effective on or prior to the Closing Date.

6.10        Payment of Fees. The Borrower shall have paid or caused to be paid to the Administrative Agent and the Lenders to the extent not previously paid all commitment and other fees, including the Administrative Agent’s Fee, accrued through the Closing Date and the costs and expenses (including all reasonable costs and expenses of counsel) for which the Administrative Agent and the Lenders are entitled to be reimbursed and, in the case of any such costs and expenses, to the extent invoiced no later than two (2) Business Days prior to the Closing Date.

6.11        Certificates of Beneficial Ownership; KYC; AML; etc. At least three Business Days prior to the Closing Date, the Administrative Agent and Lenders shall have received all documentation and other information in respect of each Loan Party requested to satisfy the requirements of bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation, to the extent requested in writing (which may be by email) at least 10 Business Days prior to the Closing Date.

For the avoidance of doubt, none of the actions set forth on Schedule 7.1.15 shall constitute a condition precedent to the availability and funding of the Loans on the Closing Date but shall be required to be delivered or satisfied in accordance with the applicable time periods set forth in Schedule 7.1.15.

7.            Covenants

7.1          Affirmative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans and interest thereon, satisfaction of all of the Loan Parties’ other Obligations (other than non-assessed contingent reimbursement obligations) under the Loan Documents and termination of the Commitments, the Loan Parties shall comply at all times with the following affirmative covenants:

7.1.1            Preservation of Existence, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary (to the extent such concept exists in the relevant jurisdiction), except (i) as otherwise expressly permitted in Section 7.2.6 or (ii) except to the extent the failure to do so would not be reasonably expected to result in a Material Adverse Change.

7.1.2            Payment of Liabilities, Including Taxes, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all material liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all material taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such material liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such material liabilities would result in a Material Adverse Change, provided that the Loan Parties and their Subsidiaries will pay all such material liabilities forthwith upon the commencement of proceedings to foreclose any Lien on any Collateral.

7.1.3            Maintenance of Insurance.

Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary. At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent and each of the Lenders (x) on the Closing Date and annually thereafter certificate of insurance from the Loan Parties’ independent insurance broker in customary form describing the existence of the insurance on the Collateral, together with a copy of the endorsement described in the next sentence attached to such certificate, and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties. Such policies of insurance shall contain special endorsements which include the provisions specified below or are otherwise in form acceptable to the Administrative Agent in its discretion (acting at the direction of the Required Lenders). The applicable Loan Parties shall notify the Administrative Agent promptly of any occurrence causing a material loss of the Collateral and the estimated (or actual, if available) amount of such loss. Subject to the terms of the Intercreditor Agreements, any monies received by the Administrative Agent constituting insurance proceeds may, at the option of the Administrative Agent (acting at the direction of the Required Lenders), (a) in the case of property insurance proceeds received during the existence of an Event of Default, be applied by the Administrative Agent to the payment of the Obligations in accordance with the terms of the Credit Agreement, (b) for losses of less than $20,000,000 received at such time as no Event of Default or Potential Default exists, be disbursed by the Administrative Agent to the applicable Loan Parties, and (c) for losses equal to or greater than $20,000,000 received at such time as no Event of Default or Potential Default exists, as determined by the Administrative Agent in its discretion (acting at the direction of the Required Lenders) either (1) be applied by the Administrative Agent to the payment of the Obligations in accordance with the terms of the Credit Agreement or (2) be disbursed by the Administrative Agent to the applicable Loan Parties on such terms as are deemed appropriate by the Administrative Agent (acting at the direction of the Required Lenders) for the repair, restoration and/or replacement of Collateral and other property in respect of which such proceeds were received.

7.1.4            Maintenance of Properties and Leases.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

7.1.5            Maintenance of Patents, Trademarks, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, industrial designs, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations deemed necessary by such Loan Party for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

7.1.6            Visitation Rights.

Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent, or any of the Lenders through the Administrative Agent, to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times during normal business hours and as often as any of the Lenders may reasonably request, provided that the Administrative Agent or the applicable Lender, through the Administrative Agent, shall provide the Borrower with reasonable notice prior to any visit or inspection, and provided further that if no Event of Default or Potential Default has occurred and is continuing, such visits and inspections shall be limited to no more frequently than once per fiscal year. In the event any Lender desires to visit and inspect the properties of any Loan Party as provided in this Section, such Lender shall make reasonable efforts to ensure that such visit and inspection is conducted contemporaneously with any visit and inspection to be performed by the Administrative Agent.

7.1.7            Keeping of Records and Books of Account.

The Company shall, and shall cause each Subsidiary of the Company to, maintain and keep proper books of record and account which enable the Company to issue its consolidated financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Company or any Subsidiary of the Company, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

7.1.8            Certificates of Beneficial Ownership and Other Additional Information.

Promptly following any request therefor, each Loan Party shall provide to the Administrative Agent and the Lenders: (i) confirmation of the accuracy of the information set forth in the most recent Certificates of Beneficial Ownership provided to the Administrative Agent and Lenders, (ii) new Certificates of Beneficial Ownership, in form and substance acceptable to Administrative Agent and each Lenders, when the individual(s) to be identified as a Beneficial Owner have changed, and (iii) such other information and documentation as may reasonably be requested by Administrative Agent or any Lender from time to time for purposes of compliance by Administrative Agent or such Lender with applicable Laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.

7.1.9            Compliance with Laws.

Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 7.1.9 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.

7.1.10            Joinder of Guarantors.

(a)            Subject to the Security Principles (including any longer time periods indicated therein), any Domestic Subsidiary that is or becomes a Material Subsidiary (including any newly formed Subsidiary, acquired Subsidiary or Subsidiary that becomes a Domestic Subsidiary) shall, within twenty (20) Business Days (or such longer period as the Administrative Agent (acting at the direction of the Required Lenders) shall reasonably agree) of such Domestic Subsidiary becoming a Material Subsidiary, execute and deliver to the Administrative Agent: (i) a Guarantor Joinder pursuant to which it shall join as a Guarantor under this Agreement and the Guaranty Agreement; (ii) documents in substantially the forms described in Sections 1.6 and 6.1 through 6.7, modified as appropriate to relate to such Material Subsidiary; and (iii) such other documents as may be necessary or customary in the reasonable opinion of the Administrative Agent (acting at the direction of the Required Lenders). The Borrower may from time to time elect to make other Domestic Subsidiaries into Guarantors and shall provide the documentation set forth in this Section 7.1.10(a) and Section 1.6; provided that any extensions to the applicable time frames referred to in this Section granted by the RCF Administrative Agent or under the RCF Credit Agreement shall be applied for purposes of this Section as well upon notice to the Administrative Agent of such extension.

(b)            Any Foreign Subsidiary incorporated in a Foreign Security Jurisdiction that is or becomes a Foreign Material Subsidiary (including any newly formed Subsidiary, acquired Subsidiary or Subsidiary that becomes a Foreign Subsidiary) shall, within twenty (20) Business Days (or such longer period as the Administrative Agent (acting at the direction of the Required Lenders) shall reasonably agree) of such Foreign Subsidiary becoming a Foreign Material Subsidiary, execute and deliver to the Administrative Agent: (i) a Guarantor Joinder pursuant to which it shall join as a Guarantor under this Agreement and the Guaranty Agreement;(ii) documents in substantially the forms described in described in Sections 1.6 and 6.1 through 6.7; and (iii) such other documents as may be necessary or customary in the reasonable opinion of the Administrative Agent (acting at the direction of the Required Lenders). The Borrower may from time to time elect to make other Foreign Subsidiaries into Guarantors (including in order to satisfy the Guarantor Threshold Test) and shall provide the documentation set forth in this Section 7.1.10(b) and Section 1.6. Notwithstanding the foregoing, if any Specified Entity is not sold pursuant to a Specified Entity Sale prior to the Specified Entity Sale End Date, then such Specified Entity shall, within twenty (20) Business Days (or such longer period as the Administrative Agent (acting at the direction of the Required Lenders) shall reasonably agree) of the Specified Entity Sale End Date, become a Guarantor pursuant to this Section 7.1.10 and be in compliance with Section 1.6 (and for the avoidance of doubt, no Specified Entity shall be required to join as a Guarantor prior to the foregoing deadline).

(c)            At all times on and after the Closing Date, the aggregate amount of earnings before interest, tax, depreciation and amortization (calculated in a manner consistent with Consolidated EBITDA) and the aggregate consolidated total assets of the Foreign Loan Parties (calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any of the Parent or its Subsidiaries) must exceed 85% of Consolidated EBITDA and 85% of the aggregate Consolidated Total Assets of the Foreign Subsidiaries (excluding any Subsidiary that is incorporated in an Excluded Jurisdiction or that is otherwise excluded pursuant to the Security Principles) (the “Guarantor Threshold Test”).

(d)            Neither the Company nor any of its Subsidiaries shall be an RCF Loan Party (or any similar term pursuant to the documentation governing any Permitted Revolving Indebtedness) unless the Company or such Subsidiary is a Loan Party hereunder.

(e)            Subject to the Security Principles, with respect to any property (to the extent included in the definition of Collateral) acquired at any time after the Closing Date by any Loan Party as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien,  within twenty (20) Business Days (or such longer period as agreed by the Administrative Agent (acting at the direction of the Required Lenders)) (i) execute and deliver to the Administrative Agent such amendments to the Collateral Documents or to the extent requested by the Administrative Agent (acting at the direction of the Required Lenders), execute a collateral agreement in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders), or such other documents as the Administrative Agent (acting at the direction of the Required Lenders) reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest (subject to Permitted Liens and the Intercreditor Agreement) in such property, including the filing of (x) Uniform Commercial Code and PPSA financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may reasonably be requested by the Administrative Agent (acting at the direction of the Required Lenders) and (y) intellectual property security agreements; provided that, with respect to any Domestic Guarantor, any extensions to the applicable time frames referred to in this Section granted by the RCF Administrative Agent or under the RCF Credit Agreement shall be applied for purposes of this Section as well upon notice to the Administrative Agent of such extension.

7.1.11            Anti-Terrorism Laws.

(a)            No Covered Entity will become a Sanctioned Person, (b) no Covered Entity, either in its own right or to any Loan Party’s knowledge, through any third party, will (A) have any of its assets in a Sanctioned Jurisdiction or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income directly from investments in or transactions with, any Sanctioned Jurisdiction or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use any part of any of the proceeds of the Loans to fund any operations in, finance or facilitate any investments or activities in, or, make any payments to, a Sanctioned Jurisdiction or Sanctioned Person in violation of any Anti-Terrorism Law, (c) the funds used to repay the Obligations will not be derived from any unlawful activity, (d) each Covered Entity shall comply with all Anti-Terrorism Laws, (e) each Covered Entity will maintain policies and procedures reasonably designed to promote, and which are reasonably expected to continue to promote, continued compliance with all Anti-Terrorism Laws in all material respects and (f) the Borrower shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event; provided, in each case, that in relation to any German Loan Party, compliance with any of the foregoing does not result in a violation of, or conflict with, Section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), Council Regulation (EC) No. 2271/96 or any similar anti-boycott statute. Each Covered Entity shall conduct their business in a manner reasonably intended to be in compliance with all Anti-Corruption Laws and maintain policies and procedures designed to ensure compliance with such Laws. The Loan Parties covenant and agree that they shall promptly notify the Administrative Agent, the Collateral Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event. The foregoing covenants in this Section 7.1.11 shall not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such representations would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law applicable in the United Kingdom.

7.1.12            [Reserved].

7.1.13            Canadian Pension Plans. The Loan Parties shall, with respect to each Canadian Pension Plan and each Canadian MEPP, pay or remit all employer and employee contributions, premiums and payments when due in accordance with its terms and all applicable Laws, other than as giving rise to a Permitted Lien.

7.1.14            Further Assurances.

7.1.14.1            The Company shall, and shall cause each other Loan Party to, at any time upon request of the Administrative Agent or any Lender, promptly execute and deliver any and all further instruments and documents, and take all such other action, as the Administrative Agent or the Required Lenders may reasonably deem necessary in accordance with the Security Principles in obtaining the full benefits of, or in perfecting and preserving in the United States, Canada and each other Perfection Jurisdiction the Liens of, the Loan Documents, in each case solely to the extent not inconsistent with the provisions of this Agreement or any other Loan Document.

7.1.14.2            The Company shall, and shall cause each other Loan Party to, promptly execute and deliver any and all further instruments and documents, and take all such other action, that may be required under any applicable law, or that the Administrative Agent may reasonably deem necessary, to cause the Obligations to be secured in accordance with the Security Principles at all times (it being understood that, with respect to matters set forth in Section 1.6 and Section 7.1.10, the requirements of this Section 7.1.14 shall be subject to the grace periods set forth therein).

7.1.14.3            If at any point any real property shall be mortgaged under the Loan Documents (other than the real property of Glatfelter Gatineau Ltée located in the Province of Québec), notwithstanding anything herein to the contrary, no such mortgage will be executed and delivered unless each Lender has received a life of loan flood zone determination and, as applicable, a borrower notice and flood insurance policy for the relevant property each in compliance with applicable Laws and regulations, at least twenty days in advance of execution, and each Lender has confirmed to the Administrative Agent its satisfactory completion of flood compliance and due diligence.

7.1.15            Post Closing Matters. The Company shall, and shall cause each of its Subsidiaries to, take each of the actions set forth on Schedule 7.1.15 within the time period prescribed therefor on such schedule (as such time period may be extended by the Required Lenders); provided that, with respect to any Domestic Guarantor, any extensions to the applicable time frames referred to in this Section granted by the RCF Administrative Agent or under the RCF

Credit Agreement shall be applied for purposes of this Section as well upon notice to the Administrative Agent of such extension.

7.1.16            COMI.For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast), as amended (the “Regulation”), each Foreign Loan Party (other than a UK Guarantor) shall maintain its centre of main interest (as that term is used in Article 3(1) of the Regulation) in its jurisdiction of incorporation and shall have no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

7.1.17            [Reserved].

7.1.18            DAC6.The Loan Parties shall supply to the Administrative Agent (in sufficient copies for all the Lenders if the Administrative Agent so requests):

(i)            promptly upon the making of such analysis or the obtaining of such advice, any analysis made or advice obtained on whether any transaction contemplated by the Loan Documents or any transaction carried out in connection therewith contains a hallmark as set out in Annex IV of DAC6 and

(ii)            promptly upon the making of such reporting and to the extent permitted by applicable law and regulation, any reporting made to any governmental or taxation authority by or on behalf of any Loan Party or by any intermediary to such Loan Party in relation to DAC6 or any law or regulation which implements DAC6 (including any similar mandatory disclosure regime in a relevant jurisdiction) and any unique identification number issued by any governmental or taxation authority to which any such report has been made (if available);

provided that no Loan Party shall be required to do anything pursuant to this Section 7.1.18 which would or might in its reasonable opinion (acting in good faith) constitute a breach of any duty to a third party, fiduciary duty or duty of confidentiality.

7.1.19            UK PSC Register. Each UK Guarantor will (a) maintain its PSC Register in accordance with the requirements of section 790B of the UK Companies Act 2006 and will provide a copy of the same to the Administrative Agent upon request; (b) notify the Administrative Agent of its intention to issue or its receipt of any warning notice or restrictions notice under Schedule 1B of the UK Companies Act 2006 in respect of its shares and provide a copy of such warning notice or restrictions notice to the Administrative Agent in each case before it issues or promptly following receipt of such notice; and (c) not do anything or permit anything to be done, which could result in any other person becoming a PSC Registrable Person respect of its shares or require that UK Guarantor to issue a notice under section 790D or 790E or a warning or restrictions notice under Schedule 1B of the UK Companies Act 2006.

7.1.20            [Reserved.]

7.1.21            [Reserved.]

7.2          Negative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans and interest thereon, satisfaction of all of the Loan Parties’ other Obligations (other than non assessed contingent reimbursement obligations) under the Loan Documents and termination of the Commitments, the Loan Parties shall comply with the following negative covenants:

7.2.1            Indebtedness.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i)           Indebtedness under the Loan Documents;

(ii)          existing Indebtedness as set forth on Schedule 7.2.1;

(iii)         Indebtedness pursuant to capitalized or finance leases incurred (1) prior to May 1, 2022, (2)  on or after the Closing Date and through December 31, 2025; provided that the aggregate amount of such Indebtedness and the Indebtedness incurred pursuant to clause (iii) hereof during such time period does not exceed $5,000,000, or (3) after December 31, 2025;

(iv)        Additional Indebtedness in a maximum principal amount outstanding not to exceed $25,000,000 at any time;

(v)          Indebtedness secured by Purchase Money Security Interests so long as such Indebtedness is incurred (1) prior to May 1, 2022, (2) on or after Closing Date and through December 31, 2025; provided that the aggregate amount of such Indebtedness and the Indebtedness incurred pursuant to clause (v) hereof during such time period does not exceed $5,000,000, or (2) after December 31, 2025;

(vi)         Indebtedness among Loan Parties and their Subsidiaries (subject to compliance with Section 7.2.4(v));

(vii)        any (a) Lender Provided Hedge (as defined in the RCF Loan Documents), (b) other Interest Rate, Currency and Commodity Hedge or (c) Indebtedness under any Other Lender-Provided Financial Services Product (as defined in the RCF Loan Documents); in the case of clauses (a) and (b), to the extent for hedging (rather than speculative) purposes;

(viii)      Guaranties by the Loan Parties or their Subsidiaries of Indebtedness permitted under this Section 7.2.1; provided that no Subsidiary of the Company that is not a Guarantor shall guarantee any of the Project Jupiter Acquisition Indebtedness;

(ix)         Indebtedness incurred pursuant to the RCF Loan Documents and any Permitted Revolving Indebtedness in an aggregate principal amount not to exceed $300,000,000;

(x)          (i)  Project Jupiter Acquisition Indebtedness and (ii) Indebtedness incurred to replace, refund or refinance any such Indebtedness (including any Loans) incurred pursuant to the foregoing clause (i); provided that (x) the amount of such Indebtedness is not increased at the time of such replacement, refunding or refinancing except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such replacement, refunding or refinancing, and (y) after giving effect to any such Indebtedness incurred pursuant to the foregoing clause (i) (or the foregoing clause (ii) in respect of Indebtedness incurred under such clause (i)), the Company shall be in compliance with Section 7.2.6(ii)(f);

(xi)         Indebtedness of the Receivables Entity under the, or in connection with a, Permitted Accounts Receivable Program;

(xii)        Indebtedness under performance or surety bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(xiii)       Fox River OU2-5 Related Debt;

(xiv)       refinancings, refundings, renewals or extensions of Indebtedness permitted by

(a)            clauses (ii) or (iv), provided that (x) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and (y) unless otherwise consented by the Administrative Agent (acting at the direction of the Required Lenders), the terms relating to interest, amortization, maturity, collateral (if any), recourse, and subordination (if any), and other material terms of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, do not materially differ from those applicable to the original Indebtedness permitted hereunder except to the extent necessary to conform with prevailing market terms; or

(b)            clauses (x) and (xiii), provided that (x) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and (y) unless otherwise consented by the Administrative Agent (acting at the direction of the Required Lenders), the terms relating to interest, amortization, maturity, collateral (if any), recourse, and subordination (if any), and other material terms of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, do not materially differ from those applicable to the original Indebtedness permitted hereunder except to the extent necessary to conform with prevailing market terms;

(xv)            unsecured Indebtedness (not consisting of Indebtedness between or among Loan Parties, and/or their Subsidiaries) not otherwise permitted under one of the sub-clauses of this Section 7.2.1, in an aggregate amount outstanding at any time not to exceed $50,000,000; provided, however that the maturity date for any such unsecured Indebtedness must be a date that is not less than six (6) months after the Expiration Date (as determined at the time of the incurrence of such Indebtedness);

(xvi)            Indebtedness (a) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Company or any of its Subsidiaries in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid, (b) in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business and (c) of the Company or any of its Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

7.2.2            Liens.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

7.2.3            Limitation on Negative Pledges and Restrictive Agreements.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time enter into, or permit to exist, any contractual obligation (except for this Agreement and the other Loan Documents) that (a) encumbers or restricts the ability of any such Person to (i) to act as a Loan Party; (ii) make dividends or distribution to any Loan Party, (iii) pay any Indebtedness or other obligation owed to any Loan Party, (iv) make loans or advances to any Loan Party, or (v)  create any Lien upon any of their properties or assets, whether now owned or hereafter acquired other than encumbrances or restrictions (1) in effect on the Closing Date, including pursuant to the RCF Loan Documents; (2) related to Indebtedness secured by Purchase Money Security Interests and capitalized lease obligations permitted under this Agreement that impose restrictions on the property so acquired or that is the subject of such transaction; (3) under applicable law or any applicable rule, regulation, order, approval, license, permit or other similar restriction, including under contracts with domestic or foreign governments or agencies thereof entered into in the ordinary course of business; (4) in any agreement or other instrument of a Person acquired by the Company or any of its Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in anticipation or contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed; (5) in contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of any stock or assets of such Subsidiary; (6) in the form of restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; (7) [reserved]; (8) in joint venture agreements and other similar agreements or arrangements relating solely to such joint venture; (9) in leases, licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business; (10) related to non-assignment provisions of any contract or any lease of any Restricted entered into in the ordinary course of business; (11) [reserved]; or (12) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in the foregoing clauses (1) through (11); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, either (i) not more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing, or (ii) ordinary and customary with respect to such instruments and obligations at the time of such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.2.4            Loans and Investments.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, except:

(i)           investments identified on Schedule 7.2.4 hereto;

(ii)          trade credit extended on usual and customary terms in the ordinary course of business;

(iii)         loans or advances to employees, officers or directors in the ordinary course of business in an aggregate principal amount not to exceed $2,000,000 at any time outstanding, provided that such loans and advances shall comply with all applicable Law;

(iv)        investments in cash and Permitted Investments;

(v)         (a)  investments, loans and advances to Foreign Loan Parties, (b) investments, loans and advances by Domestic Guarantors to Domestic Guarantors; (c) investments, loans and advances by Foreign Loan Parties to Domestic Guarantors to the extent such investment, loan or advance consists of cash and is made in the ordinary course of business, consistent with past practice and to fund ongoing operations and expenses, including payments of interest and principal on Indebtedness; (d) investments, loans and advances by Foreign Non-Loan Party Subsidiaries to Foreign Loan Parties, (e) investments, loans and advances by Domestic Non-Loan Party Subsidiaries to the Company or any of its Subsidiaries; provided that, in each case, (1) no Payment Blockage Event exists or would be caused thereby and (2) any such investment, loan or advance shall be unsecured and shall be expressly subordinated in right of payment to the Obligations and the obligations under the RCF Loan Documents (or any Permitted Revolving Indebtedness) on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent (acting at the direction of the Required Lenders);

(vi)        Permitted Acquisitions;

(vii)       loans and investments in connection with a Permitted Accounts Receivable Program;

(viii)      additional investments, loans and advances (expressly excluding investments, loans or advances expressly permitted under Section (v) above, including for the avoidance of doubt, any investments, loans or advances made by Foreign Subsidiaries to Domestic Guarantors), to or in other Persons (expressly excluding such other Persons of the type listed in Section (v) above), provided that such investments, loans and advances made after the Closing Date in such other Persons do not exceed $20,000,000;

(ix)         receivables, prepaid expenses or deposits owing to the Borrower or any receivables, prepaid expenses, deposits or advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(x)          Guaranties by the Loan Parties of Indebtedness of (a) other Loan Parties and (b) other Non-Loan Party Subsidiaries, to the extent such Guaranties are permitted under Section 7.2.1;

(xi)         debt securities, seller notes and other similar investments made as a result of the receipt of partial non-cash consideration from a sale of assets which is permitted hereunder (excluding sales of timberland); and

(xii)        the Swiss Principal Transactions.

For the avoidance of doubt, any investment or increase or decrease to an existing investment deemed to occur as a result of the application of the equity method of accounting (or similar accounting principal) shall not be restricted or limited by this Section 7.2.4. The amount of any investment, loan or advance outstanding at any time shall be the original cost of such investment, loan or advance, reduced by any dividend, distribution, interest payment, return of capital, disposition, repayment or other amount received in cash or Cash Equivalents by the Person making such investment, loan or advance.

7.2.5            Dividends and Related Distributions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to make or pay, or agree to become or remain liable to make or pay, any Restricted Payment unless no Event of Default exists or would be caused thereby and such Restricted Payments are (a) (1) dividends or other distributions payable to a Foreign Loan Party, (2) dividends or other distributions from a Domestic Subsidiary to a Domestic Guarantor or (3) dividends or other distributions payable to a Domestic Guarantor to the extent such dividend or other distribution consists of cash and is made in the ordinary course of business, consistent with past practice and to fund ongoing operations and expenses, including payments of interest and principal on Indebtedness; (b) dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person; (c) in the ordinary course of business or consistent with past practices, repurchase, retire or otherwise acquire for value equity interests (including any restricted stock or restricted stock units) held by any present, future or former employee, director, officer or consultant (or any Affiliate, spouse, former spouse, other immediate family member, successor, executor, administrator, heir, legatee or distributee of any of the foregoing) of the Company or any of its Subsidiaries pursuant to any employee, management or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of the Company or any Subsidiary; (d) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers; (e) dividends permitted to be made hereunder within sixty (60) days of the date of declaration thereof; and (f) other Restricted Payments in an aggregate amount not to exceed $40,000,000 in any fiscal year; provided that, on the date of such incurrence, the Company and its Subsidiaries produced Free Cash Flow during the trailing four quarter period, as of the last day of the quarter ended prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 7.3; subject, in each case, to compliance with Section 7.2.15 and no Event of Default exists or would be caused thereby.

7.2.6            Liquidations, Mergers, Consolidations, Acquisitions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become the subject of an examinership or a party to any merger, amalgamation or consolidation, or divide into two or more entities, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock or other equity interests of any other Person, provided that:

(i)

(a)

(1) (x) any Foreign Loan Party (other than the Borrower and Gernsbach) may consolidate or merge into, or amalgamate with, another Foreign Loan Party, and (y) any Foreign Non-Loan Party Subsidiary may consolidate or merge into, or amalgamate with, another Foreign Loan Party or Foreign Non-Loan Party Subsidiary, and

(2) (x) any Domestic Guarantor (other than the Company) may consolidate or merge into, or amalgamate with, another Guarantor (so long as the surviving entity is such other Guarantor), and (y) any Domestic Non-Loan Party Subsidiary may consolidate or merge into, or amalgamate with, another Guarantor or Non-Loan Party Subsidiary (so long as the surviving entity is such other Guarantor or Non-Loan Party Subsidiary),

(b)            (1) any Domestic Guarantor may acquire whether by purchase, merger, amalgamation, lease or otherwise, all or substantially all of the assets or capital stock or other equity interests of another Domestic Guarantor (other than the Company) or any other Domestic Subsidiary and (2) any Foreign Loan Party may acquire whether by purchase, merger, amalgamation, lease or otherwise, all or substantially all of the assets or capital stock or other equity interests of another Loan Party (other than the Borrower and Gernsbach) or any other Subsidiary, and

(c)            (1) any Foreign Non-Loan Party Subsidiary may acquire, whether by purchase, merger, amalgamation, lease or otherwise, all or substantially all of the assets or capital stock or other equity interests of a Loan Party (other than the Borrower and Gernsbach) or another Non-Loan Party Subsidiary, in each case (x) subject to compliance with Sections 7.2.4, 7.2.9 and 7.2.18 and (y) to the extent it acquires a Foreign Loan Party, the surviving entity is a Foreign Loan Party at such time pursuant to Section 7.1.10 (for the avoidance of doubt, such requirements set forth in Section 7.1.10 shall be satisfied at the time of the acquisition (and not, for the avoidance of doubt, within twenty (20) Business Days of such acquisition)) and (2) any Domestic Non-Loan Party Subsidiary may acquire, whether by purchase, merger, amalgamation, lease or otherwise, all or substantially all of the assets or capital stock or other equity interests of a Domestic Guarantor (other than the Company) or another Domestic Non-Loan Party Subsidiary, in each case (x) subject to compliance with Sections 7.2.4, 7.2.9 and 7.2.18 and (y) to the extent it acquires a Domestic Guarantor, the surviving entity is a Domestic Guarantor at such time pursuant to Section 7.1.10 (for the avoidance of doubt, such requirements set forth in Section 7.1.10 shall be satisfied at the time of the acquisition (and not, for the avoidance of doubt, within twenty (20) Business Days of such acquisition));

provided that, in each case, no (1) no Payment Blockage Event exists or would be caused thereby, (2) any existing security interest under the Loan Documents with respect to any Loan Party shall remain in place following consolidation or merger into, or amalgamation with any Non-Loan Party Subsidiary, (3) with respect to a purchase, consolidation, merger, amalgamation, acquisition or other transaction permitted pursuant to this section 7.2.6 (a “Reorganization”) where the surviving entity is a Foreign Loan Party (or required to be a Foreign Loan Party), the requirements set forth in Section 7.1.10 shall be satisfied at the time of such Reorganization (and not, for the avoidance of doubt, within twenty (20) Business Days of such acquisition), including, for the avoidance, a pledge over the shares in, the acquired Foreign Loan Party and (4) the Reorganization does not materially adversely effect the interests of the Lenders (taken as a whole) under the Loan Documents (it being agreed that, without limitation, the restarting of any hardening period in respect of any security granted by, or over the shares in, any German Guarantor or in respect of any security over Intellectual Property in Switzerland will have a material adverse effect on the interests of the Lenders (taken as a whole) under the Loan Documents;

(ii)            the Company or any Subsidiary may acquire, whether by purchase or by merger or amalgamation, (x) all of the ownership interests of any other Person (that is not a Subsidiary of the Company) or (y) substantially all of assets of another Person (that is not a Subsidiary of the Company) or of a business or division of any other Person (that is not a Subsidiary of the Company)(each a “Permitted Acquisition”), provided that each of the following requirements is met:

(a)            if any Loan Party acquires the ownership interests in such Person, such Person shall, if required pursuant to Section 7.2.9 and/or Section 7.1.10, execute a Guarantor Joinder and join this Agreement as a Guarantor pursuant to Section 7.1.10 and otherwise comply with Section 7.1.10 within the time periods set forth therein (including any extended time period applicable thereunder);

(b)            the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and, if the Loan Parties shall use any portion of the Loans to fund such Permitted Acquisition, the Loan Parties also shall have delivered to the Lenders written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

(c)            either (x) the total consideration paid by or on behalf of the Company or any Subsidiary for any such acquisition of a Person that does not become or merge with and into the Company or a Guarantor (in the case of clause (x) above) and for assets that do not become assets of the Company or a Guarantor (in the case of clause (y) above), when aggregated with the total consideration paid by or on behalf of the Company and the Subsidiaries for all other acquisitions of Persons that do not become or merge with and into the Company or a Guarantor and for assets that do not become assets of the Company or a Guarantor, shall not exceed $150,000,000 or (y) the percentage of the Company’s consolidated total assets owned directly by the Company and the Guarantors, after giving pro forma impact to any such Permitted Acquisition, shall be higher than the equivalent percentage of the Company’s consolidated total assets prior to the closing of such Permitted Acquisition;

(d)            (i) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

(e)            the Company shall demonstrate that the Borrower shall be in pro forma compliance with the covenants contained in Sections 7.2.15 and 7.2.16 after giving effect to such Permitted Acquisition (including in such computation, Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition and including income earned or expenses incurred by the Person, business or assets to be acquired as more fully provided herein) by delivering at least five (5) Business Days prior to such Permitted Acquisition a certificate in substantially the form of Exhibit 7.2.6 evidencing such pro forma compliance; and

(f)            the Loan Parties deliver such updates to Schedules required under Section 5.3;

(g)            the Loan Parties shall deliver to the Administrative Agent at least five (5) Business Days before consummation of such Permitted Acquisition a copy of the definitive acquisition agreement(s) relating to such Permitted Acquisition, including all schedules and exhibits thereto, together with such other information about such Person and its assets as the Administrative Agent (acting at the direction of the Required Lenders) may reasonably require; and

(h)            such Permitted Acquisition is consummated prior to May 1, 2022 or after December 31, 2025;

(iii)            any Subsidiary of the Company (other than the Borrower) may liquidate, dissolve or wind-up its affairs, including any such change necessary to consummate a transaction permitted elsewhere under this Section 7.2.6, provided that any liquidation, winding up or dissolution of a Loan Party relating to a disposition of its assets to a Non-Loan Party Subsidiary shall comply with Sections 7.2.4, 7.2.7, 7.2.9 and 7.1.10; and

(iv)            notwithstanding the other provisions of this Section, the Loan Parties and their Subsidiaries may consummate the Project Jupiter Acquisition and the Project Jupiter Acquisition shall constitute a “Permitted Acquisition”.

7.2.7            Dispositions of Assets or Subsidiaries.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, license, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles (including Intellectual Property) with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party), except for the following:

(i)           transactions involving the sale of inventory in the ordinary course of business;

(ii)          any sale, transfer or lease of assets in the ordinary course of business which are obsolete, surplus, worn out or no longer used or useful in the conduct of such Loan Party’s or such Subsidiary’s business;

(iii)         any sale, transfer or lease of assets by (a) one Loan Party or Non-Loan Party Subsidiary, to a Foreign Loan Party or (b) one Domestic Guarantor or a Domestic Non-Loan Party Subsidiary, to a Domestic Guarantor or or (c) a Domestic Non-Loan Party Subsidiary to another Domestic Non-Loan Party Subsidiary; provided that no Payment Blockage Event exists or would be caused thereby;

(iv)         sales or other transfers of accounts receivables and related rights of the Company and its Subsidiaries pursuant to or in connection with a Permitted Accounts Receivable Program;

(v)          any sale, transfer or lease of assets not listed in clauses (i) through (iv) above provided that (A) no Event of Default shall exist or shall result from such disposition, (B) the aggregate net book value of all assets so sold by the Loan Parties and their Subsidiaries pursuant to this clause (v) shall not exceed 10% of the Consolidated Total Assets at any time;

(vi)         (a) licensing or sublicensing of any Intellectual Property in the ordinary course of business and which does not materially interfere with the business of the Company and its Subsidiaries and (b) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Company and its Subsidiaries;

(vii)        any sale of timberland properties;

(viii)       any sale, conveyance, assignment, transfer, lease or disposition of assets among the Company and its Subsidiaries to the extent permitted under Section 7.2.1, 7.2.4, 7.2.5 or 7.2.6;

(ix)          sales or other transfers of accounts receivables and related rights of the Company and its Subsidiaries pursuant to or in connection with a Permitted Supply Chain Finance Program;

(x)          the Swiss Principal Transactions;

(xi)         any Specified Entity Sale; and

(xii)        any disposal or transfer of a Property located in Germany which cannot be prohibited under section 1136 of the German Civil Code (Bürgerliches Gesetzbuch).

7.2.8            Affiliate Transactions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person other than another Loan Party) unless such transaction (i) is not otherwise prohibited by this Agreement, (ii) is entered into in the ordinary course of business or upon fair and reasonable arm’s-length terms and conditions, and is in accordance with all applicable Law, and, as applicable, is permitted by Section 7.2.1, 7.2.4, 7.2.5, 7.2.6 or 7.2.7, (iii) involves any employment agreement entered into by the Company or any of the Subsidiaries in the ordinary course of business, or (iv) is in existence as of the Closing Date.

7.2.9            Canadian Place of Business

Without limiting the provisions of Section 7.1.14, Glatfelter Gatineau Ltée shall not permit any of its places of business or its domicile or registered office in Canada to be located outside of the Province of Québec or the Province of Ontario (collectively, the “Specified Location”), or do anything else to cause it to be located outside of the Specified Location for the purpose of any PPSA or other applicable Law, without providing the Administrative Agent with twenty (20) days’ prior written notice and promptly taking any other steps that the Administrative Agent requests to ensure that the position of the Administrative Agent and the Lenders is not adversely affected by the change of location. Glatfelter Gatineau Ltée shall not permit any of its tangible personal property to be located outside of the Specified Location (other than inventory in transit in the ordinary course) without providing the Administrative Agent with twenty (20) days’ prior written notice and promptly taking other steps that the Administrative Agent requests to ensure that the position of the Administrative Agent and the Lenders is not adversely affected by the change of location. No Canadian Loan Party may change its name without providing the

Administrative Agent with twenty (20) days’ prior written notice and promptly taking any other steps that the Administrative Agent reasonably requests to ensure that the position of the Administrative Agent and the Lenders is not adversely affected by the name change.

7.2.10            Continuation of or Change in Business.

Each of the Loan Parties will not, nor will it permit any of its Subsidiaries to, alter the character of the business of the Loan Parties and their Subsidiaries, taken as a whole, in any material respect from that conducted as of the Closing Date; provided that this Section 7.2.10 shall not prohibit the Loan Parties and their Subsidiaries from conducting any business or business activities incidental or related to the business as carried out by the Company and the Subsidiaries on the Closing Date or any business or activity that is reasonably similar, related, ancillary or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

7.2.11            Anti-Corruption Laws.

Each Loan Party hereby covenants and agrees that until the Expiration Date, such Loan Party will not, and will not permit any its Subsidiaries to directly or indirectly use the Loans or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business. The foregoing covenants in this Section 7.2.11 shall not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such representations would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law applicable in the United Kingdom.

7.2.12            Fiscal Year.

The Company shall not, and shall not permit any Loan Party to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

7.2.13            Sanctions and Anti-Terrorism Laws; Embargoed Property.

Each Loan Party hereby covenants and agrees that the Loan Parties and their Subsidiaries will not: (a) repay the Loans with Embargoed Property or funds derived therefrom; (b) permit any Collateral to become Embargoed Property; (c) become a Sanctioned Person or allow any employees, officers, directors, affiliates, consultants, brokers, and agents acting on its behalf in connection with this Agreement, that is or becomes a Sanctioned Person to have any involvement with its activities under this Agreement or with the proceeds of any Loan; (d) directly, or indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Facilities to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; or (e) cause any Lender, Administrative Agent or Collateral Agent to violate any Anti-Terrorism Law.

7.2.14            Changes in Organizational Documents.

Each of the Loan Parties shall not amend, modify or change its certificate of incorporation (including any provisions or resolutions relating to capital stock), constitution, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents in any manner materially adverse to the interests of the Lenders without obtaining the prior written consent of the Required Lenders.

7.2.15            Maximum Secured Leverage Ratio.

The Borrower shall not permit the Secured Leverage Ratio, measured as of the end of each fiscal quarter of the Company for the four (4) fiscal quarters then ended, to exceed (i) 4.25 to 1.00 for any such fiscal quarter end occurring on or after March 31, 2023 through and including the end of the fiscal quarter of the Company ending on December 31, 2024, (ii) 4.00 to 1.00 for any such fiscal quarter end occurring on and after March 31, 2025 through and including the end of the fiscal quarter of the Company ending on December 31, 2025, and (iii) 3.50 to 1.00 for any such fiscal quarter end occurring on and after March 31, 2026.

7.2.16            Minimum Debt Service Coverage Ratio.

The Borrower shall not permit the Debt Service Coverage Ratio, measured as of the end of each fiscal quarter, for the four (4) fiscal quarters then ended, to be less than (i) 1.25 to 1.0 for any such fiscal quarter end occurring on or after March 31, 2023 through and including the end of the fiscal quarter of the Company ending on December 31, 2024, (ii) 1.50 to 1.00 for any such fiscal quarter end occurring on and after March 31, 2025 through and including the end of the fiscal quarter of the Company ending on December 31, 2025, and (iii) 2.00 to 1.00 for any such fiscal quarter end occurring on and after March 31, 2026.

7.2.17            Revolving Credit Facility.

Each of the Loan Parties will not, nor will it permit any of its Subsidiaries to, enter into any material amendment, waiver or modification of the RCF Loan Documents or the documentation governing any Permitted Revolving Indebtedness except as permitted pursuant to the terms of the Intercreditor Agreements.

7.2.18            Receivables Entities.

The Loan Parties covenant as follows: (i) each Permitted Accounts Receivable Program shall be entered into by a Subsidiary of the Company which is wholly owned by the Company (directly or indirectly) and which engages in no activities other than in connection with the financing of accounts receivables of the Designated Credit Parties pursuant to a Permitted Accounts Receivable Program (a “Receivables Entity”) and which is designated as such by the Company as provided below in this Section; (ii) no portion of the Indebtedness or any other obligations (contingent or otherwise) of a Receivables Entity (a) shall be guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (b) shall be recourse to or obligate the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization

Undertakings, or (c) shall subject any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings; and (iii) no portion of the Indebtedness or any other obligations (contingent or otherwise) (a) shall be guaranteed by the Company or any other Subsidiary of the Company, (b) shall be recourse to or obligate the Company or any other Subsidiary of the Company in any way, or (c) shall subject any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than as contemplated in the preceding clause (iii)(b). The Company may designate any Subsidiary as a “Receivables Entity” hereunder by delivered to the Administrative Agent a certificate of the Company executed by a Responsible Officer certifying that such Subsidiary meets the requirements to be a Receivables Entity set forth in subsection (i) above.

7.2.19            Junior Debt Prepayments; Amendments to Junior Financing Documentation

The Loan Parties shall not, and shall not permit any Subsidiary to, directly or indirectly, prepay, repay, redeem, purchase, defease or otherwise satisfy prior to the date that is one year before the scheduled maturity thereof any Indebtedness (“Junior Debt”) that is (i) unsecured, (ii) contractually subordinated in right of payment to the Obligations hereunder expressly by its terms or (iii) secured by a Lien on the Collateral that is junior to the Lien securing the Obligations hereunder (other than the obligations under the RCF Loan Documents (or any similar term pursuant to the documentation governing any Permitted Revolving Indebtedness)) (any such prepayment, repayment, redemption, purchase, defeasance or satisfaction, a “Junior Debt Repayment”), other than, so long as no Payment Blockage Event exists or would be caused thereby, the following:

(a)            Junior Debt Repayment with the proceeds of, or in exchange for, any other Indebtedness permitted to be incurred under Section 7.2.1 that is (A) (i) unsecured, (ii) contractually subordinated in right of payment to the Obligations hereunder expressly by its terms or (iii) is secured by a Lien on the Collateral that is junior to the Lien securing the Obligations hereunder; provided that, (x) the final maturity date of such Indebtedness shall not be earlier than the Expiration Date, (y) such Indebtedness shall not be guaranteed by any person other than the Borrower and the Guarantors and (z) such Indebtedness shall not be secured by any Lien on assets of the Company or any Subsidiary, other than the Collateral;

(b)            Junior Debt Repayments of Indebtedness of the Company or any of its Subsidiaries owed to the Company or a Subsidiary;

(c)            so long as no Default or Event of Default has occurred and is continuing, Junior Debt Repayments within 60 days of giving notice thereof if at the date of such notice, such payment would have been permitted hereunder;

(d)            Junior Debt Repayments consisting of the payment of regularly scheduled interest and principal payments, payments of fees, expenses, penalty interest and indemnification obligations when due, other than payments prohibited by any applicable subordination provisions; and

(e)            other Junior Debt Repayments so long as, in the aggregate, such Junior Debt Repayment is funded by payments of no more than $50,000,000; provided that on the date of such repayment, the Company and its Subsidiaries produced Free Cash Flow during the trailing four quarter period, as of the last day of the quarter ended prior to the date of such repayment for which financial statements have been delivered pursuant to Section 7.3, subject to compliance with Section 7.2.8 and no Event of Default exists or would be caused thereby.

The amount of any Junior Debt Repayment at any time shall be the amount of cash and the fair market value of other property used to make the Junior Debt Repayment at the time such Junior Debt Repayment is made.

The Loan Parties will not, and will not permit any Subsidiary to, amend or modify any Junior Financing Documentation, in each case if the effect of such amendment or modification is materially adverse to the Lenders.

7.2.20            COMI.

None of the Luxembourg Loan Parties shall do anything to change the location of its center of main interests for the purposes of article 3(1) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), to a jurisdiction other than Luxembourg or to open an establishment in any jurisdiction other than Luxembourg.

7.2.21            Foreign Plans.

The Loan Parties shall not, and shall not permit any Subsidiary, in each case without the prior written consent of the Administrative Agent, to sponsor, maintain, administer, contribute to or be required to contribute to, or assume any liability or contingent liability in respect of a Canadian Defined Benefit Plan.

7.2.22            Borrower Limitations

Notwithstanding anything to the contrary set out herein, no Subsidiary of the Company that is incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to article 9 of the Swiss Withholding Tax Act may become a Borrower in relation to any Loan or make drawings under any Loan.

7.2.23            Cash Pooling Arrangements

If at any time the amounts held in any bank, demand, securities, commodities, time, savings, passbook or like account maintained with a depositary institution under or in connection with the Existing Cash Pool Arrangements exceed $15,000,000 in aggregate (such excess amount, the “Excess Amount”), the Company shall promptly, but in any event within five (5) Business Days (or such longer period as the Administrative Agent may agree) after knowledge thereof, eliminate such Excess Amount or transfer, or cause to be transferred, the Excess Amount to a bank account that is pledged in favor of the Administrative Agent for the benefit of the Secured Parties; provided that the Company agrees to monitor amounts in the Existing Cash Pool Arrangements in the ordinary course and in any event on a weekly basis.

7.3          Reporting Requirements.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations (other than non-assessed contingent reimbursement obligations) and termination of the Commitments, the Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

7.3.1            Quarterly Financial Statements.

Within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, consolidated financial statements of the Company and its Subsidiaries, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The Loan Parties will be deemed to have complied with the financial statement delivery requirements of this Section 7.3.1 if such statements and certification shall have been posted by the Company on its website or shall have been posted on IntraLinks or similar site to which all of the Lenders have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system.

7.3.2            Annual Financial Statements.

Within ninety (90) days after the end of each fiscal year of the Company and its Subsidiaries, consolidated financial statements of the Company and its Subsidiaries consisting of a consolidated balance sheets as of the end of such fiscal year, and related consolidated statements of income, consolidated retained earnings and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent (acting at the direction of the Required Lenders). The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect or the ability of any Loan Party to comply with any covenant or agreement under any of the Loan Documents. The Loan Parties will be deemed to have complied with the same delivery requirements of this Section 7.3.2 if such statements and certification shall have been posted by the Company on its website or shall have been posted on IntraLinks or similar site to which all of the Lenders have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system.

7.3.3            Certificate of the Company.

Concurrently with the financial statements the Company furnished to the Administrative Agent pursuant to Sections 7.3.1 and 7.3.2, a certificate (each a “Compliance

Certificate”) of the Company signed by a Responsible Officer of the Company, in the form of Exhibit 7.3.3, (i) to the effect that no Event of Default or Potential Default exists and is continuing on the date of such certificate, (ii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Sections 7.2.15 and 7.2.16 and (iii) with respect to the quarterly financial statements furnished pursuant to Section 7.3.1, that such quarterly financials have been prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments).

7.3.4            Notice of Default.

Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by a Responsible Officer of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

7.3.5            Notice of Litigation.

Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which involve a claim or series of claims in excess of $40,000,000 or which if adversely determined would constitute a Material Adverse Change.

7.3.6            [Reserved].

7.3.7            Monthly Cash Reports.

Beginning with the month ended April 30, 2023, the Company shall, only upon the request of the Administrative Agent (acting at the direction of any Lender), provide to the Administrative Agent (to provide to such requesting Lender(s)), no later than 20 days following the end of each month, a monthly report, substantially in the form of Exhibit 7.3.7 (or such other form reasonably acceptable to the Administrative Agent). Such report shall be certified by a Responsible Officer of the Company as being true and correct in all material respects.

7.3.8            Notices Regarding the RCF Loan.

Immediately notify the Administrative Agent in writing upon the occurrence of: (a) any event of default or default under the RCF Loan Documents (or any similar term pursuant to the documentation governing any Permitted Revolving Indebtedness) or (b) any notice delivered to the RCF Administrative Agent in connection with any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the RCF Loan Documents (or any similar term pursuant to the documentation governing any Permitted Revolving Indebtedness).

7.3.9            Notices Regarding Plans and Benefit Arrangements.

7.3.9.1            Certain Events.

Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the IRS, Department of Labor or the PBGC with respect thereto) of:

(i)            any ERISA Event with respect to the Loan Parties or any other member of the ERISA Group,

(ii)            any Prohibited Transaction which could subject the Loan Parties to a material civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,

(iii)            any cessation of operations (by the Loan Parties or any other member of the ERISA Group) at a facility in the circumstances described in Section 4062(e) of ERISA, or

(iv)            a failure by the Loan Parties or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 303(k) of ERISA.

7.3.9.2            Notices of Involuntary Termination and Annual Reports.

Promptly after receipt thereof, copies of (a) all notices received by the Loan Parties or any other member of the ERISA Group of the PBGC’s intent to terminate any Plan administered or maintained by the Loan Parties or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Administrative Agent or any Lender each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Loan Parties or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Loan Parties or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Loan Parties or any other member of the ERISA Group with the Employee Benefit Security Administration.

7.3.9.3            Notice of Voluntary Termination.

Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.

8.            Default

8.1          Events of Default.

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

8.1.1            Payments Under Loan Documents.

The Borrower shall fail to pay any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), when due or shall fail to pay any interest on any Loan or any other amount owing hereunder or under the other Loan Documents within three (3) Business Days after such interest or other amount becomes due in accordance with the terms hereof or thereof;

8.1.2            Breach of Warranty.

Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished (provided, that with respect to a breach of Section 5.1.23, in relation to a German Loan Party this would not result in a violation of, or conflict with, Section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), Council Regulation (EC) No. 2271/96 or any similar anti-boycott statute).

8.1.3            Default in RCF Loan Documents.

A default or event of default shall occur at any time under the terms of any of the RCF Loan Documents (or any Permitted Revolving Indebtedness);

8.1.4            Breach of Negative Covenants and Certain Affirmative Covenants.

Any of the Loan Parties shall default in the observance or performance of any covenant contained in Sections 7.1.6, 7.1.11(a), 7.1.11(b)(D), 7.1.15, 7.2 or 7.3.4, or in disposing over any Property located in Germany which is only permitted pursuant to Section 7.2.7(xii) above or in creating/granting any Lien over any Property located in Germany which is only permitted pursuant to paragraph (xxvii) of the definition of Permitted Liens in Section 1.1 above;

8.1.5            Breach of Other Covenants.

Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of twenty (20) Business Days after any Responsible Officer of any Loan Party has actual knowledge of the occurrence thereof;

8.1.6            Defaults in Other Agreements or Indebtedness.

A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $50,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not, but in any event not beyond thirty (30) days) any Indebtedness when due (whether at stated

maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

8.1.7            Final Judgments or Orders.

Any final judgments or orders for the payment of money in excess of $50,000,000 in the aggregate (to the extent not paid or covered by independent third-party insurance that has not been denied by the applicable insurer) shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of forty-five (45) days from the date of entry;

8.1.8            Loan Document Unenforceable.

Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against any Loan Party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby, or with the priority intended to be created thereby, or the validity or enforceability of any of the Loan Documents shall in any way be challenged or contested;

8.1.9            Proceedings Against Assets.

Any material portion of the Collateral is attached, seized, levied upon or subjected to a writ or distress warrant; or such outcome within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter; or

8.1.10            [Reserved].

8.1.11            Inability to Pay.

Any Loan Party or any Material Subsidiary of a Loan Party admits in writing its inability to pay its debts as they mature;

8.1.12            Events Relating to Plans and Benefit Arrangements.

An ERISA Event occurs with respect to a Plan or Foreign Plan, or an event described in Section 7.3.9.1(ii) occurs, in each case, which has resulted or could reasonably be expected to result in liability of a Loan Party under (i) Title IV of ERISA to the Plan or the PBGC or (ii) Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code (or any equivalent or similar applicable Law relating to any Foreign Plan), in an aggregate amount in excess of $50,000,000.00;

8.1.13            [Reserved].

8.1.14            Change of Control.

Any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired, after the Closing Date, beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) 35.00% or more of the voting capital stock of Glatfelter Corporation.

8.1.15            Involuntary Proceedings.

A case or proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party, Material Subsidiary or group of Subsidiaries which, if their assets were aggregated in a single Subsidiary, would meet the requirements to be a Material Subsidiary, in an involuntary case or proceeding under any applicable bankruptcy, insolvency, examinership, reorganization or other similar Law now or hereafter in effect, or for the appointment of a receiver, liquidator, examiner, assignee, custodian, trustee, sequestrator, conservator or similar official of any such Person or group of Persons for any substantial part of its or their property, or for the winding-up, examinership or liquidation of its or their affairs, and such case or proceeding shall remain undismissed or unstayed and in effect for a period of forty-five (45) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

With respect to any Loan Party, Material Subsidiary or Subsidiary incorporated or established in Germany, it is (i) unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) or (ii) over-indebted (überschuldet) within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung).

No Event of Default shall occur with respect to any Loan Party, Material Subsidiary or Subsidiary which is incorporated or established in Switzerland and is over-indebted (überschuldet) within the meaning of article 725 et seq. CO, unless the board of directors of such Loan Party, Material Subsidiary or Subsidiary is obliged to notify the court about the over-indebtedness of that Loan Party, Material Subsidiary or Subsidiary.

8.1.16            Voluntary Proceedings.

Any Loan Party, Material Subsidiary or group of Subsidiaries which, if their assets were aggregated in a single Subsidiary, would meet the requirements to be a Material Subsidiary, shall commence a voluntary case or proceeding under any applicable bankruptcy, insolvency, examinership, reorganization or other similar Law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case or proceeding under any such Law, or shall consent to the appointment or taking possession by a receiver, liquidator, examiner, assignee, custodian, trustee, sequestrator, conservator or other similar official of itself or themselves or for any substantial part of its or their property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its or their debts as they become due, or shall take any action in furtherance of any of the foregoing (without limiting the generality of the above, in the case of a Loan Party organized under the Laws of Germany, the application for commencement of any insolvency proceeding (Insolvenzantrag) shall have been filed and in the case of a Luxembourg

Loan Party, the application for commencement of any insolvency proceeding (procédure de faillite) shall have been filed).

8.1.17            Collateral.

With respect to the Collateral at any time prior to the release of the Lien on such Collateral in accordance with the terms of the Collateral Documents, (A) the security interest, hypothec or other type of Lien created under any Collateral Document ceases to be in full force and effect for a period of more than 30 consecutive days or (B) any Loan Party asserts, in any pleading in any court of competent jurisdiction, that any such security interest, hypothec or other type of Lien is invalid or unenforceable and, in the case of any such assertion, the Company fails to cause such Loan Party to rescind such assertions within 10 days after the Company has actual knowledge of such assertions; provided that such Loan Party’s assertion that a security interest, hypothec or other type of Lien is invalid or unenforceable is not based on a change of law in the jurisdiction that results in the jurisdiction not permitting the granting, recordation or perfection of security interests in the Collateral.

8.2          Consequences of Event of Default.

8.2.1            Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Sections 8.1.1 through 8.1.14 shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans hereunder and the Administrative Agent may, and upon the request of the Required Lenders, shall by written notice to the Borrower, declare the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees (including any Make-Whole Amount and prepayment premium) and all other Indebtedness and Obligations of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

8.2.2            Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Sections 8.1.15 or 8.1.16 shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees (including any Make-Whole Amount and prepayment premium) and all other Indebtedness and Obligations of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

8.2.3            Set-off.

If an Event of Default shall occur and be continuing, any Lender (other than any Defaulting Lender) to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of such Lender which has agreed in writing to be bound by the provisions of Section 9.9 and any branch, Subsidiary or Affiliate of such Lender or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to such Loan Party except as provided herein, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrower and the other Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower or such other Loan Party by such Lender or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by a Borrower or such other Loan Party for its own account (but not including funds held in custodian or trust accounts) with such Lender or participant or such branch, Subsidiary or Affiliate, and each Lender and the Administrative Agent agrees to promptly notify the Borrower after such set-off, provided that the failure to give any such notice shall not affect the validity of such set-off and application. Such right shall exist whether or not any Lender or the Administrative Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of a Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any collateral, Guaranty or any other security, right or remedy available to any Lender or the Administrative Agent; and

8.2.4            Suits, Actions, Proceedings.

If an Event of Default shall occur and be continuing, and whether or not the Administrative Agent shall have accelerated the maturity of Obligations pursuant to any of the foregoing provisions of this Section 8.2, the Administrative Agent, on behalf of the Lenders, if any Lender is owed any amount with respect to the Obligations, may proceed to protect and enforce the Lenders’ rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, receiver and manager, interim receiver or other similar official, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Administrative Agent, on behalf of the Lenders; and

8.2.5            Application of Proceeds.

From and after the date on which the Administrative Agent has taken any action pursuant to this Section 8.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Administrative Agent from the exercise of any remedy by the Administrative Agent, shall be applied as follows:

(i)            First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

(ii)            Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the

Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

(iii)            Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(iv)            Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders; and

(v)            Last, the balance, if any, to the Loan Parties or as required by Law.

8.2.6            Enforcement of Remedies.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Section 8.2 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 8.2.3 (subject to the terms of Section 9.9), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Relief Proceeding; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Section 8.2 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 9.9, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

9.            The Administrative Agent

9.1          Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Alter Domus to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of the Administrative Agent and the Lenders and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

With regard to Swiss Collateral Documents, the Administrative Agent shall:

(i)            hold and administer any non-accessory Liens (nicht-akzessorische Sicherheiten) created under or pursuant to the Swiss Collateral Documents in its own name but for the benefit of the Lender Parties; and

(ii)           hold and administer any accessory Liens (akzessorische Sicherheiten) created under or pursuant to the Swiss Collateral Documents as direct representative (direkter Stellvertreter) in the name and on behalf of the Lender Parties.

Each Lender Party (other than the Administrative Agent) hereby appoints the Administrative Agent as its direct representative (direkter Stellvertreter) and authorises the Administrative Agent (whether or not by or through employees or agents):

(i)            to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Administrative Agent under Swiss Collateral Documents together with such powers and discretions as are reasonably incidental thereto;

(ii)           to take such action on its behalf as may from time to time be authorised under or in accordance with the Swiss Collateral Documents; and

(iii)          to accept, enter into and execute as its direct representative (direkter Stellvertreter) any Swiss law governed pledge or other creation of any accessory lien granted in favour of such Lender Party in connection with the Loan Documents and to agree to and execute in its name and on its behalf as its direct representative (direkter Stellvertreter) any amendments, confirmations and/or alterations to any Swiss Collateral Document which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such Lien.

9.2          Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3          Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agent.

9.4          Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.5          [Reserved].

9.6          Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined in a final, non-appealable decision by a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until written notice conspicuously marked as a “notice of default” describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.7          Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.8          Calculations.

In the absence of gross negligence or willful misconduct as determined in a final, non-appealable decision by a court of competent jurisdiction, the Administrative Agent shall not be liable for any error in computing the amount payable to any Lender whether in respect of the Loans, fees or any other amounts due to the Lenders under this Agreement. In the event an error in computing any amount payable to any Lender is made, the Administrative Agent, the Borrower and each affected Lender shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error.

9.9          Sharing of Payments.

If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source,

obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii)            the provisions of this Section 9.9 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents as in effect from time to time or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 9.9 shall apply).

Each Loan Party agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of payment (including setoff, but subject to Section 8.2.3) with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

9.10        Successor Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent with, if no Event of Default is occurring, the approval of the Company in its reasonable discretion without unreasonable delay; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment (or been approved for such appointment pursuant to the terms hereof), then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.10. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 9.10 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.11        Administrative Agent’s Fee.

The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of, and at the dates and times set forth in, a letter (the “Administrative Agent’s Letter”) among the Borrower and Administrative Agent, as amended from time to time.

9.12        No Reliance on Administrative Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law or any Anti-Corruption Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Laws.

9.13        Collateral and Guaranty Matters.

(a)            Each of the Lenders irrevocably authorizes the Administrative Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon the Expiration Date and the payment in full of the Obligations, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders; and (ii) to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction (including as a result of a dissolution or merger, amalgamation or consolidation) permitted under the Loan Documents; it being agreed that any such Guarantor that has been released from its obligations under the Guaranty Agreement pursuant to the foregoing shall also be released automatically and simultaneously from its obligations under all of the Collateral Documents and other Loan Documents to which it is a party. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 9.13.

(b)            The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.14        Erroneous Payments.

(a)            If the Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(ii)            (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(iii)            such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.14(b).

(c)            Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf (such unrecovered amount, an “Erroneous Payment Return Deficiency”) each party hereto agrees that, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

9.15        Québec Hypothecary Representative.

Without limiting any of the foregoing, each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent, for the purposes of holding any hypothec granted pursuant to the laws of the Province of Quebec, and to the extent necessary, ratifies the appointment and authorization of the Administrative Agent, to act as the hypothecary representative (within the meaning of Article 2692 of the Civil Code of Quebec) for the Lenders, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec as security for any of the Obligations, and to exercise such powers and duties that are conferred upon the Administrative Agent in its capacity as hypothecary representative under any related deed of hypothec. Any Person who becomes a Lender shall be deemed to have consented to and confirmed the Administrative Agent as the Person acting as hypothecary representative for the Lender holding the aforesaid hypothecs as aforesaid and to have ratified all actions taken by the Administrative Agent in such capacity. The Administrative Agent acting in its capacity as hypothecary representative shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Administrative Agent in this Agreement, which shall apply mutatis mutandis. The substitution of the Administrative Agent pursuant to the provisions of this Section 9 also constitute the substitution of the Administrative Agent as hypothecary representative as aforesaid. Each such successor Administrative Agent appointed in accordance with the terms of this Agreement shall automatically (and without any further formality or action) become the successor hypothecary representative for the purposes of each deed of hypothec that was executed prior to the time of the appointment of such successor Administrative Agent.

10.          Miscellaneous

10.1        Modifications, Amendments or Waivers.

With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Company and the Borrower in the name and on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Loan Parties hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that, no such agreement, waiver or consent may be made which will:

10.1.1            Increase of Commitment. Increase the amount of the Term Loan Commitment of any Lender hereunder without the written consent of each Lender affected thereby;

10.1.2            Extension of Payment; Reduction of Principal Interest or Fees.

Whether or not any Loans are outstanding, extend the Expiration Date applicable to the Term Loans, the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan in connection with such a mandatory prepayment hereunder) or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce any fee payable to any Lender, without the written consent of each Lender affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 3.3 during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

10.1.3            Release a Guarantor, Pledged Loans and Collateral.

Either (a) except in connection with a transaction permitted hereunder or as otherwise permitted hereunder (including in connection with any transaction permitted hereunder that results in a Guarantor ceasing to be a Subsidiary), release any Guarantor from its Obligations under the Guaranty Agreement, without the written consent of the Administrative Agent and all Lenders (other than Defaulting Lenders), (b) release all or any substantial portion of the Collateral without the written consent of the Administrative Agent and all Lenders, (c) except pursuant to Section 1.6.2 in accordance with the terms thereof, release or subordinate the Liens securing the Obligations on all or substantially all of the Collateral or amend any Collateral Document in a manner that would have the effect of releasing or subordinating the Liens securing the Obligations on all or substantially all of the Collateral, in each case, without the written consent of the Administrative Agent and all Lenders; or

10.1.4            Miscellaneous.

Amend Sections 4.2, 8.2.5, 9.6 or 9.9 or this Section 10.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all the Lenders (other than Defaulting Lenders);

provided, that no agreement, waiver or consent may modify the interests, rights or obligations of (i) the Administrative Agent in its capacity as Administrative Agent, without the written consent of the Administrative Agent and (ii) the Administrative Agent in its capacity as collateral agent, without the written consent of the Administrative Agent, and provided, further, that, if in connection with any proposed waiver, amendment or modification referred to in Sections 10.1.1 through 10.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 4.4.2. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

10.2        No Implied Waivers; Cumulative Remedies; Writing Required.

No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

10.3        Expenses; Indemnity; Damage Waiver.

10.3.1            Costs and Expenses of the Administrative Agent.

The Borrower shall pay (i)  all reasonable out of pocket expenses incurred by the Administrative Agent and its Related Parties (including the reasonable fees and charges, and disbursements, of counsel for the Administrative Agent), and shall pay all reasonable fees and time charges, and disbursements, for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out of pocket expenses incurred by the Administrative Agent, any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and (iii) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties, provided that such reimbursement obligation shall be limited to one (1) audit in each fiscal year so long as no Event of Default exists and is continuing.

10.3.2            Indemnification of the Administrative Agent by the Borrower.

The Borrower unconditionally agree to indemnify, pay or reimburse and hold the Administrative Agent and its Related Parties harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including fees and expenses of external counsel (limited to (i) one primary counsel, (ii) in the case of a material conflict on any material issue between or among two or more indemnitees, one additional counsel in each instance and (iii) one local counsel in each applicable jurisdiction), appraisers and environmental consultants, incurred by the Administrative Agent (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy, examinership or receivership proceedings or otherwise, and (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Administrative Agent hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Administrative Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. In addition, the Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties, provided that such reimbursement obligation shall be limited to one (1) audit in each fiscal year so long as no Event of Default exists and is continuing. This Section 10.3.2 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

10.3.3            Reimbursement and Indemnification of Lenders by the Borrower.

The Borrower agrees unconditionally upon demand to pay or reimburse to each Lender (other than the Administrative Agent, as to which the Borrower’s Obligations are set forth in Section 10.3.2) and to save such Lender harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including reasonable fees and expenses of counsel for each Lender), incurred by such Lender (a) in connection with the administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (d) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, or (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (other than taxes) which may be imposed on, incurred by or asserted against such Lender, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by such Lender hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from such Lender’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction, or (B) if the Borrower were not given notice of the subject claim and the opportunity to participate in the defense thereof, at their expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. The Lenders will attempt to minimize the fees and expenses of legal counsel for the Lenders which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm in each applicable foreign jurisdiction to represent the Lenders and the Administrative Agent if appropriate in the Lenders’ determination under the circumstances. This Section 10.3.3 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

10.3.4            Reimbursement by Lenders.

To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 10.3.1 or 10.3.2 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to indemnify, hold harmless and pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. For purposes of this Section 10.3.4, a Lender’s “Ratable Share” shall be determined based upon its share of the outstanding Loans and outstanding Commitments (or if such indemnity payment is sought after the date on which the Loans have been paid in full and the Commitments have been terminated in accordance with such Lender’s Ratable Share immediately prior to the date on which the Loans are paid in full and the Commitments have been terminated).

10.3.5            Waiver of Consequential Damages, Etc.

To the fullest extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby. No indemnitee referred to in Section 10.3.2 or Section 10.3.3 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

10.3.6            Payments.

All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

10.4        Holidays.

Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the applicable Expiration Date if such Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of principal and interest on the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action

10.5        Funding by Branch, Subsidiary or Affiliate.

10.5.1            Notional Funding.

Each Lender shall have the right from time to time, without notice to the Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 10.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Lender) of such Lender to have made, maintained or funded any Loan, provided that immediately following (on the assumption that a payment were then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation pursuant to Section 4.6 than it would have been in the absence of such change. Notional funding offices may be selected by each Lender without regard to such Lender’s actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Lender.

10.5.2            Actual Funding.

Each Lender shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Lender to make or maintain such Loan subject to the last sentence of this Section 10.5.2. If any Lender causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Lender, but in no event shall any Lender’s use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Lender or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Lender (including any expenses incurred or payable pursuant to Section 4.6) which would otherwise not be incurred.

10.6        Notices; Lending Offices.

Any notice, request, demand, direction or other communication (for purposes of this Section 10.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made in writing (which includes means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 10.6) in accordance with this Section 10.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 1.1(A) hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 10.6. Any Notice shall be effective:

(i)           In the case of hand-delivery, when delivered;

(ii)          If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(iii)         [reserved];

(iv)        In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(v)          In the case of electronic transmission, when actually received;

(vi)         In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such web site) by another means set forth in this Section 10.6; and

(vii)        If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to a Loan Party shall concurrently send a copy thereof to the Administrative Agent, and the Administrative Agent shall promptly notify the other Lenders of its receipt of such Notice. Schedule 1.1(A) lists the Lending Offices of each Lender. Each Lender may change its respective Lending Office by written Notice to the Administrative Agent and other Lenders.

10.7        Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.8        Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of New York.

10.9        Prior Understanding.

This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

10.10     Duration; Survival.

All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the making of Loans and shall not be waived by the execution and delivery of this Agreement, any investigation by the Administrative Agent or the Lenders, the making of Loans or payment in full of the Loans. All covenants and agreements of the Loan Parties contained herein shall continue in full force and effect from and after the date hereof until termination of the Commitments and payment in full of the Obligations (other than non-assessed contingent reimbursement obligations). Sections 4 and 10.3 shall survive payment in full of the Obligations, expiration or termination of the Commitments. In addition, all covenants and agreements of the Borrower and the Lenders contained herein shall, if any related payment is later declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any secured party, receiver or similar Person, or otherwise voided or nullified (a “Voided Payment”), be reinstated and deemed to have survived payment in full of the Obligations and termination of the Commitments, to the extent such reinstatement and survival is necessary for the Administrative Agent to recover such Voided Payment.

10.11     Successors and Assigns.

10.11.1            Successors and Assigns Generally.

The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party (except with respect to any Loan Party, other than the Company or the Borrower, in a transaction not prohibited by this Agreement) may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.11.2, (ii) by way of participation in accordance with the provisions of Section 10.11.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.11.5 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby,

Participants to the extent provided in Section 10.11.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.11.2            Assignments by Lenders.

Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(a)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(b)            in any case not described in clause (i)(a) of this Section 10.11.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than €5,000,000 and will be in an amount of an integral multiple of €1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)            Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default pursuant to Section 8.1.1, 8.1.15 or 8.1.16 has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof.

(iv)            Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent and all requested “know your customer” documentation, to include an IRS Form W-9 or such other applicable IRS Form.

(v)            No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)            No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Upon receipt by Administrative Agent of all requirements set forth in (b)(iv) above and the recording of such assignment in the Register by the Administrative Agent pursuant to Section 10.11.3, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.4, 4.6, 4.7 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.11.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.11.4. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in Section 10.11.3.

Each Luxembourg Loan Party hereby expressly accepts and confirms, for the purposes of articles 1278 and 1281 of the Luxembourg Civil Code, that notwithstanding any assignment permitted under, and made in accordance with, the provisions of this Agreement, any guarantee and any security provided pursuant to a Loan Document to which it is a party shall be preserved for the benefit of any new lender under this Section 10.11.2.

10.11.3            Register.

The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Such Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is in such Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

10.11.4            Participations.

Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the

Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Section 10.1.1, 10.1.2 or 10.1.3 that directly affects such Participant. The Borrower agrees that each Participant shall, if applicable, be entitled to the benefits of Sections 3.4, 4.6, 10.3 and 4.7 (subject to the requirements and limitations therein, including the requirements under Section 4.7 (it being understood that the documentation required under Section 4.7.7 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.11.2; provided that (A) such Participant agrees to be subject to the provisions of Section 4.4.2 as if it were an assignee under Section 10.11.2; and (B) such Participant shall not be entitled to receive any greater payment under Sections 4.6 or 4.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.4.2 with respect to any Participant. To the extent permitted by Law, each Participant also shall, if applicable, be entitled to the benefits of Section 8.2.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 9.9 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is either necessary for such commitment, loan, letter of credit or other obligation to be, or necessary to establish that such obligation is, in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Each Lender that sells a participation pursuant to this Section 10.11.4 shall notify the Administrative Agent of the amount of the principal amounts of each such Participant’s participant interest with respect to such Lender’s rights and obligations under this Agreement.

10.11.5            Certain Pledges; Successors and Assigns Generally.

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.12     Confidentiality.

10.12.1            General.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, investors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and their obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. With the prior written consent of the Loan Parties, the Administrative Agent or any Lender may publish customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of such Loan Party. In addition, with the prior written consent of the Loan Parties, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

10.12.2            Sharing Information With Affiliates of the Lenders.

Each Loan Party acknowledges that from time to time that Lenders or their Affiliates enter into financings or other transactions with the Borrower or one or more of its

Affiliates (in connection with this Agreement or otherwise) and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or affiliate of any Lender receiving such information shall be bound by the provisions of Section 10.12.1 as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans and other Obligations and the termination of the Commitments. Each of the Administrative Agent and the Lenders, solely on its own behalf, acknowledges that the information provided by the Loan Parties and their respective Subsidiaries may include material non-public information concerning the Loan Parties or their respective Subsidiaries, as the case may be, and that, to the extent such Person has not opted out by written notice to the Administrative Agent and the Company from receiving any such material non-public information, such Person will take commercially reasonable measures to use such material non-public information in compliance with applicable Law according to its usual procedures for the handling of such information as in effect from time to time.

10.13     Counterparts; Integration; Effectiveness.

This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 6, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail (.tif or .pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be effective as delivery of a manually executed counterpart of this Agreement and be valid and effective for all purposes to the fullest extent permitted by applicable law. Upon the request of the Administrative Agent, an executed counterpart of a signature page of this Agreement by telecopy or e-mail as well as any electronic signature shall be promptly followed by the original copy of a manually executed counterpart.

10.14     Administrative Agent’s or Lender’s Consent.

Whenever the Administrative Agent’s or any Lender’s consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Administrative Agent and each Lender shall be authorized to give or withhold such consent in its sole and absolute discretion (unless otherwise specified herein) and to condition its consent upon the payment of money or any other matter.

10.15     Exceptions.

The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

10.16     CONSENT TO FORUM; WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WITH THE EXCEPTION OF ANY COLLATERAL DOCUMENTS GOVERNED BY LUXEMBOURG LAW, FOR WHICH ANY DISPUTE SHALL BE BROUGHT BEFORE THE COURTS OF THE CITY OF LUXEMBOURG) TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT, AND EACH LOAN PARTY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS TO THE EXTENT PERMITTED BY APPLICABLE LAWS, THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH LOAN PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 10.6 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (WITH THE EXCEPTION OF ANY COLLATERAL DOCUMENTS GOVERNED BY LUXEMBOURG LAW, FOR WHICH ANY DISPUTE SHALL BE BROUGHT BEFORE THE COURTS OF THE CITY OF LUXEMBOURG) TO THE FULL EXTENT PERMITTED BY LAW.

10.17     USA Patriot Act.

Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United states or foreign county, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) at such other times as are required under the USA Patriot Act.

Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties (and any other Person that proposes or is required to join this Agreement as a Borrower or a Guarantor), which information includes the name and address of Loan Parties (or such Borrower or Guarantor) and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties (or such Borrower or Guarantor) in accordance with the USA Patriot Act. Any Person that proposes or is required to join this Agreement as a Borrower or Guarantor shall provide any such required information to such Lender or Administrative Agent, as applicable, at least 10 Business Days prior to the date of joinder.

Each Loan Party acknowledges that, pursuant to Canadian Anti-Money Laundering & Anti-Terrorism Laws, the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties and the transactions contemplated hereby. The Borrower shall promptly provide, or cause to be provided, all such information, including supporting documentation and other evidence, as may be reasonably requested by the Lenders, or any prospective assignee or participant of the Lenders in order to comply with any applicable Canadian Anti-Money Laundering & Anti-Terrorism Laws, whether now or hereafter in existence; provided in each case, that in relation to any German Loan Party, compliance with any of the foregoing does not result in a violation of, or conflict with, Section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), Council Regulation (EC) No. 2271/96.

10.18     [Reserved].

10.19     [Reserved].

10.20     Acknowledgment and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.21     Certain ERISA Matters.

(i)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(A)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, the Commitments or this Agreement,

(B)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(C)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(D)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(ii)            In addition, unless either subclause (i)(A) in this Section 10.21 is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in subclause (i)(D) in this Section 10.21, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto, to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

10.22     No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders (in such capacity) are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders (in such capacity), on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders (in such capacity) is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender (in such capacity) has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders (in such capacity) and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and their Affiliates, and no Lender (in such capacity) has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against each of the Lenders (in such capacity) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.23     Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States). In the event a Specified Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.24     Swiss Limitation.

Any obligations assumed by any Swiss Guarantor under this Agreement or any other Loan Document (the “Swiss Guarantor Obligations”) shall be subject to the following limitations:

(a)            If and to the extent that a Swiss Guarantor guarantees or otherwise secures obligations other than obligations of one of the Swiss Guarantor's direct and indirect Subsidiaries (i.e. obligations of its direct or indirect parent companies (up-stream liabilities) or sister companies (cross-stream liabilities)) (the “Swiss Restricted Obligations”) and that performing the relevant Swiss Restricted Obligations would not be permitted under Swiss corporate law then applicable, then such obligations and payment amount shall from time to time be limited to the amount permitted to be paid under then applicable Swiss law and practice, provided that such limited amount shall at no time be less than the relevant Swiss Guarantor's distributable capital (presently being the balance sheet profits and any reserves available for distribution) at the time or times performance of the relevant Swiss Guarantor Obligation is due or requested from such Swiss Guarantor, and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) release the relevant Swiss Guarantor from its Swiss Guarantor Obligations in excess thereof, but merely postpone the payment date therefor until such times as payment is again permitted notwithstanding such limitation, and any and all indemnities, guarantees, subordination or other form of support of such Swiss Guarantor contained in any Loan Documents shall be construed in a manner consistent with the provisions of this Section 10.24.

(b)            In case a Swiss Guarantor who must make a payment in respect of Swiss Restricted Obligations under this Agreement or any other Loan Document is obliged to withhold Swiss Withholding Tax in respect of such payment, such Swiss Guarantor shall:

(i)           use its best endeavors that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including double tax treaties) rather than payment of the tax;

(ii)          if the notification procedure pursuant to sub-paragraph (i) above does not apply, deduct Swiss Withholding Tax at the rate of 35 per cent (or such other rate as in force from time to time), or if the notification procedure pursuant to sub-paragraph (i) above applies for a part of the Swiss Withholding Tax only, deduct Swiss Withholding Tax at the reduced rate resulting after the discharge of part of such tax by notification under applicable law, from any payment made by it in respect of Swiss Restricted Obligations and promptly pay any such taxes to the Swiss Federal Tax Administration;

(iii)         notify the Administrative Agent that such notification, or as the case may be, deduction has been made and provide the Administrative Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration; and

(iv)         in the case of a deduction of Swiss Withholding Tax:

(A)            use its best efforts to ensure that any person other than a Lender Party which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment in respect of Swiss Restricted Obligations, will, as soon as possible after such deduction (x) request a refund of the Swiss Withholding Tax under applicable law (including tax treaties) and (y) pay to the Administrative Agent upon receipt any amounts so refunded; and

(B)            if a Lender Party is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment, and if requested by the Administrative Agent, provide the Administrative Agent those documents that are required by law and applicable tax treaties to be provided by the payer of such tax, for each relevant Lender Party to prepare a claim for refund of Swiss Withholding Tax.

(c)            The Administrative Agent shall co-operate with the Swiss Guarantor to pursue such refund.

(d)            If a Swiss Guarantor is obliged to withhold Swiss Withholding Tax in accordance with paragraph (b) above, the Administrative Agent shall be entitled to further enforce the Swiss Guarantor Obligation assumed by such Swiss Guarantor and apply proceeds therefrom against the Swiss Restricted Obligations up to an amount which is equal to that amount which would have been obtained if no withholding of Swiss

Withholding Tax were required, whereby such further enforcements shall always be limited to the maximum amount of the freely distributable capital of such Swiss Guarantor as set out in paragraph (a) above.

(e)            If and to the extent requested by the Administrative Agent and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the Lender Parties to obtain a maximum benefit under this Agreement, the relevant Swiss Guarantor shall, and any parent company of such Swiss Guarantor being a party to this Agreement shall procure that such Swiss Guarantor will, promptly implement all such measures and/or to promptly procure the fulfilment of all prerequisites allowing the prompt fulfilment of the Swiss Guarantor Obligations and allowing the relevant Swiss Guarantor to promptly perform its obligations and make the (requested) payment(s) hereunder from time to time, including the following:

(i)           preparation of an up-to-date audited balance sheet of the relevant Swiss Guarantor;

(ii)          confirmation of the auditors of the relevant Swiss Guarantor that the relevant amount represents (the maximum of) freely distributable capital of the relevant Swiss Guarantor;

(iii)         approval by a shareholders meeting of the relevant Swiss Guarantor of the capital distribution;

(iv)        if the enforcement of Swiss Restricted Obligations would be limited due to the effects referred to in this Section 10.24, then the relevant Swiss Guarantor shall, to the extent permitted by applicable law, write up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the fair market value of the assets and/or reduce its share capital; and

(v)          all such other measures necessary or useful to allow payment under the Swiss Restricted Obligations and to allow the relevant Swiss Guarantor to make the payments and perform the obligations agreed hereunder with a minimum of limitations.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

GLATFELTER LUXEMBOURG SÀRL, as Borrower

By:	/s/ Timothy A. Cobb
Name: Timothy A. Cobb
Title: Class A Manager & Authorized Signatory

GLATFELTER CORPORATION, as the Company

By:	/s/ Ramesh Shettigar
Name: Ramesh Shettigar
Title: Senior Vice President, Chief Financial Officer, and Treasurer

[Signature Page to Term Loan Credit Agreement]

GLATFELTER GERNSBACH GMBH, as a Loan Party

By:	/s/ Peter Hettesheimer
Name: Peter Hettesheimer
Title: Managing Director

GLATFELTER GATINEAU LTÉE, as a Loan Party

By:	/s/ Paul G. Wolfram
Name: Paul G. Wolfram
Title: Treasurer

GLATFELTER LYDNEY, LTD., as a Loan Party

By:	/s/ Paul G. Wolfram
Name: Paul G. Wolfram
Title: Director

GLATFELTER MALTA LIMITED, as a Loan Party

By:	/s/ Paul G. Wolfram
Name: Paul G. Wolfram
Title: Director

[Signature Page to Term Loan Credit Agreement]

GLATFELTER HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Paul G. Wolfram
Name: Paul G. Wolfram
Title: President

PHG TEA LEAVES, INC.

By:	/s/ Paul G. Wolfram
Name: Paul G. Wolfram
Title: Treasurer

MOLLANVICK, INC.

By:	/s/ Paul G. Wolfram
Name: Paul G. Wolfram
Title: Vice President

GLATFELTER COMPOSITE FIBERS NA, INC.

By:	/s/ Paul G. Wolfram
Name: Paul G. Wolfram
Title: Treasurer

[Signature Page to Term Loan Credit Agreement]

GLATFELTER DIGITAL SOLUTIONS, LLC

By:	/s/ Paul G. Wolfram
Name: Paul G. Wolfram
Title: Treasurer

GLATFELTER MT. HOLLY LLC

By:	/s/ Paul G. Wolfram
Name: Paul G. Wolfram
Title: Treasurer

GLATFELTER ADVANCED MATERIALS N.A., LLC

By:	/s/ Paul G. Wolfram
Name: Paul G. Wolfram
Title: Treasurer

GLATFELTER TWIG AMERICA, INC.

By:	/s/ Paul G. Wolfram
Name: Paul G. Wolfram
Title: Treasurer

GLATFELTER SONTARA AMERICA, INC.

By:	/s/ Paul G. Wolfram
Name: Paul G. Wolfram
Title: Treasurer

GLATFELTER SONTARA OLD HICKORY, INC.

By:	/s/ Paul G. Wolfram
Name: Paul G. Wolfram
Title: Treasurer

[Signature Page to Term Loan Credit Agreement]

GLATFELTER INDUSTRIES ASHEVILLE, INC.

By:	/s/ Paul G. Wolfram
Name: Paul G. Wolfram
Title: Treasurer

GLATFELTER HOLDING (LUXEMBOURG) AG

By:	/s/ Timothy A. Cobb
Name: Timothy A. Cobb
Title: Class A Manager & Authorized Signatory

GLATFELTER LUXEMBOURG SERVICES SÀRL

By:	/s/ Timothy A. Cobb
Name: Timothy A. Cobb
Title: Class A Manager & Authorized Signatory

GLATFELTER BERLIN GMBH

By:	/s/ Peter Hettesheimer
Name: Peter Hettesheimer
Title: Managing Director

GLATFELTER STEINFURT GMBH

By:	/s/ Peter Hettesheimer
Name: Peter Hettesheimer
Title: Managing Director

GLATFELTER SERVICES GMBH

By:	/s/ Peter Hettesheimer
Name: Peter Hettesheimer
Title: Managing Director

[Signature Page to Term Loan Credit Agreement]

GLATFELTER FALKENHAGEN GMBH

By:	/s/ Peter Hettesheimer
Name: Peter Hettesheimer
Title: Managing Director

GLATFELTER DRESDEN GMBH

By:	/s/ Peter Hettesheimer
Name: Peter Hettesheimer
Title: Managing Director

GLATFELTER SWITZERLAND GMBH

By:	/s/ Timothy A. Cobb
Name: Timothy A. Cobb
Title: COO and Managing Director

GLATFELTER HOLDING (SWITZERLAND) AG

By:	/s/ Timothy A. Cobb
Name: Timothy A. Cobb
Title: Director

GLATFELTER SONTARA SWITZERLAND AG

By:	/s/ Paul G. Wolfram
Name: Paul G. Wolfram
Title: Director

[Signature Page to Term Loan Credit Agreement]

ALTER DOMUS (US) LLC, as the Administrative Agent

By:	/s/ Winnalynn N. Kantaris
Name: Winnalynn N. Kantaris
Title: Associate General Counsel

[Signature Page to Term Loan Credit Agreement]

AG CSF2A Dislocation Master Fund A, L.P.
By: Angelo, Gordon & Co., as investment manager or fund advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

AG Potomac Fund, L.P.
By: Angelo, Gordon & Co., as investment manager or fund advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

AG Capital Solutions SMA ONE, L.P.
By: Angelo, Gordon & Co., as investment manager or fund advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

AG Cataloochee, L.P.
By: Angelo, Gordon & Co., as investment manager or fund advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

[Signature Page to Term Loan Credit Agreement]

AG Centre Street Partnership, L.P.
By: Angelo, Gordon & Co., as investment manager or fund advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

AG MM, L.P.
By: Angelo, Gordon & Co., as investment manager or fund advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

AG CSF2 (Annex) Dislocation International LLC
By: Angelo, Gordon & Co., as investment manager or fund advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

AG Credit Solutions II International A, LLC
By: Angelo, Gordon & Co., as investment manager or fund advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Signatory

[Signature Page to Term Loan Credit Agreement]

SCHEDULE 1.1(B)

MATERIAL SUBSIDIARIES

Glatfelter Composite Fibers NA, Inc.

Glatfelter Falkenhagen GmbH

Glatfelter Gatineau Ltée

Glatfelter Gernsbach GmbH

Glatfelter Lydney Ltd.

Glatfelter Steinfurt GmbH

Glatfelter Advanced Materials N.A., LLC

Glatfelter Mt. Holly LLC

Glatfelter Sontara Switzerland AG

Glatfelter Industries (France) SAS

Glatfelter Industries Asheville, Inc.

Glatfelter Sontara America, Inc.

Glatfelter Sontara Old Hickory, Inc.

SCHEDULE 1.1(B)

SCHEDULE 1.1(C)

PERMITTED LIENS

1. The following UCC-1 financing statement, currently on file with the Delaware Secretary of State, filed against Glatfelter Advanced Materials N.A., LLC, as debtor, which the Borrower represents and warrants relates to equipment leased by (and no other property or assets of) Glatfelter Advanced Materials N.A., LLC.

File Type:	Original
File Number:	20182926851
File Date:	4/30/2018 – Collateral Amended 5/30/2018 – continued on 3/1/2023
Debtor:	Glatfelter Advanced Materials N.A.,
Current Secured Party of Record	De Lage Landen Financial Services, Inc.

2. The following UCC-1 financing statement, currently on file with the Delaware Secretary of State, filed against Composite Fibers as debtor, which the Borrowers represent and warrant relates to Composite Fibers and extends only to its Permitted Supply Chain Finance Program.

File Type:	Original
File Number:	2020 1237520
File Date:	2/19/2020 – Collateral Amended 3/24/2021
Debtor:	Glatfelter Composite Fibers NA, Inc.
Current Secured Party of Record	ING Bank N.V.

3. The following UCC-1 financing statement, currently on file with the Delaware Secretary of State, filed against Composite Fibers as debtor, which the Borrowers represent and warrant relates to Composite Fibers and extends only to its Permitted Supply Chain Finance Program.

File Type:	Original
File Number:	2021 1741215
File Date	3/4/2021
Debtor:	Glatfelter Composite Fibers NA, Inc.
Current Secured Party of Record	Citibank, N.A., its branches, subsidiaries and affiliates

4. .. The following UCC-1 financing statement, currently on file with the Delaware Secretary of State, filed against Composite Fibers as debtor, which the Borrowers represent and warrant relates to Composite Fibers and extends only to its Permitted Supply Chain Finance Program.

File Type:	Original

SCHEDULE 1.1(C)

File Number:	2021 4060027
File Date:	5/25/2021
Debtor:	Glatfelter Composite Fibers NA, Inc.
Current Secured Party of Record	Citibank, N.A., its branches, subsidiaries and affiliates

5. The following Conventional Movable Hypothec Without Delivery currently on file with the Register of Personal and Movable Real Rights, filed against Glatfelter Gatineau Ltée, as Grantor, which the Borrowers represent and warrant relates to Glatfelter Gatineau Ltée and extends only to its Permitted Supply Chain Finance Program.

File Type:	Original
File Number:	17-1361138-0018
File Date:	1/3/2018
Grantor	Glatfelter Gatineau Ltée
Holder	JPMORGAN Chase Bank, N.A.

SCHEDULE 1.1(C)

SCHEDULE 1.1(D)

COLLATERAL DOCUMENTS

Domestic Collateral Documents

1.	The U.S. Security Agreement

2.	The U.S. Pledge Agreement

3.	The U.S. IP Security Agreement

4.	Subordinated Intercompany Note

5.	The DEED OF HYPOTHEC, dated as of March 24, 2023 by and among GLATFELTER GATINEAU LTÉE and ALTER DOMUS (US) LLC, as the hypothecary representative.

6.	The CANADIAN IP SECURITY AGREEMENT, dated as of March 30, 2023, by and among EACH OF THE PERSONS LISTED ON THE SIGNATURE PAGES THERETO AND EACH OF THE OTHER PERSONS WHICH BECOME PLEDGORS THEREUNDER FROM TIME TO TIME (each a “Pledgor” and collectively, the “Pledgors”) and ALTER DOMUS (US) LLC, as the administrative agent and collateral agent for the Lenders under the Credit Agreement (in such capacity, the “Administrative Agent”), for the benefit of the Administrative Agent and the Lenders (the “Secured Parties”)

7.	The CANADIAN SECURITY AGREEMENT, dated as of March 30, 2023 by and among EACH OF THE PERSONS LISTED ON THE SIGNATURE PAGES THERETO AS DEBTORS AND EACH OF THE OTHER PERSONS WHICH BECOME DEBTORS THEREUNDER FROM TIME TO TIME (each, a “Debtor” and collectively, the “Debtors”), and ALTER DOMUS (US) LLC, a Delaware limited liability company, as the administrative agent and collateral agent for the Lenders under the Credit Agreement (in such capacity, the “Administrative Agent”), for the benefit of the Administrative Agent and the Lenders (the “Secured Parties”)

Foreign Collateral Documents

1.	English Debenture

2.	English Share Charge

3.	French Share Pledge granted by Glatfelter Gernsbach GmbH as Pledgor in favour of the Collateral Agent

4.	Luxembourg Share Pledge granted by PHG Tea Leaves, Inc. and Glatfelter Luxembourg S.à..r.l. as Pledgors in favour of the Collateral Agent

5.	Luxembourg Account Pledge granted by Glatfelter Luxembourg S.à.r.l., Glatfelter (Holding) Luxembourg AG, and Glatfelter Luxembourg Services S.à.r.l. as Pledgors in favour of the Collateral Agent

6.	Luxembourg Receivables Pledge granted by Glatfelter Luxembourg S.à.r.l. and the other parties named therein as Pledgors and as Debtors in favour of the Collateral Agent

7.	German Share Pledge Agreement, dated March 30, 2023 among Glatfelter Luxembourg S.à.r.l. and Glatfelter Gernsbach GmbH as pledgors, Glatfelter Gernsbach GmbH, Glatfelter Berlin GmbH, Glatfelter

SCHEDULE 1.1(D)

Steinfurt GmbH, Glatfelter Services GmbH, Glatfelter Falkenhagen GmbH, Glatfelter Dresden GmbH and Glatfelter Ober-Schmitten GmbH as pledged companies and ALTER DOMUS (US) LLC as collateral agent

8.	German Assignment of Receivables, dated March 30, 2023 among Glatfelter Gernsbach GmbH, Glatfelter Berlin GmbH, Glatfelter Steinfurt GmbH, Glatfelter Services GmbH, Glatfelter Falkenhagen GmbH, Glatfelter Dresden GmbH as assignors and ALTER DOMUS (US) LLC as collateral agent

9.	German Account Pledge Agreement, dated March 30, 2023 among Glatfelter Gernsbach GmbH, Glatfelter Berlin GmbH, Glatfelter Steinfurt GmbH, Glatfelter Services GmbH, Glatfelter Falkenhagen GmbH, Glatfelter Dresden GmbH as pledgors and ALTER DOMUS (US) LLC as collateral agent

10.	German Land Charge Deed[s], dated March 30, 2023 by Glatfelter Gernsbach GmbH, Glatfelter Steinfurt GmbH, Glatfelter Falkenhagen GmbH, Glatfelter Dresden GmbH as chargors

11.	German Security Purpose Agreement regarding German land charges dated March 30, 2023 by Glatfelter Gernsbach GmbH, Glatfelter Steinfurt GmbH, Glatfelter Falkenhagen GmbH, Glatfelter Dresden GmbH as chargors and ALTER DOMUS (US) LLC as collateral agent

12.	Notary confirmation in relation to the German land charges dated March 30, 2023

13.	German Security Transfer Agreement, dated March 30, 2023 among Glatfelter Gernsbach GmbH as transferor and ALTER DOMUS (US) LLC as collateral agent

14.	German Security Transfer Agreement, dated March 30, 2023 among Glatfelter Berlin GmbH as transferor and ALTER DOMUS (US) LLC as collateral agent

15.	German Security Transfer Agreement, dated March 30, 2023 among Glatfelter Steinfurt GmbH as transferor and ALTER DOMUS (US) LLC as collateral agent

16.	German Security Transfer Agreement, dated March 30, 2023 among Glatfelter Services GmbH as transferor and ALTER DOMUS (US) LLC as collateral agent

17.	German Security Transfer Agreement, dated March 30, 2023 among Glatfelter Falkenhagen GmbH as transferor and ALTER DOMUS (US) LLC as collateral agent

18.	German Security Transfer Agreement, dated March 30, 2023 among Glatfelter Dresden GmbH as transferor and ALTER DOMUS (US) LLC as collateral agent

19.	German IP Security Assignment Agreement, dated March 30 among Glatfelter Gernsbach GmbH, Glatfelter Berlin GmbH, Glatfelter Steinfurt GmbH, Glatfelter Services GmbH, Glatfelter Falkenhagen GmbH, Glatfelter Dresden GmbH as assignors and ALTER DOMUS (US) LLC as collateral agent

20.	Swiss Quota Pledge Agreement regarding the pledge of the quotas of Glatfelter Switzerland GmbH between Glatfelter Luxembourg Sàrl as Pledgor, the Collateral Agent and the Secured Parties (each as defined therein)

21.	Swiss Share Pledge Agreement regarding the pledge of the shares of Glatfelter Holding (Switzerland) AG between Glatfelter Holding (Luxembourg) AG as Pledgor, the Collateral Agent and the Secured Parties (each as defined therein)

22.	Swiss Share Pledge Agreement regarding the pledge of the shares of Glatfelter Sontara Switzerland AG between Glatfelter Holding (Denmark) A/S as Pledgor, the Collateral Agent and the Secured Parties (each as

SCHEDULE 1.1(D)

defined therein)

23.	Swiss IP Pledge Agreement regarding the pledge of intellectual property of Glatfelter Switzerland GmbH between Glatfelter Switzerland GmbH as Pledgor, the Collateral Agent and the Secured Parties (each as defined therein)

24.	Swiss IP Pledge Agreement regarding the pledge of intellectual property of Glatfelter Holding (Switzerland) AG between Glatfelter Holding (Switzerland) AG as Pledgor, the Collateral Agent and the Secured Parties (each as defined therein)

25.	Swiss IP Pledge Agreement regarding the pledge of intellectual property of Glatfelter Sontara Switzerland AG between Glatfelter Sontara Switzerland AG as Pledgor, the Collateral Agent and the Secured Parties (each as defined therein)

26.	Swiss IP Pledge Agreement regarding the pledge of intellectual property of Glatfelter Gernsbach GmbH between Glatfelter Gernsbach GmbH as Pledgor, the Collateral Agent and the Secured Parties (each as defined therein)

27.	Swiss IP Pledge Agreement regarding the pledge of intellectual property of Glatfelter Steinfurt GmbH between Glatfelter Steinfurt GmbH as Pledgor, the Collateral Agent and the Secured Parties (each as defined therein)

28.	Swiss Account Pledge Agreement regarding the pledge of Swiss bank accounts of Glatfelter Holding (Switzerland) AG between Glatfelter Holding (Switzerland) AG as Pledgor, the Collateral Agent and the Secured Parties (each as defined therein)

29.	Swiss Account Pledge Agreement regarding the pledge of Swiss bank accounts of Glatfelter Sontara Switzerland AG between Glatfelter Sontara Switzerland AG as Pledgor, the Collateral Agent and the Secured Parties (each as defined therein)

30.	Swiss Account Pledge Agreement regarding the pledge of Swiss bank accounts of Glatfelter Switzerland GmbH between Glatfelter Switzerland GmbH as Pledgor, the Collateral Agent and the Secured Parties (each as defined therein)

31.	Swiss Account Pledge Agreement regarding the pledge of Swiss bank accounts of Glatfelter Holding (Luxembourg) AG between Glatfelter Holding (Luxembourg) AG as Pledgor, the Collateral Agent and the Secured Parties (each as defined therein)

32.	Swiss Account Pledge Agreement regarding the pledge of Swiss bank accounts of Glatfelter Luxembourg Services S.à.r.l. between Glatfelter Luxembourg Services S.à.r.l. as Pledgor, the Collateral Agent and the Secured Parties (each as defined therein)

33.	Swiss Assignment Agreement regarding the assignment for security purposes of certain rights and claims of Glatfelter Switzerland GmbH between Glatfelter Switzerland GmbH as Assignor and the Collateral Agent (as defined therein)

34.	Swiss Assignment Agreement regarding the assignment for security purposes of certain rights and claims of Glatfelter Holding (Switzerland) AG between Glatfelter Holding (Switzerland) AG as Assignor and the Collateral Agent (as defined therein)

35.	Swiss Assignment Agreement regarding the assignment for security purposes of certain rights and claims of Glatfelter Sontara Switzerland AG between Glatfelter Sontara Switzerland AG as Assignor and the

SCHEDULE 1.1(D)

Collateral Agent (as defined therein)

36.	Maltese Share Pledge granted by Glatfelter Luxembourg S.à.r.l. as Pledgor in favour of the Collateral Agent

SCHEDULE 1.1(D)

SCHEDULE 1.1(E)

SPECIFIED COLLATERAL

Foreign Loan Party	Equity Interest
Glatfelter Luxembourg S.à. r.l., a Luxembourg limited liability company*	100% by PHG Tea Leaves, Inc
Glatfelter Holding (Luxembourg) AG, a public limited liability company (société anonyme)	100% by PHG Tea Leaves, Inc,

SCHEDULE 5.1.2

SUBSIDIARIES

Name	Jurisdiction of Incorporation or Formation	Authorized Shares	Shares Outstanding/ Stockholders
Glatfelter Berlin GmbH	Germany	1 (EUR 25,000)	100% to Glatfelter Gernsbach GmbH
Glatfelter Caerphilly Ltd.	United Kingdom	100 common shares at GBP£1.00 par value	100 common shares to Glatfelter Lydney Ltd.
Glatfelter Composite Fibers NA, Inc.	Delaware	1,000 shares of common stock at USD$1.00 par value	500 shares of common stock issued to Glatfelter Corporation
Glatfelter Costa Rica SRL	Costa Rica	Ten shares at 100 CRC par value	100% by PHG Tea Leaves, Inc.
Glatfelter Digital Solutions, LLC	Delaware	N/A	100% by Glatfelter Corporation (sole member)
Glatfelter Dresden GmbH	Germany	1 (€24,900) 1 (€100) 1 (€475,000)	100% to Glatfelter Gernsbach GmbH
Glatfelter Falkenhagen GmbH	Germany	1 (DM 24,000) 1 (DM 26,000) 1 (DM 2,150,000) 1 (DM 3,300,000) 1 (DM 5, 500,000) 1 (DM 2,010,000) 1 (DM 2,010,000) 1 (DM 2,490,000) 1 (DM 2,490,000)	100% to Glatfelter Gernsbach GmbH
Glatfelter Gatineau Ltée	Canada	An unlimited number of common shares without nominal or par value	100% to PHG Tea Leaves, Inc.
Glatfelter Gernsbach GmbH	Germany	1 (DM 15,000) 1 (DM 35,000)	100% to Glatfelter Luxembourg Sàrl
Glatfelter Holdings, LLC	Delaware	N/A	100% by Glatfelter Corporation (sole member)
Glatfelter Hong Kong Limited	Hong Kong	1,365,001 at USD$1.00 par value	100% to Glatfelter Luxembourg Sàrl
Glatfelter Luxembourg Sàrl	Luxembourg	12,501 ordinary shares at a EUR1.00 par value and EUR 294,627,973.06 of share premium	100% to PHG Tea Leaves, Inc.
Glatfelter Luxembourg Services Sàrl	Luxembourg	12,500 ordinary shares, with nominal value of one euro (EUR 1.-) each and EUR 23,500,000 of share premium	100% to Glatfelter Luxembourg Sàrl

SCHEDULE 5.1.2

Name	Jurisdiction of Incorporation or Formation	Authorized Shares	Shares Outstanding/ Stockholders
Glatfelter Ireland Limited	Ireland	204 ordinary shares, with nominal value of one euro (EUR 1.-) each	100% to Glatfelter Luxembourg Sàrl
Glatfelter Malta Limited	Malta	1,000,000,000 ordinary Shares with nominal value of one euro (EUR 1.00 each)	491,013,473 to Glatfelter Luxembourg Sarl
Glatfelter Lydney Ltd.	United Kingdom	10,000,000 at GBP£1.00 par value	7,663,573 to Glatfelter Gernsbach GmbH
Glatfelter Ober- Schmitten GmbH	Germany	1 (€2,500,000) 1 (€1,000,000)	100% to Glatfelter Gernsbach GmbH
Glatfelter Russia, LLC	Russia	1,700,000 at RUB1.00 par value	1,666,000 to PHG Tea Leaves, Inc. 25,500 to Glatfelter Composite Fibers NA, Inc. 8,500 to Sergey Vladimirovich Parinov
Glatfelter Scaër SAS	France	€15,300,000	100% by Glatfelter Gernsbach GmbH
Glatfelter Italia SRL	Italy	1 quota with a nominal value of €12,911	100% by Glatfelter Gernsbach GmbH
Glatfelter Services GmbH	Germany	25,000 (EUR 1,00 each)	100% by Glatfelter Gernsbach GmbH
Glatfelter Steinfurt GmbH	Germany	1 share at €25,000	100% by Glatfelter Gernsbach GmbH
Glatfelter Switzerland GmbH	Switzerland	20 quotas at a par value of CHF 1,000.00 each.	100% by Glatfelter Luxembourg Sàrl
Glatfelter Trade (Suzhou) Co., Ltd.	China	Total investment is USD$1,850,000; Registered capital is USD$1,300,000	100% to Glatfelter Hong Kong Limited
GW Partners, LLC.	Wisconsin	N/A	100% by Glatfelter Corporation (sole member)
Mollanvick, Inc.	Delaware	1,000 shares common stock at USD$0.01 par value	100 shares owned by Glatfelter Corporation
PHG Tea Leaves, Inc.	Delaware	1,000 shares common stock at USD$0.01 par value	1,000 shares to Glatfelter Corporation
Glatfelter Advanced Materials N.A., LLC	Delaware	N/A	100% by Glatfelter Corporation

SCHEDULE 5.1.2

Name	Jurisdiction of Incorporation or Formation	Authorized Shares	Shares Outstanding/ Stockholders
Balo-I Industrial, Inc.	Philippines	120,000 preferred shares at a par value of PHP 100.00 80,000 common shares at a par value of PHP 100.00	60% by BDO Unibank, Inc., 40 % by Glatfelter Gernsbach GmbH
Glatfelter Mt. Holly LLC	Delaware	N/A	100% by Glatfelter Corporation (sole member)
Newtech Pulp, Inc.	Philippines	6,000,000 common shares at a par value of PHP 100	Glatfelter Gernsbach GmbH – 5,999,995 shares; Petra Bursian – 1 share; Peter Hettesheimer – 1 share; Elbert Munasque – 1 share; Stefan Neichel - 1share; Eusebio Tan – 1 share
Glatfelter Holding (Luxembourg) AG	Luxembourg	3,229 shares at a par value of EUR 100.00	100% PHG Tea Leaves, Inc.
Glatfelter Holding (Switzerland) AG	Switzerland	83 registered shares at a par value of CHF 1,000.00 each. 167 registered shares (preferred shares) at a par value of CHF 1,000.00 each.	100% by Glatfelter Holding (Luxembourg) AG
Glatfelter Holding (Denmark) A/S	Denmark	1,000,000 equity shares of DKK 1.	100% Glatfelter Holding (Switzerland) AG
Glatfelter Sontara Switzerland AG	Switzerland	100 registered shares at a par value of CHF 1,000.00 each.	100% by Glatfelter Holding (Denmark) A/S
Glatfelter Mexico S.A. de C.V.	Mexico	1,000 shares of Series A with a par value of MXN 1,00. 1,000,000 shares of Series B with a par value of MXN 1,00.	99% Glatfelter Holding (Denmark) A/S 1% Glatfelter Sontara Switzerland AG
Glatfelter Sontara Argentina S.R.L.	Argentina	83,928 shares at a par value of ARS 100.	99.88% Glatfelter Holding (Denmark) A/S 0.119% Glatfelter Sontara Switzerland AF
Glatfelter Sontara Asturias S.A.U.	Spain	1,000,000 shares at a par value of EUR 1.00.	100% Glatfelter Holding (Denmark) A/S
Glatfelter Industries (France) SAS	France	10,600 shares at a par value of EUR 1,000.	Glatfelter Denmark A/S
Glatfelter Denmark A/S	Denmark	11,518,900 “A” shares and 20,992,660 “B” shares at a par value of DKK 1.	Glatfelter Holding (Denmark) AS
Glatfelter Sontara Japan G.K.	Japan	N/A. Capital contribution of JPY 20,000,000 by the sole member.	100% Glatfelter Holding (Denmark) A/S
Glatfelter Sontara Nonwovens (Shanghai) Co. Ltd.	China	Registered capital of RMB 1,000,000.	100% Glatfelter Holding (Denmark) A/S

SCHEDULE 5.1.2

Name	Jurisdiction of Incorporation or Formation	Authorized Shares	Shares Outstanding/ Stockholders
Glatfelter Sontara Asia Sdn. Bhd.	Malaysia	400,000 ordinary shares at a par value of RM 1.00.	100% Glatfelter Holding (Denmark) A/S
Sontara Korea Co., Ltd.	Republic of Korea	1,000,000 stocks at a par value of KRW 1,000.	100% Glatfelter Holding (Denmark) A/S
Glatfelter Industries Asheville, Inc.	North Carolina	16,000 shares without par value.	100% by PHG Tea Leaves, Inc. (DE)
Glatfelter Sontara America, Inc.	Delaware	100 shares without par value.	100% by PHG Tea Leaves, Inc. (DE)
Glatfelter Sontara Old Hickory, Inc.	Delaware	100 shares without par value.	100% by PHG Tea Leaves, Inc. (DE)
Glatfelter TWIG America, Inc.	Delaware	100 shares without par value.	100% by PHG Tea Leaves, Inc. (DE)

SCHEDULE 5.1.2

SCHEDULE 5.1.6

LITIGATION

None.

SCHEDULE 5.1.6

SCHEDULE 5.1.12

CONSENTS AND APPROVALS

1.   Form T2 to be filed with the Malta Business Registry within 3 days from the Closing Date.

SCHEDULE 5.1.12

SCHEDULE 7.1.15

POST-CLOSING OBLIGATIONS

No.	Document / Action	Party / Parties	Responsibility	Description & Timeline
Switzerland
1.	Notices to the competent registration authorities in accordance with the relevant Swiss IP pledge agreement	Glatfelter Holding (Switzerland) AG	Glatfelter Holding (Switzerland) AG	Notification of pledge to be made to the competent authorities within 20 days from the date of the relevant Swiss IP pledge agreement and copy thereof to be provided to collateral agent on the same day.
2.	Notices to the competent registration authorities in accordance with the relevant Swiss IP pledge agreement	Glatfelter Sontara Switzerland AG	Glatfelter Sontara Switzerland AG	Notification of pledge to be made to the competent authorities within 20 days from the date of the relevant Swiss IP pledge agreement and copy thereof to be provided to collateral agent on the same day.
3.	Notices to the relevant account banks in accordance with the relevant Swiss bank account pledge agreement	Glatfelter Switzerland GmbH	Glatfelter Switzerland GmbH	Notification of pledge (countersigned by the collateral agent) to be sent to any account bank within 10 Business Days from the date of the relevant Swiss bank account pledge agreement and copy thereof to be delivered to the collateral agent on the same day and along with evidence of the service to any account bank.

Copy of notice countersigned by the respective account bank(s) to be provided to the collateral agent within 20 Business Days following such notice (reasonnable efforts basis).
4.	Notices to the relevant account banks in accordance with the relevant Swiss bank account pledge agreement	Glatfelter Holding (Switzerland) AG	Glatfelter Holding (Switzerland) AG	Notification of pledge (countersigned by the collateral agent) to be sent to any account bank within 10 Business Days from the date of the relevant Swiss bank account pledge agreement and a copy thereof to be delivered to the collateral agent on the same day and along with evidence of the service to any account bank.

Copy of notice countersigned by the respective account bank(s) to be provided to the collateral agent within 20 Business Days following such notice (reasonnable efforts basis).

No.	Document / Action	Party / Parties	Responsibility	Description & Timeline
5.	Notices to the relevant account banks in accordance with the relevant Swiss bank account pledge agreement	Glatfelter Sontara Switzerland AG	Glatfelter Sontara Switzerland AG	Notification of pledge (countersigned by the collateral agent) to be sent to any account bank within 10 Business Days from the date of the relevant Swiss bank account pledge agreement and a copy thereof to be delivered to the collateral agent on the same day and along with evidence of the service to any account bank.

Copy of notice countersigned by the respective account bank(s) to be provided to the collateral agent within 20 Business Days following such notice (reasonable efforts basis).
6.	Notices to the relevant account banks in accordance with the relevant Swiss bank account pledge agreement	Glatfelter Holding (Luxembourg) AG	Glatfelter Holding (Luxembourg) AG	Notification of pledge (countersigned by the collateral agent) to be sent to any account bank within 10 Business Days from the date of the relevant Swiss bank account pledge agreement and a copy thereof to be delivered to the collateral agent on the same day and along with evidence of the service to any account bank.

Copy of notice countersigned by the respective account bank(s) to be provided to the collateral agent within 20 Business Days following such notice (reasonnable efforts basis).
7.	Notices to the relevant intercompany debtors in accordance with the relevant Swiss security assignment agreement	Glatfelter Switzerland GmbH	Glatfelter Switzerland GmbH	Notification of assignment to be sent to any intercompany debtor within 10 Business Days from the date of the relevant Swiss security assignment agreement and a copy thereof to be delivered to the collateral agent on the same day and along with evidence of the service to any intercompany debtor.

Copy of notice countersigned by the respective intercompany debtor to be provided to the collateral agent within 20 Business Days from the date of the relevant Swiss security assignment agreement.
8.	Notices to the relevant intercompany debtors in accordance with the relevant Swiss	Glatfelter Holding (Switzerland) AG	Glatfelter Holding (Switzerland) AG	Notification of assignment to be sent to any intercompany debtor within 10 Business Days from the date of the relevant Swiss Security assignment agreement and a copy thereof to be delivered to the collateral agent on the

2

No.	Document / Action	Party / Parties	Responsibility	Description & Timeline
security assignment agreement

same day and along with evidence of the service to any intercompany debtor.

Copy of notice countersigned by the respective intercompany debtor to be provided to the collateral agent within 20 Business Days following such notice

9.	Notices to the relevant intercompany debtors in accordance with the relevant Swiss security assignment agreement	Glatfelter Sontara Switzerland AG	Glatfelter Sontara Switzerland AG	Notification of assignment to be sent to any intercompany debtor within 10 Business Days from the date of the relevant Swiss security assignment agreement and a copy thereof to be delivered to the collateral agent on the same day and along with evidence of the service to any intercompany debtor.

Copy of notice countersigned by the respective intercompany debtor to be provided to the collateral agent within 20 Business Days following such notice.
10.	Swiss IP pledge agreement: signing	Glatfelter Gernsbach GmbH	Glatfelter Gernsbach GmbH	Within 5 days of the Closing Date
11.	Notices to the competent registration authorities in accordance with the relevant Swiss IP pledge agreement	Glatfelter Gernsbach GmbH	Glatfelter Gernsbach GmbH	Notification of pledge to be made to the competent authorities within 20 days from the date of the relevant Swiss IP pledge agreement and copy thereof to be provided to collateral agent on the same day.
12.	Swiss IP pledge agreement: signing	Glatfelter Steinfurt GmbH	Glatfelter Steinfurt GmbH	Within 5 days of the Closing Date
13.	Notices to the competent registration authorities in accordance with the relevant Swiss IP pledge agreement	Glatfelter Steinfurt GmbH	Glatfelter Steinfurt GmbH	Notification of pledge to be made to the competent authorities within 20 days from the date of the relevant Swiss IP pledge agreement and copy thereof to be provided to collateral agent on the same day.
Malta
14.	Notice of pledge (Form T(2)) in accordance with the Glatfelter Malta	Glatfelter Malta Limited	Glatfelter Luxembourg S.à..r.l.	Notice of pledge (Form T(2)) in the form set out in Appendix 1 to the Glatfelter Malta Limited share pledge agreement to be filed at the Malta

3

No.	Document / Action	Party / Parties	Responsibility	Description & Timeline
	Limited share pledge agreement			Business Registry within three (3) Business Days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) from the effective date of the Glatfelter Malta Limited share pledge agreement.
France
15.	Copy of the certificate of pledged cash account in connection with the pledge granted by Glatfelter Gernsbach GmbH over its shares held in Glatfelter Scaër SAS	Cash Account Holder (as defined in the Pledge Over Securities Account entered into among Glatfelter Gernsbach GmbH, Alter Domus (US) LLC and PNC Bank, National Association)	Glatfelter Gernsbach GmbH	Glatfelter Gernsbach GmbH to deliver to the Administrative Agent a copy of the certificate of pledged cash account (“attestation de constitution du nantissement du compte fruits et produits”), duly signed by the Cash Account Holder (as defined in the Pledge Over Securities Account entered into among Glatfelter Gernsbach GmbH, Alter Domus (US) LLC and PNC Bank, National Association), in connection with the pledge granted by Glatfelter Gernsbach GmbH over its shares held in Glatfelter Scaër SAS, no later than 45 Business Days following the Closing Date (or such longer period of time as agreed in writing by the Collateral Agent in its discretion, provided that the Collateral Agent’s consent shall not be unreasonably withheld).
Canada
16.	Quebec law Immovable Deed of Hypothec	Glatfelter Gatineau Ltée	Osler, Hoskin & Harcourt LLP	Quebec law Immovable Deed of Hypothec to be executed no later than 10 Business Days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) after the Closing Date.
17.	Land registry registration in Quebec regarding Immovable Deed of Hypothec	n/a	Osler, Hoskin & Harcourt LLP	Land registry registration in Quebec regarding Immovable Deed of Hypothec, provided that the application for registration must be submitted no later than 10 Business Days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) after the Closing Date.
18.	Title insurance regarding Gatineau, Quebec real property	n/a	Stikeman Elliott LLP	Title insurance regarding Gatineau, Quebec real property to be issued no later than 10 Business Days (or such later date as permitted by Alter Domus

4

No.	Document / Action	Party / Parties	Responsibility	Description & Timeline
(US) LLC in its sole discretion) after the Closing Date, and payment of the insurance premium
19.	Filing of the Canadian IP Security Agreement at the Canadian Intellectual Property Office	n/a	Osler, Hoskin & Harcourt LLP	Filing of the Canadian IP Security Agreement at the Canadian Intellectual Property Office, provided that the registration shall be submitted no later than 5 Business Days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) after the Closing Date.
UK
20.	Notices required to be sent under the English Debenture	Glatfelter Lydney Ltd.	Proskauer Rose LLP	Within 5 Business Days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) of the Closing Date, all notices required to be sent under the English Debenture shall be duly executed by the relevant parties and delivered to the relevant counterparties (with a copy to the Administrative Agent) in accordance with the terms of the English Debenture.
21.	Delivery of all share certificates and stock transfer forms duly executed to the Administrative Agent in accordance with the terms of the English Debenture and English Share Charge.	n/a	Proskauer Rose LLP	Within 3 Business Days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) of the Closing Date, all share certificates and stock transfer forms duly executed by the relevant UK Guarantor (or the direct holder of the Equity Interests of such UK Guarantor) shall be delivered to the Administrative Agent in accordance with the terms of the English Debenture and English Share Charge.
22.	Accession of relevant Loan Parties incorporated in Switzerland to the English Debenture in the capacity of “IP Grantors”	Glatfelter Sontara Switzerland AG, Glatfelter Holding (Switzerland) AG	Proskauer Rose LLP	Within 5 days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) of the Closing Date, accession of relevant Loan Parties incorporated in Switzerland to the English Debenture in the capacity of “IP Grantors”.
23.	Registration of IP security with competent authorities	n/a	Proskauer Rose LLP	Within 20 days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) of the signing by the Swiss IP Grantors of the relevant accession deeds (or such longer period as agreed by the Administrative Agent

5

No.	Document / Action	Party / Parties	Responsibility	Description & Timeline
in its discretion), registration of the IP security with competent authorities.
24.	Delivery of evidence satisfactory to the Administrative Agent that the English Debenture has been duly registered at HM Land Registry	n/a	Counsel to the Administrative Agent.	Within 10 days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) of the Closing Date, the Loan parties shall deliver evidence satisfactory to the Administrative Agent that the English Debenture has been duly registered at HM Land Registry.
25.	Delivery of evidence satisfactory to the Administrative Agent that the Collateral Documents have been registered with the Registrar of Companies for England and Wales.	n/a	Simpson Thacher & Bartlett	Within 10 days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) of the Closing Date, the Loan Parties shall deliver evidence satisfactory to the Administrative Agent that the Collateral Documents (to the extent applicable) have been registered with the Registrar of Companies for England and Wales.
Germany
26.	Share Pledge Agreement: amendment of relevant articles of association

Glatfelter Luxembourg S.à r.l.

Glatfelter Gernsbach GmbH

Glatfelter Berlin GmbH

Glatfelter Falkenhagen GmbH

Glatfelter Dresden GmbH

Glatfelter Services GmbH

Glatfelter Steinfurt GmbH

Glatfelter Ober- Schmitten GmbH

Greenfort based on PoA

Within 20 Business Days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) Glatfelter Luxembourg S.à r.l. shall pass a resolution resolving that section 6 will be deleted from the articles of association of Glatfelter Gernsbach GmbH and that those amended articles of association are delivered for filing to the commercial register in which Glatfelter Gernsbach GmbH is registered without undue delay.

Within 20 Business Days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) Glatfelter Gernsbach GmbH shall pass resolutions resolving that (i) section 4 will be deleted from the articles of association of the Glatfelter Berlin GmbH; (ii) section 6 will be deleted from the articles of association of Glatfelter Falkenhagen GmbH, (iii) section 8 will be deleted from the articles of association of Glatfelter Services GmbH and (iv) section 8 will be deleted from the articles of association of Glatfelter Ober-Schmitten GmbH and

6

No.	Document / Action	Party / Parties	Responsibility	Description & Timeline
shall procure in each case that those amended articles of association are delivered for filing to the commercial register in which the relevant company is registered without undue delay. (11.10)
27.	Land Charge Deed: registration of the land charges over each relevant German property	Glatfelter Gernsbach GmbH Glatfelter Falkenhagen GmbH Glatfelter Dresden GmbH Glatfelter Steinfurt GmbH	Notary and/or Greenfort based on PoA	Best efforts undertaking to complete the registration within 5 months from signing of the Land Charge Deed from singing of the Land Charge Deed (noting that the registration is not under the borrower’s control).
28.	Notary confirmation in relation to the German land charge(s); in particular confirming that (i) application for registration of the land charge(s) has been filed with the competent land registries and (ii) no rights ranking prior to the land charge(s) are registered in section III of the relevant land registers.	n/a	Notary	10 days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) from the signing of the Land Charge Deed.
29.	Security Purpose Agreement: Information Undertakings	Glatfelter Gernsbach GmbH Glatfelter Falkenhagen GmbH Glatfelter Dresden GmbH Glatfelter Steinfurt GmbH	Peter Hettesheimer (MD of German GmbHs)	Glatfelter Gernsbach GmbH, Glatfelter Falkenhagen GmbH, Glatfelter Dresden GmbH and Glatfelter Steinfurt GmbH shall inform the Collateral Agent without undue delay of (i) all existing building fire insurances and (ii) of any new building fire insurances taken out in the future for the respective Properties so as to enable the Collateral Agent to notify the respective (existing and/or future) insurers
30.	Security Transfer Agreement: signing	Glatfelter Gernsbach GmbH Glatfelter Berlin GmbH	Peter Hettesheimer (MD of German GmbHs)	Within 30 days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) of the closing date.

7

No.	Document / Action	Party / Parties	Responsibility	Description & Timeline
Glatfelter Dresden GmbH Glatfelter Falkenhagen GmbH Glatfelter Services GmbH Glatfelter Steinfurt GmbH
31.	Security Transfer Agreement: asset lists, notification of insurances and insurance certificates	Glatfelter Gernsbach GmbH Glatfelter Berlin GmbH Glatfelter Dresden GmbH Glatfelter Falkenhagen GmbH Glatfelter Services GmbH Glatfelter Steinfurt GmbH	Peter Hettesheimer (MD of German GmbHs)

Together with the delivery of the annual financial statements pursuant to the Senior Facility Agreement, Glatfelter Gernsbach GmbH shall deliver to Alter Domus (US) LLC an updated asset list.

(4.1)

Within 5 Business Days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) after the date of the Security Transfer Agreement: Glatfelter Gernsbach GmbH shall notify the respective insurer in the form of Schedule 5 that Alter Domus (US) LLCholds the title to the Security Assets by way of security

(8.2.a)

Within 15 Business Days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) after the date of the Security Transfer Agreement: procure that the respective insurer provides Alter Domus (US) LLC with a customary insurance certificate or any equivalent agreed by Alter Domus (US) LLC

(8.2.b)

32.	IP-rights Security Assignment Agreement (Swiss Assignor): signing	Glatfelter Gernsbach GmbH Glatfelter Holding (Switzerland) AG
33.	IP-rights Security Assignment Agreement (German	Glatfelter Gernsbach GmbH	Peter Hettesheimer (MD of German GmbHs)	Within 10 Business Days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) after the date

8

No.	Document / Action	Party / Parties	Responsibility	Description & Timeline
	Assignors): declarations of consent for the registration	Glatfelter Berlin GmbH Glatfelter Falkenhagen GmbH Glatfelter Dresden GmbH Glatfelter Services GmbH Glatfelter Steinfurt GmbH

of the IP-rights Security Assignment Agreement Glatfelter Gernsbach GmbH, Glatfelter Berlin GmbH, Glatfelter Falkenhagen GmbH, Glatfelter Dresden GmbH, Glatfelter Services GmbH and Glatfelter Steinfurt GmbH shall each deliver to to Alter Domus (US) LLC signed declarations of consent for the registration of the assignment of all of its Registered Intellectual Property to Alter Domus (US) LLC in the form required by the relevant public register or in such other form as reasonably requested by Alter Domus (US) LLC

(3.)

Upon request of the collateral agent, the Assignors shall together with each delivery of the annual financial statements to be delivered under the RCF Credit Agreement and/or the Credit Agreement deliver to the Collateral Agent an up-to-date list of Collateral.

(6.1)

34.	IP-rights Security Assignment Agreement (Swiss Assignor): declarations of consent for the registration	Glatfelter Holding (Switzerland) AG

Within 10 Business Days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) after the date of the IP-rights Security Assignment Agreement Glatfelter Holding (Switzerland) AG shall each deliver to to Alter Domus (US) LLC signed declarations of consent for the registration of the assignment of all of its Registered Intellectual Property to Alter Domus (US) LLC in the form required by the relevant public register or in such other form as reasonably requested by Alter Domus (US) LLC

(3.)

Upon request of the Collateral Agent the Assignor shall together with each delivery of the annual financial statements to be delivered under the Senior Facility Agreement and/or the Second Lien Facility Agreement deliver to the Collateral Agent an up-to-date Collateral List.

(6.1)

9

No.	Document / Action	Party / Parties	Responsibility	Description & Timeline
35.	Global Assignment Agreement: notices of assignment	Glatfelter Gernsbach GmbH Glatfelter Berlin GmbH Glatfelter Falkenhagen GmbH Glatfelter Dresden GmbH Glatfelter Services GmbH Glatfelter Steinfurt GmbH	Peter Hettesheimer (MD of German GmbHs)

Within 10 Business Days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) after the date of the Global Assignment Agreement Glatfelter Gernsbach GmbH, Glatfelter Berlin GmbH, Glatfelter Falkenhagen GmbH, Glatfelter Dresden GmbH, Glatfelter Services GmbH and Glatfelter Steinfurt GmbH shall each notify by registered mail all members of the Group of the security assignment of any present and/or future Intercompany Loan Receivables and the relevant debtor of the security assignment of the Insurance Receivables in the form set out in Schedule 5

(6.1)

Without undue delay Glatfelter Gernsbach GmbH, Glatfelter Berlin GmbH, Glatfelter Falkenhagen GmbH, Glatfelter Dresden GmbH, Glatfelter Services GmbH and Glatfelter Steinfurt GmbH shall each use reasonable endeavours to procure that each debtor of the Intercompany Loan Receivables and the Insurance Receivables acknowledges each notice of assignment as set out in Schedule 5 and provide evidence to Alter Domus (US) LLC of any such acknowledgement without undue delay and in any event within five (5) Business Days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) from the date of entry into such contract receipt.

(6.2)

Within 7 Business Days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) Glatfelter Gernsbach GmbH, Glatfelter Berlin GmbH, Glatfelter Falkenhagen GmbH, Glatfelter Dresden GmbH, Glatfelter Services GmbH and Glatfelter Steinfurt GmbH shall each deliver to Alter Domus (US) LLC one dated notification letter in the form of Schedule 3 for the purpose of notifying

10

No.	Document / Action	Party / Parties	Responsibility	Description & Timeline
the debtors of the Receivables of the Global Assignment Agreement (6.3)
36.	Account Pledge Agreement: notices to account banks	Glatfelter Gernsbach GmbH Glatfelter Berlin GmbH Glatfelter Falkenhagen GmbH Glatfelter Dresden GmbH Glatfelter Services GmbH Glatfelter Steinfurt GmbH	Peter Hettesheimer (MD of German GmbHs)

Glatfelter Gernsbach GmbH, Glatfelter Berlin GmbH, Glatfelter Falkenhagen GmbH, Glatfelter Dresden GmbH, Glatfelter Services GmbH and Glatfelter Steinfurt GmbH shall within seven (7) Business Days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) from the date of this Agreement notify the respective Account Bank(s) of the Pledges by delivering a notice substantially in the form set out in Schedule 4 by registered mail

(4.1)

Glatfelter Gernsbach GmbH, Glatfelter Berlin GmbH, Glatfelter Falkenhagen GmbH, Glatfelter Dresden GmbH, Glatfelter Services GmbH and Glatfelter Steinfurt GmbH shall use reasonable efforts that each Account Bank which administers any Account acknowledges receipt of such notification to the Collateral Agent and to the relevant Pledgor by countersigning an acknowledgement substantially in the form set out in Schedule 5 and shall use reasonable efforts that the Collateral Agent receives the original confirmation of receipt within fifteen (15) Business Days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) following the date of the agreement

(4.2)

Luxembourg
37.	Share Pledge Agreement (Article 2.2): Registration of the Pledge in the share registers of (i) Glatfelter Luxembourg S.à r l.	PHG Tea Leaves, Inc. Glatfelter Luxembourg S.à r l. (As Pledgors) Alter Domus (US) LLC (as Pledgee)	Boone Partners	On the date of signing of the Share Pledge Agreement.

11

No.	Document / Action	Party / Parties	Responsibility	Description & Timeline
	(ii) Glatfelter Luxembourg Services S.à r l. (iii) Glatfelter Holding (Luxembourg) AG	Glatfelter Luxembourg S.à r l. Glatfelter Luxembourg Services S.à r l. Glatfelter Holding (Luxembourg) AG (as Companies)
38.

Account Pledge Agreement (Article 2.2):

-  Notice of Pledge (Schedule 2) sent by email by each Pledgor to the Account Bank on the date of execution of the Account Pledge Agreement

-  Notice of Acknowledgemen t (Schedule 3) preliminary signed by the relevant Pledgor and the Pledgee, sent by each relevant Pledgor to the Account Bank at the latest one (1) Business Day as of the date of execution of the Account Pledge Agreement. Upon receipt from the Account Bank of the Notice of Acknowledgemen t, each relevant Pledgor shall send a copy thereof by email and fax to the Pledgee

		Glatfelter Luxembourg S.à r l. Glatfelter Luxembourg Services S.à r l. Glatfelter Holding (Luxembourg) AG (as Pledgors) Alter Domus (US) LLC (as Pledgee)	Boone Partners

Notice of pledge to be delivered to the Account Bank on the date of execution of the Account Pledge Agreement.

Notice of Acknowledgement: to be delivered to the Pledgee one (1) Business Day from the funding of the account.

12

No.	Document / Action	Party / Parties	Responsibility	Description & Timeline
US
39.	Recordation of name change from Jacob Holm & Sons AG to Glatfelter Holding (Switzerland) AG for trademark registration nos. 1,005,837;
2,199,018;
2,199,018;
2,902,310;
5,102,532;
5,173,550;
5,771,975; and
	6,253,339	Glatfelter Holding (Switzerland) AG	Company	Within 30 Business Days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) signing of IP securitity agreement, or such later date as permitted by Alter Domus (US) LLC in its sole discretion, Glatfelter Holding (Switzerland) AG shall provide the recordiation of name change from Jacob Holm & Sons AG to Glatfelter Holding (Switzerland) AG: with USPTO to Alter Domus (US) LLC.
40.	Update record of ownership of trademark registration no. 5,258,214	Glatfelter Dresden GmbH	Company	Within 30 Business Days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) post- signing of IP securitity agreement or such later date as permitted by Alter Domus (US) LLC in its sole discretion, Glatfelter Dresden GmbH shall provide an updated record of ownership of trademark registration no. 5,258,214 to Alter Domus (US) LLC.
41.	Update record of ownership of patent nos. 7,465,685 and 10,164,261	Glatfelter Gernsbach GmbH	Company	Within 30 Business Days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) post- signing of IP securitity agreement or such later date as permitted by Alter Domus (US) LLC in its sole discretion, Glatfelter Gernsbach GmbH shall provide Update record of ownership of patent nos. 7,465,685 and 10,164,261to Alter Domus (US) LLC.
42.	Recordation of name change from Jacob Holm & Sons AG to Glatfelter Holding (Switzerland) AG for patent nos.
7,745,358;
7,767,060;
9,394,637;
9,433,154; and
	10,415,166; and for patent application nos. 15/099,911;	Glatfelter Holding (Switzerland) AG	Company	Within 30 Business Days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) post- signing of IP securitity agreement or such later date as permitted by Alter Domus (US) LLC in its sole discretion, Glatfelter Gernsbach GmbH shall provide Update record of ownership of patent no. 7,745,358 to Alter Domus (US) LLC.

13

No.	Document / Action	Party / Parties	Responsibility	Description & Timeline
16/750,433; 16/753,895; 16/760,968; and 63/252,649
43.

Filing MM19 forms with WIPO for:

(i) Glatfelter Dresden GmbH U.S. trademark registration nos. 6,010,029 and 5,258,214;

(ii) Glatfelter Gernsbach GmbH U.S. trademark registration nos. 3,154,288; 4,188,439; 4,409,224; and 5,521,590; and

(iii) Glatfelter Holding (Switzerland) AG (formerly Jacob Holm & Sons AG) U.S. trademark registration nos.

5,102,532;

5,173,550;

5,771,975; and

6,253,339.

		Glatfelter Dresden GmbH Glatfelter Gernsbach GmbH Glatfelter Holding (Switzerland) AG	Simpson Thacher & Bartlett LLP/Company	Within 30 Business Days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) post-signing of IP securitity agreement or such later date as permitted by Alter Domus (US) LLC in its sole discretion, Glatfelter Dresden GmbH, Glatfelter Gernsbach GmbH and, Glatfelter Holding (Switzerland) AG shall provide evidence of filing the MM19 form to Alter Domus (US) LLC.
44.	Real Estate Deliverables: ● Mortgages ● Title Insurance Policies ● Surveys ● Opinions ● Flood Insurance	Glatfelter Industries Asheville Inc.	Company	Within 30 Business days (or such later date as permitted by Alter Domus (US) LLC in its sole discretion) from Closing Date, mortgages for Asheville, NC property shall be signed.
45.	US Security Agreement and DACA	Glatfelter Sontara Switzerland AG	Company	If U.S. Bank account for Glatfelter Sontara Switzerland AG exists within 2 months of the Closing Date, a DACA and Security Agreement shall be executed.
46.	US IP Security Agreement	Glatfelter Dresden GmbH Glatfelter Gernsbach GmbH	Simpson Thacher & Bartlett	10 Business Days from Closing Date.

14

No.	Document / Action	Party / Parties	Responsibility	Description & Timeline
Glatfelter Holding (Switzerland) AG
47.	Release or waiver of security interests in patents in favor of Bank of America recorded at R/F 019640/0834	Glatfelter Corporation Bank of America	Company	Within 60 business days post-closing, Glatfelter Corporation shall provide evidence of release or waiver of the security interests Bank of America recorded at R/F 019640/0834 to Alter Domus (US) LLC.
48.	Filing of inventor assignment to Glatfelter Gernsbach GmbH for patent application no. 17/924,767.			Within 60 business days post-closing, Glatfelter Corporation shall provide evidence of filing the inventor assignment for patent application no. 17/924,767 to Alter Domus (US) LLC.

15

SCHEDULE 7.2.1

PERMITTED INDEBTEDNESS

Lender	Borrower/ Issuer	Begin Date	Maturity Date	Amount	Interest Rate	Annual Cost
Baden-Württembergische Bank	Glatfelter Gernsbach GmbH	8/6/2021	3/31/2024	€4,545,455	1.1%	€50,000
Credit Mutuel -CIC Factor	Glatfelter Industries (France) SAS	1/21/2020	N/A	€15,000,000	3.5%	€525,000

Intercompany Indebtedness:

Lender	Borrower/ Issuer	Begin Date	Maturity Date	Amount	Interest Rate	Annual Cost
None

SCHEDULE 7.2.1

SCHEDULE 7.2.4

EXISTING INVESTMENTS

1.	In 2018 Glatfelter Corporation became the sole member of GW Partners, LLC, an entity created for the purpose of cleanup at the Fox River site.

2.	Glatfelter Corporation is an investor in DreamWeaver International, Inc. and to date, Glatfelter Corporation has invested cash and in kind services equal to USD $5,184,552 in exchange for a non-controlling equity interest in DreamWeaver International, Inc. and promissory notes that are automatically convertible to equity upon certain triggering events and may also be convertible to equity at Glatfelter Corporation’s option upon the occurrence of certain other triggering events.

3.	Glatfelter Gernsbach GmbH owns 40% of Balo-I Industrial, Inc.

4.	In 2021, Glatfelter Corporation became an investor in Blue Ocean Closures AB holding 5% (1,662 shares equal to SEK 1,662.00).

5.	See Schedule 5.1.2.

SCHEDULE 7.2.4

EXHIBIT 1.1(A)

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as the same may be amended, restated, modified, or supplemented, from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below: (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor in respect of the Commitments and Loans identified below; and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

Assignor: ____________________________

1.	Assignor: _____________________________

2.	Assignee: ______________________ [and is an Affiliate of [identify Lender]]

3.	Borrower(s): GLATFELTER LUXEMBOURG S.À R.L, a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 121, avenue de la Faïencerie, L-1511 Luxembourg, Grand Duchy of Luxembourg and being registered with the RCS under registration number B175961

Exhibit 1.1(A)

4.	Administrative Agent: ALTER DOMUS (US) LLC, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement: The Term Loan Credit Agreement dated as of March 30, 2023 among GLATFELTER CORPORATION, a Pennsylvania corporation, GLATFELTER LUXEMBOURG S.À R.L, a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 121, avenue de la Faïencerie, L-1511 Luxembourg, Grand Duchy of Luxembourg and being registered with the RCS under registration number B175961, ALTER DOMUS (US) LLC, as Administrative Agent, the Guarantors now or hereafter party thereto and the Lenders now or hereafter party thereto

6.	Assigned Interest:

Aggregate Amount of Commitment / Loans for all Lenders	Amount of Commitment / Loans Assigned	Percentage Assigned of Commitment / Loans
$	$		%
$	$		%
$	$		%

Effective Date: ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

i.	Not be less than €5,000,000.00 in the case of the Term Loan Commitment or Term Loan of the Assignor, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents.

ii.	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

iii.	Assignor shall pay a fee of $3,500 to the Administrative Agent in connection with the Assignment.

Exhibit 1.1(A)

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT]

The terms set forth in this Assignment are hereby agreed to:

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]
By:
Name:
Title:

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT]

Consented to and Accepted:

ALTER DOMUS (US) LLC,

as Administrative Agent

By:
Name:
Title:

[Consented to:]1

GLATFELTER LUXEMBOURG S.À R.L,

as Borrower

By:
Name:
Title:

[1]	To be added only if the consent of the Borrower is required by the terms of Section 10.11 of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1          Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest; (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim; (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document; (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, or any collateral thereunder; (iii) the financial condition of the Company, any of the Company’s Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document; or (iv) the performance or observance by the Company, any of the Company’s Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2          Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement; (ii) it meets all requirements, of an eligible assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement); (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder; (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type; (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.3 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; (vi) it has, independently and without reliance upon the Administrative Agent made its own credit analysis and decision to enter into this Assignment to purchase such Assigned Interest; and (vii) if Assignee is not incorporated or organized under the Laws of the United States of America or a state thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Annex 1

2.           Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.           General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the Laws of the State of New York.

Annex 1

EXHIBIT 1.1(G)(1)

FORM OF

GUARANTOR JOINDER AND ASSUMPTION AGREEMENT

THIS GUARANTOR JOINDER AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of ___________, 20__, by __________________, a ____________________ [corporation/partnership/limited liability company] (the “New Guarantor”).

Background

Reference is made to (i) the Term Loan Credit Agreement, dated as of March 30, 2023, as the same may be amended, restated, supplemented or modified from time to time (the “Credit Agreement”), by and among GLATFELTER CORPORATION, a Pennsylvania corporation (the “Company”), GLATFELTER LUXEMBOURG S.À R.L, a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 121, avenue de la Faïencerie, L-1511 Luxembourg, Grand Duchy of Luxembourg and being registered with the RCS under registration number B175961 (the “Borrower”), each of the Guarantors now or hereafter party thereto (the “Guarantors”), the Lenders now or hereafter party thereto (the “Lenders”) and ALTER DOMUS (US) LLC, in its capacity as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), (ii)   the Agreement of Guaranty and Suretyship, dated as of March 30, 2023, as the same may be amended, restated, supplemented or modified from time to time (the “Guaranty”), made by Guarantors in favor of the Administrative Agent, and (iii) the other Loan Documents referred to in the Credit Agreement, as the same may be amended, restated, supplemented or modified from time to time (collectively, the “Loan Documents”).

Agreement

Capitalized terms defined in the Credit Agreement are used herein as defined therein.

New Guarantor hereby becomes a Guarantor under the terms of the Credit Agreement and in consideration of the value of the synergistic and other benefits received by New Guarantor as a result of being or becoming affiliated with the Borrower and the Guarantors, New Guarantor hereby agrees that effective as of the date hereof[, subject to the limitations set forth in Section [20]/[21]/[22]/[23]/[24] of the Guaranty,]1 it hereby is, and shall be deemed to be, and assumes the obligations of, a “Loan Party” and a “Guarantor”, jointly and severally, under the Credit Agreement, a “Guarantor,” jointly and severally with the existing Guarantors under the Guaranty; and, New Guarantor hereby agrees that from the date hereof, and so long as any Loan or any Commitment of any Lender shall remain outstanding and until the payment in full of the Loans and the Notes, and the performance of all other Obligations of the Loan Parties under the Loan Documents, New Guarantor shall perform, comply with, and be subject to and bound by each of the terms and provisions of the Credit Agreement and Guaranty, jointly and severally, with the existing parties thereto. Without limiting the generality of the foregoing, New Guarantor hereby

1 To be included if the limitations in Section 20, 21, 22, 23 or 24 of the Guaranty applicable to any New Guarantor that is a Foreign Loan Party.

Exhibit 1.1(G)(1)

represents and warrants that (i) each of the representations and warranties set forth in Section 5 of the Credit Agreement applicable to a Loan Party is true and correct as to New Guarantor on and as of the date hereof and (ii) New Guarantor has heretofore received a true and correct copy of the Credit Agreement and Guaranty (including any modifications thereof or supplements or waivers thereto) in effect on the date hereof. [INSERT ANY APPLICABLE LOCAL LAW LIMITATIONS TO BE AGREED IN THE CASE OF ANY NEW GUARANTOR THAT IS NOT FORMED OR ORGANIZED IN A JURISDICTION OF AN EXISTING GUARANTOR.]

New Guarantor hereby makes, affirms, and ratifies in favor of the Lenders and the Administrative Agent, the Credit Agreement and Guaranty given by the Guarantors to the Administrative Agent and any of the Lenders.

New Guarantor is simultaneously delivering to the Administrative Agent the documents, together with this Agreement, required under Section 7.1.10 of the Credit Agreement.

In furtherance of the foregoing, New Guarantor shall execute and deliver or cause to be executed and delivered at any time and from time to time such further instruments and documents and do or cause to be done such further acts as may be reasonably necessary in the reasonable opinion of Administrative Agent to carry out more effectively the provisions and purposes of this Agreement.

This Agreement shall be governed by and construed in accordance with the Laws of the State of New York.

This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. New Guarantor acknowledges and agrees that a telecopy transmission to the Administrative Agent or any Lender of signature pages hereof purporting to be signed on behalf of New Guarantor shall constitute effective and binding execution and delivery hereof by New Guarantor.

[SIGNATURE PAGE FOLLOWS]

Exhibit 1.1(G)(1)

[SIGNATURE PAGE - GUARANTOR JOINDER AND ASSUMPTION AGREEMENT]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the New Guarantor has duly executed this Guarantor Joinder and Assumption Agreement and delivered the same to the Administrative Agent for the benefit of the Lenders, as of the date and year first above written.

ATTEST:

By:
Name:
Title:

Acknowledged and accepted:

ALTER DOMUS (US) LLC,

as Administrative Agent

By:
Name:
Title:

Exhibit 1.1(G)(1)

EXHIBIT 1.1(G)(2)

GUARANTY AGREEMENT

[See attached.]

Exhibit 1.1(G)(2)

Execution Version

AGREEMENT

OF GUARANTY AND SURETYSHIP

This Agreement of Guaranty and Suretyship (the “Guaranty”), dated as of March 30, 2023, is jointly and severally given by each of the undersigned Guarantors and each of the other Persons which become Guarantors hereunder from time to time (each a “Guarantor” and collectively the “Guarantors”) in favor of ALTER DOMUS (US) LLC, as the administrative agent and collateral agent for the Lenders (the “Administrative Agent”) in connection with that Term Loan Credit Agreement, dated as of the date hereof, by and among GLATFELTER LUXEMBOURG S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg (the “Borrower”), GLATFELTER CORPORATION, a Pennsylvania corporation (the “Company”), the Guarantors now or hereafter party thereto, the Administrative Agent, and the Lenders now or hereafter party thereto (the “Lenders”) (as amended, restated, modified, or supplemented from time to time hereafter, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Credit Agreement and the rules of construction set forth in Section 1.2 [Construction] of the Credit Agreement shall apply to this Guaranty.

1.            Guaranteed Obligations. To induce the Lenders to make loans and grant other financial accommodations to the Borrower under the Credit Agreement, each Guarantor hereby jointly and severally, unconditionally, and irrevocably, guaranties to the Administrative Agent and each Lender; and becomes surety, as though it was a primary obligor for, the full and punctual payment and performance when due (whether on demand, at stated maturity, by acceleration, or otherwise and including any amounts which would become due but for the operation of an automatic stay under the federal bankruptcy code of the United States or any similar Laws of any country or jurisdiction) of all Obligations, and all extensions, modifications, substitutions, amendments or renewals thereof, whether such Obligations are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (and including Obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to the Borrower or any Guarantor or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such Obligation is not enforceable or allowable in such proceeding, and including all Obligations arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless whether any such Obligations are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to extension of credit is not satisfied) (all such Obligations are referred to, collectively, as the “Guaranteed Obligations” and each, as a “Guaranteed Obligation”). Without limitation of the foregoing, any of the Guaranteed Obligations shall be and remain Guaranteed Obligations entitled to the benefit of this Guaranty if the Administrative Agent or any of the Lenders (or any one or more assignees or transferees thereof) from time to time assign or otherwise transfer all or any portion of their respective rights and obligations under the Loan Documents, or any other Guaranteed Obligations, to any other Person, in accordance with the terms of the Credit Agreement. In furtherance of the foregoing, each Guarantor jointly and severally agrees as follows.

2.            Guaranty. Subject at all times to the limitations set forth in Sections 20, 21, 22, 23 and 24 hereof, each Guarantor hereby promises to pay and perform all such Guaranteed

Obligations immediately upon demand of the Administrative Agent and the Lenders or any one or more of them at maturity or upon an Event of Default. All payments made hereunder shall be made by each Guarantor in immediately available funds in Euros and shall be made without setoff, counterclaim, withholding, or other deduction of any nature, except as may otherwise be required by Law.

3.            Obligations Absolute. The Guaranteed Obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise diminished by the failure, default, omission, or delay, willful or otherwise, by any Lender, the Administrative Agent, or the Borrower or any other obligor on any of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which would vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity. Each of the Guarantors agrees that the Guaranteed Obligations will be paid and performed strictly in accordance with the terms of the Loan Documents. Without limiting the generality of the foregoing, to the fullest extent it can do so in accordance with applicable Law, each Guarantor hereby consents to, at any time and from time to time, and the joint and several Guaranteed Obligations of each Guarantor hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following:

(a)          Any lack of genuineness, legality, validity, enforceability or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document or any of the Guaranteed Obligations and to the fullest extent of the law regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the Guaranteed Obligations, any of the terms of the Loan Documents, or any rights of the Administrative Agent or the Lenders or any other Person with respect thereto;

(b)          Any increase, decrease, or change in the amount, nature, type or purpose of any of, or any release, surrender, exchange, compromise or settlement of, any of the Guaranteed Obligations (whether or not contemplated by the Loan Documents as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Guaranteed Obligations; any execution or delivery of any additional Loan Documents; or any amendment, modification or supplement to, or renewals, extensions, refinancing or refunding of, any Loan Document or any of the Guaranteed Obligations;

(c)          Any failure to assert any breach of or default under any Loan Document or any of the Guaranteed Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against the Borrower or any other Person under or in connection with any Loan Document or any of the Guaranteed Obligations; any refusal of payment or performance of any of the Guaranteed Obligations, whether or not with any reservation of rights against any Guarantor; or any application of collections (including but not limited to collections resulting from realization upon any direct or indirect security for the Guaranteed Obligations) to other obligations, if any, not entitled to the benefits of this Guaranty, in preference to Guaranteed Obligations entitled to the benefits of this Guaranty, or if any collections are applied to Guaranteed Obligations, any application to particular Guaranteed Obligations;

2

(d)          Any taking, exchange, amendment, modification, waiver, supplement, termination, subordination, compromise, release, surrender, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights, or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Administrative Agent or the Lenders, or any of them, or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by any of the Administrative Agent or the Lenders, or any of them, or any other Person in respect of, any direct or indirect security for any of the Guaranteed Obligations. As used in this Guaranty, “direct or indirect security” for the Guaranteed Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Guaranteed Obligations, made by or on behalf of any Person;

(e)          Any merger, amalgamation, consolidation, liquidation, dissolution, winding-up, administration, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, the Borrower or any other Person; any bankruptcy, insolvency, receivership, moratorium, reorganization (including by way of voluntary arrangement, scheme of arrangement, restructuring plan or otherwise) or similar proceeding with respect to the Borrower or any other Person; or any action taken or election made by the Administrative Agent or the Lenders, or any of them (including but not limited to any election under Section 1111(b)(2) of the United States Bankruptcy Code), the Borrower, or any other Person in connection with any such proceeding;

(f)          Any defense, setoff, or counterclaim which may at any time be available to or be asserted by the Borrower or any other Person with respect to any Loan Document or any of the Guaranteed Obligations; or any discharge by operation of law or release of the Borrower or any other Person from the performance or observance of any Loan Document or any of the Guaranteed Obligations; or

(g)          Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of, any Guarantor, a guarantor or a surety, excepting in each such case full, strict, and indefeasible payment and performance of the Guaranteed Obligations in full.

Each Guarantor acknowledges, consents, and agrees that new Guarantors may join in this Guaranty pursuant to Section 7.1.10 [Joinder of Guarantors] of the Credit Agreement and each Guarantor affirms that its Guaranteed Obligations hereunder shall continue undiminished.

4.            Waivers, etc. Subject to Sections 20, 21, 22, 23 and 24, as applicable, to the fullest extent it can do so in accordance with applicable Law, each of the Guarantors hereby waives any defense to or limitation on its Guaranteed Obligations under this Guaranty arising out of or based on any event or circumstance referred to in Section 3 hereof. Without limitation and to the fullest extent permitted by applicable Law, each Guarantor waives each of the following:

(a)          All notices, disclosures and demand of any nature which otherwise might be required from time to time to preserve intact any rights against any Guarantor, including the

3

following: any notice of any event or circumstance described in Section 3 hereof; any notice required by any Law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Loan Document or any of the Guaranteed Obligations; any notice of the incurrence of any Guaranteed Obligation; any notice of any default or any failure on the part of the Borrower or any other Person to comply with any Loan Document or any of the Guaranteed Obligations or any direct or indirect security for any of the Guaranteed Obligations; and any notice of any information pertaining to the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person;

(b)          Any right to any marshalling of assets, to the filing of any claim against the Borrower or any other Person in the event of any bankruptcy, insolvency, reorganization or similar proceeding, or to the exercise against the Borrower or any other Person of any other right or remedy under or in connection with any Loan Document or any of the Guaranteed Obligations or any direct or indirect security for any of the Guaranteed Obligations; any requirement of promptness or diligence on the part of the Administrative Agent or the Lenders, or any of them, or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Guaranteed Obligations or any direct or indirect security for any of the Guaranteed Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Guaranty or any other Loan Document, and any requirement that any Guarantor receive notice of any such acceptance;

(c)          Any defense or other right arising by reason of any Law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including, but not limited to, the benefit of discussion and division, anti-deficiency laws, “one action” laws or the like), or by reason of any election of remedies or other action or inaction by the Administrative Agent or the Lenders, or any of them (including but not limited to commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Guaranteed Obligations), which results in denial or impairment of the right of the Administrative Agent or the Lenders, or any of them, to seek a deficiency against the Borrower or any other Person or which otherwise discharges or impairs any of the Guaranteed Obligations; and

(d)          Any and all defenses it may now or hereafter have based on principles of suretyship, impairment of collateral, or the like.

5.            Reinstatement. This Guaranty is a continuing guaranty of the Guarantors and shall remain in full force and effect notwithstanding that no Guaranteed Obligations may be outstanding from time to time and notwithstanding any other event or circumstance. Upon termination of all Commitments and indefeasible payment in full of all Guaranteed Obligations (other than non-assessed contingent reimbursement obligations), this Guaranty shall terminate; provided, however, that this Guaranty shall continue to be effective or be reinstated, as the case may be, any time any payment of any of the Guaranteed Obligations is rescinded, recouped, avoided, or must otherwise be returned or released by any Lender or Administrative Agent upon or during the insolvency, bankruptcy, or reorganization of, or any similar proceeding affecting, the Borrower or for any other reason whatsoever, all as though such payment had not been made and was due and owing.

6.            Subrogation. Each Guarantor waives and agrees it will not exercise any rights against the Borrower or any other Guarantor arising in connection with, or any collateral securing,

4

the Guaranteed Obligations (including rights of subrogation, contribution, and the like) until the Guaranteed Obligations have been indefeasibly paid in full (other than non-assessed contingent reimbursement obligations for which no claim has been made), and all Commitments have been terminated. If, during the occurrence and continuance of an Event of Default, any amount shall be paid to any Guarantor by or on behalf of the Borrower or any other Guarantor by virtue of any right of subrogation, contribution, or the like, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and shall be held in trust for the benefit of, the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.

7.            No Stay. If any declaration of default or acceleration or other exercise or condition to exercise of rights or remedies under or with respect to any Guaranteed Obligation shall at any time be stayed, enjoined, or prevented for any reason (including, but not limited to, stay or injunction resulting from the pendency against the Borrower or any other Person of a bankruptcy, insolvency, reorganization or similar proceeding), the Guarantors agree that, for the purposes of this Guaranty and their Guaranteed Obligations hereunder, the Guaranteed Obligations shall be deemed to have been declared in default or accelerated, and such other exercise or conditions to exercise shall be deemed to have been taken or met.

8.            Taxes. Each Guarantor agrees to comply with Section 4.7 [Taxes] of the Credit Agreement as applied to such Guarantor and the Guaranteed Obligations.

9.            Notices. Each Guarantor agrees that all notices, statements, requests, demands and other communications under this Guaranty shall be given to such Guarantor at the address set forth on a Schedule 1.1(B) to, or in a Guarantor Joinder and Assumption Agreement given under, the Credit Agreement and in the manner provided in Section 10.6 [Notice; Lending Offices] of the Credit Agreement. The Administrative Agent and the Lenders may rely on any notice (whether or not made in a manner contemplated by this Guaranty) purportedly made by or on behalf of a Guarantor, and the Administrative Agent and the Lenders shall have no duty to verify the identity or authority of the Person giving such notice.

10.          Counterparts; Telecopy Signatures. This Guaranty may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Each Guarantor acknowledges and agrees that a telecopy transmission to Administrative Agent or any Lender of signature pages hereof purporting to be signed on behalf of any Guarantor shall constitute effective and binding execution and delivery hereof by such Guarantor.

11.          Setoff, Default Payments by Borrower.

(a)        Each Guarantor agrees to be bound by Section 8.2.3 [Set-off] of the Credit Agreement as applied to such Guarantor.

(b)        Upon the occurrence and during the continuation of any default under any Guaranteed Obligation, if any amount shall be paid to any Guarantor by or for the account of the Borrower, such amount shall be held in trust for the benefit of each Lender and Administrative

5

Agent and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations when due and payable.

12.          Construction. The section and other headings contained in this Guaranty are for reference purposes only and shall not affect interpretation of this Guaranty in any respect. This Guaranty has been fully negotiated between the applicable parties, each party having the benefit of legal counsel, and accordingly neither any doctrine of construction of guaranties or suretyships in favor of the guarantor or surety, nor any doctrine of construction of ambiguities in agreement or instruments against the party controlling the drafting thereof, shall apply to this Guaranty.

13.          Successors and Assigns. This Guaranty shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by the Administrative Agent and the Lenders, or any of them, and their successors and permitted assigns provided, however, that no Guarantor may assign or transfer any of its rights or obligations hereunder or any interest herein and any such purported assignment or transfer shall be null and void. Without limitation of the foregoing, the Administrative Agent and the Lenders, or any of them (and any successive assignee or transferee), from time to time may assign or otherwise transfer all or any portion of its rights or obligations in accordance with the Loan Documents (including all or any portion of any commitment to extend credit), or any other Guaranteed Obligations, to any other person and such Guaranteed Obligations (including any Guaranteed Obligations resulting from extension of credit by such other Person under or in connection with the Loan Documents) shall be and remain Guaranteed Obligations entitled to the benefit of this Guaranty, and to the extent of its interest in such Guaranteed Obligations such other Person shall be vested with all the benefits in respect thereof granted to the Administrative Agent and the Lenders in this Guaranty or otherwise.

14.          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)        Governing Law. This Guaranty shall be governed by, construed, and enforced in accordance with the laws of the State of New York.

(b)        Consent to Forum; Waiver of Jury Trial: EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT, AND EACH GUARANTOR WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH LOAN PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 9 AND SERVICE SO MADE SHALL BE

6

DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. EACH GUARANTOR HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT TO THE FULL EXTENT PERMITTED BY LAW.

(c)        Each Guarantor hereby appoints a process agent, the Company, as its agent to receive on behalf of such party and its respective property, service of copies of the summons and complaint and any other process which may be served in any action or proceeding (the “Process Agent”). Such service may be made by mailing or delivering a copy of such process to any of the Guarantors in care of the Process Agent at the Process Agent’s address, and each of the Guarantors hereby authorizes and directs the Process Agent to receive such service on its behalf. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions (or any political subdivision thereof) by suit on the judgment or in any other manner provided by law. Each Guarantor further agrees that it shall, for so long as any Commitment or any Obligation of any Loan Party to the Lenders remains outstanding, continue to retain Process Agent for the purposes set forth in this Section 14. The Process Agent hereby accepts the appointment of Process Agent by the Guarantors and agrees to act as Process Agent on behalf of the Guarantors. The Process Agent has an address of, on the date hereof, that of the Company as reflected in the Credit Agreement.

15.          Severability; Modification to Conform to Law.

(a)        It is the intention of the parties that this Guaranty be enforceable to the fullest extent permissible under applicable Law, but that the unenforceability (or modification to conform to such Law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder hereof. If any provision in this Guaranty shall be held invalid or unenforceable in whole or in part in any jurisdiction, this Guaranty shall, as to such jurisdiction, be deemed amended to modify or delete, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it or them valid and enforceable to the maximum extent permitted by applicable Law, without in any manner affecting the validity or enforceability of such provision or provisions in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

(b)        Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and the Lenders, hereby confirm that it is the intention of all such Persons that this Guaranty and the Guaranteed Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law (as hereinafter defined), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent and the Lenders hereby irrevocably agree that the Guaranteed Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof,

7

“Bankruptcy Law ” means any proceeding of the type referred to in the definition of Insolvency Proceeding in the Credit Agreement or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

16.          Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Administrative Agent or any Lender under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by Law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Administrative Agent or any Lender under or in respect of the Loan Documents.

17.          Notwithstanding anything to the contrary in this Section or elsewhere in this Guaranty, this Guaranty shall be presumptively valid and enforceable to its full extent in accordance with its terms, as if this Section (and references elsewhere in this Guaranty to enforceability to the fullest extent permitted by Law) were not a part of this Guaranty, and in any related litigation the burden of proof shall be on the party asserting the invalidity or unenforceability of any provision hereof or asserting any limitation on any Guarantor’s Guaranteed Obligations hereunder as to each element of such assertion.

18.          Additional Guarantors. At any time after the initial execution and delivery of this Guaranty to the Administrative Agent and the Lenders, additional Persons may become parties to this Guaranty and thereby acquire the duties and rights of being Guarantors hereunder by executing and delivering to the Administrative Agent and the Lenders a Guarantor Joinder and Assumption Agreement pursuant to the Credit Agreement. No notice of the addition of any Guarantor shall be required to be given to any pre-existing Guarantor and each Guarantor hereby consents thereto.

19.          Joint and Several Obligations. The Guaranteed Obligations of the Guarantors under this Guaranty are joint and several obligations of the Guarantors, and each Guarantor hereby waives to the full extent permitted by Law any defense it may otherwise have to the payment and performance of the Obligations that its liability hereunder is limited and not joint and several. Each Guarantor acknowledges and agrees that the foregoing waivers and those set forth below serve as a material inducement to the agreement of the Lenders to make the Loans, and that the Administrative Agent and the Lenders are relying on each specific waiver and all such waivers in entering into this Guaranty. The undertakings of each Guarantor hereunder secure the Guaranteed Obligations of itself and the other Guarantors. The Administrative Agent and the Lenders, or any of them, may, in their sole discretion, elect to enforce this Guaranty against any Guarantor without any duty or responsibility to pursue any other Guarantor and such an election by the Administrative Agent and the Lenders, or any of them, shall not be a defense to any action the Administrative Agent and the Lenders, or any of them, may elect to take against any Guarantor. Each of the Lenders and Administrative Agent hereby reserve all right against each Guarantor.

20.          Guaranty Limitation for German Guarantors.

(a)          For the purpose of this Section 20 (Guaranty Limitation for German Guarantors):

8

“German Guarantor” means any Guarantor incorporated in the Federal Republic of Germany as (i) a limited liability company (Gesellschaft mit beschränkter Haftung) (a “German GmbH Guarantor”) or (ii) a limited partnership (Kommanditgesellschaft) with a German limited liability company as general partner (a “German GmbH & Co. KG Guarantor”);

“Net Assets” means for each German Guarantor (i) the net assets (Reinvermögen) available for distribution to the shareholders calculated in accordance with applicable law and the jurisprudence from time to time of the German Federal Supreme Court (Bundesgerichtshof) relating to the protection of liable capital under sections 30 and 31 of the German Limited Liability Companies Act (GmbHG), disregarding any provisions (Rückstellungen) in respect of an actual or potential enforcement of the Guarantee (as defined below) or an enforcement of any other security relating to up-stream or cross-stream obligations, and taking into account, if applicable, sub-paragraph 6 of section 253, sub-paragraph 8 of section 268 and sub-paragraph 5 of section 272 of the German Commercial Code (Handelsgesetzbuch) (in each case, as amended from time to time) of that German GmbH Guarantor, and in the case of a German GmbH & Co. KG Guarantor, its general partner (Komplementär), and in each case without deducting the Registered Capital of that German Guarantor; less (ii) the Registered Capital (as defined below) of that German Guarantor.

“Registered Capital” means the relevant German GmbH Guarantor’s share capital (Stammkapital), as registered in the commercial register (Handelsregister), and in the case of a German GmbH & Co. KG Guarantor, the share capital (Stammkapital) of its general partner (Komplementär), as registered in the commercial register (Handelsregister).

(b)          Each Lender agrees, other than in accordance with the procedure set out in paragraph (h) below, not to enforce the guarantee and indemnity pursuant to this Section 20 (the “Guarantee”) created or incurred by a German Guarantor, if and to the extent the Guarantee is for the obligations or liabilities of:

(i)          an Affiliate of that German Guarantor that is not a direct or indirect Subsidiary of that German Guarantor, or

(ii)         a direct or indirect Subsidiary of that German Guarantor if and to the extent such obligations or liabilities (including guarantees) secure obligations or liabilities of an Obligor or a member of the Group that is not a direct or indirect Subsidiary of that German Guarantor (an “Up-Stream or Cross-Stream Guarantee”), if and to the extent such enforcement would cause the relevant German Guarantor’s Net Assets, or in the case of a German GmbH & Co. KG Guarantor, its general partner’s Net Assets, to be reduced below zero or further reduced if already below zero.

(c)          For the purposes of the calculation of the Net Assets the following balance sheet items shall be adjusted as follows:

9

(i)           the amount of any increase of the stated share capital (Stammkapital) of the relevant German Guarantor or, in case of a German GmbH & Co. KG Guarantor, its general partner (Komplementär), after the date of this Agreement that has been effected without the prior written consent of the Administrative Agent shall be deducted from the relevant stated share capital;

(ii)          in case the stated share capital (Stammkapital) of that German Guarantor (or, in the case of a GmbH & Co. KG, of its general partner (Komplementär)) is not fully paid in, the amount by which the stated share capital (Stammkapital) exceeds the amount of the share capital paid in shall be deducted from the stated share capital (Stammkapital);

(iii)         indebtedness which is subordinated pursuant to section 39 paragraph 1 no. 5 or paragraph 2 of the German Insolvency Code (Insolvenzordnung) to any indebtedness outstanding under the Loan Documents (including indebtedness in respect of guarantees for financial indebtedness which is so subordinated) and indebtedness owing to any Affiliate which issi subordinated by law or by contract (including, for the avoidance of doubt, pursuant to section 39 paragraph 1 no. 5 or paragraph 2 of the German Insolvency Code (Insolvenzordnung)) to any indebtedness outstanding under the Loan Documents (including indebtedness in respect of guarantees for financial indebtedness which is so subordinated) shall be disregarded; and

(iv)          loans or other liabilities incurred in violation of the provisions of this Agreement shall be disregarded.

(d)          The relevant German Guarantor shall deliver to the Administrative Agent, within fifteen (15) Business Days after receipt from the Administrative Agent of a notice stating that it intends to demand payment under the Guarantee (an “Enforcement Notice”), in writing:

(i)           a confirmation to what extent the guarantee and/or indemnity is an Up-stream or Cross-stream Guarantee

(ii)          an up-to-date balance sheet of the German Guarantor, or in the case of a German GmbH & Co. KG Guarantor of that partnership and its general partner, together with a detailed calculation (reasonably satisfactory to the Administrative Agent) of the amount of the Net Assets of the relevant company taking into account the adjustments set forth in paragraph (c) above, the amount of such Up-stream or Cross-stream Guarantee which cannot be enforced as it would otherwise cause its (or, in the case of a GmbH & Co. KG, its general partner’s) Net Assets to be reduced below zero or further reduced if already below zero and a statement if and to what extent a realisation or other measures undertaken in accordance with the mitigation provisions set out in paragraph (g) below would not prevent such situation (the “Management Determination”). The relevant German Guarantor shall fulfil its obligations under the Guarantee and the Administrative Agent shall be entitled to enforce the Guarantee in an amount which would, in accordance with the Management Determination, not cause the relevant German Guarantor’s, or in the case of a German GmbH & Co. KG Guarantor its general partner’s, Net Assets to be reduced below zero or further reduced if already below zero.

10

(e)          Following the Administrative Agent’s receipt of the Management Determination, upon request by the Administrative Agent the relevant German Guarantor shall deliver to the Administrative Agent within twenty-five (25) Business Days of request an up-to-date balance sheet of the German Guarantor, or in the case of a German GmbH & Co. KG Guarantor of that partnership and its general partner, drawn-up by an auditor, appointed by the relevant German Guarantor in consultation with the Administrative Agent (the “Auditor”), together with a detailed calculation (reasonably satisfactory to the Administrative Agent) of the amount of the Net Assets of the relevant company taking into account the adjustments set forth in paragraph (c) above and of the amount of such Up-stream or Cross-stream Guarantee which cannot be enforced as it would otherwise cause its (or, in the case of a GmbH & Co. KG, its general partner’s) Net Assets to be reduced below zero or further reduced if already below zero (if any) (the “Auditors’ Determination”). The Auditors’ Determination shall be prepared as of the date of the enforcement of the Guarantee. The German Guarantor shall fulfil its obligations under the Guarantee and the Administrative Agent shall be entitled to enforce the Guarantee in an amount which would, in accordance with the Auditor’s Determination, not cause the relevant German Guarantor’s, or in the case of a German GmbH & Co. KG Guarantor its general partner’s, Net Assets to be reduced below zero or further reduced if already below zero.

(f)          If the amount being enforceable under the Guarantee pursuant to the Auditor’s Determination is lower than the amount being enforceable under the Guarantee pursuant to the Management Determination and if, and to the extent that, the Guarantee has been enforced up to the amount set out in the Management Determination, the Lender Parties shall upon written demand by the German Guarantor to the Administrative Agent repay any enforcement proceeds (if and to the extent already received by the relevant Lender Parties) to the relevant German Guarantor in an amount equal to the difference between the amount enforceable pursuant to the Management Determination and the amount enforceable pursuant to the Auditor’s Determination, provided that such demand for repayment is made by the relevant German Guarantor to the Administrative Agent within one (1) month (Ausschlussfrist) of the delivery of the Auditor’s Determination within the time frame of twenty-five (25) Business Days pursuant to paragraph (e) above. If any of the Lender Parties disagrees with the Auditor’s Determination, the Lender Parties shall be entitled to further pursue their payment claims (if any) under the Guarantee against the relevant German Guarantor in excess of the amounts payable pursuant to the Auditor’s Determination by claiming that in deviation from the Auditor’s Determination a lesser amount was required to maintain the relevant German GmbH Guarantor’s or, in case of a German GmbH & CO. KG Guarantor, its general partner’s stated share capital (Stammkapital).

(g)          Where a German Guarantor claims in accordance with the provisions of paragraphs (d) to (f) above that the guarantee and/or indemnity granted hereunder can only be enforced in a limited amount, each German Guarantor and, in the case of a German GmbH & Co. KG Guarantor, also its general partner, shall within two (2) months after a written request of the Administrative Agent realise, to the extent legally permitted, any and all of its assets which are not required for the relevant German Guarantor’s business (nicht betriebsnotwendig) and that are shown in the balance sheet with a book value (Buchwert) that is substantially lower than the market value of the relevant assets. After the expiry of such two (2) months period, the relevant German Guarantor shall, within three (3) Business Days, notify the Administrative Agent of the amount of the net proceeds from the relevant sale and submit a statement with a new calculation of the amount of the Net Assets of the German GmbH Guarantor or, in the case of a German GmbH & Co. KG

11

Guarantor, of its general partner, taking into account such proceeds. Such calculation shall, upon the Administrative Agent’s request, be confirmed by the Auditor within a period of twenty-five (25) Business Days following the request.

(h)          The limitations set out in this Section 20 (Guaranty Limitation for German Guarantors) shall not apply:

(i)          to any amounts due and payable under the Guarantee, which relate:

(A)	to funds (including, but not limited to, Loan proceeds) which have been on-lent (directly or indirectly) or otherwise made available (directly or indirectly) to the relevant German Guarantor or to a Subsidiary of such German Guarantor and which are still outstanding or any other own liabilities of the relevant German Guarantor under the Loan Documents; or

(B)	to guarantees, letters of credit or similar instruments to the extent issued for the benefit of the relevant German Guarantor or any of its Subsidiaries and which are still outstanding,

it being understood that the burden of proof for any amount, guarantee, letter of credit or similar instrument referred to in (A) and (B) above having ceased to be outstanding shall be with the relevant German Guarantor; or

(ii)          for so long as the relevant German Guarantor has not complied with its obligations pursuant to paragraph (d) through (f) above; or

(iii)         if the German Guarantor (as dominated entity and/or transferor) is subject to a domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) on the date of the enforcement of the Guarantee; or

(iv)         if and to the extent the German Guarantor holds on the date of enforcement of the Guarantee a valuable indemnity or claim for refund (vollwertiger Gegenleistungs- oder Rückgewähranspruch) against its direct or indirect shareholder; or

(v)          if and to the extent payment under the Guarantee would not result in a violation of the capital maintenance requirements set out in section 30 paragraph 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG).

(i)          No reduction of the amount enforceable under a guarantee and/or indemnity in accordance with the above limitations will prejudice the rights of the Lender Parties to continue enforcing such guarantee and/or indemnity (subject always to the restrictions set out in this Section 20 above at the time of such enforcement) until full and irrevocable satisfaction of the amounts owing under the guaranteed and/or indemnified claims.

21.          Guaranty Limitation for UK Guarantors. Notwithstanding any other provision of this Guaranty, to the extent any guarantee herein is given by a UK Guarantor, such guarantee shall

12

not apply to any liability to the extent that it would result in the guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006.

22.          Guaranty Limitation for Swiss Guarantors. Any obligations assumed by a Guarantor incorporated in Switzerland (a “Swiss Guarantor”) under this Agreement (the “Swiss Guarantor Obligations”) shall be subject to the following limitations:

(a)          If and to the extent that a Swiss Guarantor guarantees or otherwise secures obligations other than obligations of one of the Swiss Guarantor’s direct and indirect Subsidiaries (i.e. obligations of its direct or indirect parent companies (up-stream liabilities) or sister companies (cross-stream liabilities)) (the “Swiss Restricted Obligations”) and that performing the relevant Swiss Restricted Obligations would not be permitted under Swiss corporate law then applicable, then such obligations and payment amount shall from time to time be limited to the amount permitted to be paid under then applicable Swiss law and practice, provided that such limited amount shall at no time be less than the relevant Swiss Guarantor’s distributable capital (presently being the balance sheet profits and any reserves available for distribution) at the time or times performance of the relevant Swiss Guarantor Obligation is due or requested from such Swiss Guarantor, and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) release the relevant Swiss Guarantor from its Swiss Guarantor Obligations in excess thereof, but merely postpone the payment date therefore until such times as payment is again permitted notwithstanding such limitation.

(b)          In case a Swiss Guarantor who must make a payment in respect of Swiss Restricted Obligations under this Agreement is obliged to withhold Swiss Withholding Tax in respect of such payment, such Swiss Guarantor shall:

(i)          use its best endeavours that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including double tax treaties) rather than payment of the tax;

(ii)          if the notification procedure pursuant to sub-paragraph (i) above does not apply, deduct Swiss Withholding Tax at the rate of 35 per cent (or such other rate as in force from time to time), or if the notification procedure pursuant to sub-paragraph (i) above applies for a part of the Swiss Withholding Tax only, deduct Swiss Withholding Tax at the reduced rate resulting after the discharge of part of such tax by notification under applicable law, from any payment made by it in respect of Swiss Restricted Obligations and promptly pay any such taxes to the Swiss Federal Tax Administration;

(iii)          notify the Administrative Agent that such notification, or as the case may be, deduction has been made and provide the Administrative Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration; and

(iv)          in the case of a deduction of Swiss Withholding Tax:

(1)          use its best efforts to ensure that any person other than a Lender Party which is entitled to a full or partial refund of the Swiss Withholding Tax deducted

13

from such payment in respect of Swiss Restricted Obligations, will, as soon as possible after such deduction (x) request a refund of the Swiss Withholding Tax under applicable law (including tax treaties) and (y) pay to the Administrative Agent upon receipt any amounts so refunded; and

(2)          if a Lender Party is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment, and if requested by the Administrative Agent, provide the Administrative Agent those documents that are required by law and applicable tax treaties to be provided by the payer of such tax, for each relevant Lender Party to prepare a claim for refund of Swiss Withholding Tax.

(c)          The Administrative Agent shall co-operate with such Swiss Guarantor to pursue such refund.

(d)          If a Swiss Guarantor is obliged to withhold Swiss Withholding Tax in accordance with paragraph (b) above, the Administrative Agent shall be entitled to further enforce the Swiss Guarantor Obligation assumed by such Swiss Guarantor and apply proceeds therefrom against the Swiss Restricted Obligations up to an amount which is equal to that amount which would have been obtained if no withholding of Swiss Withholding Tax were required, whereby such further enforcements shall always be limited to the maximum amount of the freely distributable capital of such Swiss Guarantor as set out in paragraph (a) above.

(e)          If and to the extent requested by the Administrative Agent and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the Secured Parties to obtain a maximum benefit under this Agreement, the relevant Swiss Guarantor shall, and any parent company of such Swiss Guarantor being a party to this Agreement shall procure that such Swiss Guarantor will, promptly implement all such measures and/or to promptly procure the fulfilment of all prerequisites allowing the prompt fulfilment of the Swiss Guarantor Obligations and allowing the relevant Swiss Guarantor to promptly perform its obligations and make the (requested) payment(s) hereunder from time to time, including the following:

(i)          preparation of an up-to-date audited balance sheet of the relevant Swiss Guarantor;

(ii)         confirmation of the auditors of the relevant Swiss Guarantor that the relevant amount represents (the maximum of) freely distributable capital of the relevant Swiss Guarantor;

(iii)        approval by a shareholders meeting of the relevant Swiss Guarantor of the capital distribution;

(iv)        if the enforcement of Swiss Restricted Obligations would be limited due to the effects referred to in this Section 22, then the relevant Swiss Guarantor shall, to the extent permitted by applicable law, write up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the fair market value of the assets and/or reduce its share capital; and

14

(v)          all such other measures necessary or useful to allow payment under the Swiss Restricted Obligations and to allow the relevant Swiss Guarantor to make the payments and perform the obligations agreed hereunder with a minimum of limitations.

23.          Guaranty Limitation for Luxembourg Guarantors.

(a)          For the purpose of this Section 23 (Guaranty Limitation for Luxembourg Guarantors):

“Luxembourg Guarantor” means any Guarantor incorporated in the Grand Duchy of Luxembourg as a limited liability company (including the société à responsabilité limitée and the société anonyme) or which includes such company in its structure.

“Net Assets” means for each Luxembourg Guarantor the sum of its “capitaux propres” (as referred to in Annex I to the Grand-Ducal Regulation dated 18 December 2015 setting out the form and content of the presentation of the balance sheet and profit and loss account, enforcing the Law of 19 December 2002 on the register of commerce and companies and the accounting and annual accounts of undertakings, as amended).

(b)          For the purposes of the calculation of the Net Assets, the following balance sheet items shall be adjusted as follows:

(i)          the amount of any increase of the stated share capital of the relevant Luxembourg Guarantor after the date of this Agreement that has been effected without the prior written consent of the Administrative Agent shall be deducted from the relevant stated share capital;

(ii)          in case the stated share capital of that Luxembourg Guarantor is not fully paid in, the amount by which the stated share capital exceeds the amount of the share capital paid in shall be deducted from the stated share capital;

(iii)          indebtedness which is subordinated pursuant to the Luxembourg Commercial Code (code de commerce) or any Luxembourg law to any indebtedness outstanding under the Loan Documents (including indebtedness in respect of guarantees for financial indebtedness which is so subordinated) and indebtedness owing to any Affiliate which is subordinated by law or by contract to any indebtedness outstanding under the Loan Documents (including indebtedness in respect of guarantees for financial indebtedness which is so subordinated) shall be disregarded; and

(iv)          loans or other liabilities incurred in violation of the provisions of this Agreement shall be disregarded.

(c)          The relevant Luxembourg Guarantor shall deliver to the Administrative Agent, within ten (10) Business Days after receipt from the Administrative Agent of an

15

Enforcement Notice, in writing an up-to-date balance sheet of the Luxembourg Guarantor, together with a detailed calculation (reasonably satisfactory to the Administrative Agent) of the amount of the Net Assets of the relevant company taking into account the adjustments set forth in paragraph (b) above. The relevant Luxembourg Guarantor shall fulfil its obligations under this Guaranty and the Administrative Agent shall be entitled to enforce this Guaranty in an amount not exceeding 95% of the Net Assets of the relevant Guarantor.

(d)          The relevant Luxembourg Guarantor shall deliver to the Administrative Agent within twenty-five (25) Business Days of request an up-to-date balance sheet of the Luxembourg Guarantor, drawn-up by an auditor, appointed by the relevant Luxembourg Guarantor in consultation with the Administrative Agent (the “Luxembourg Auditor”), together with a detailed calculation (reasonably satisfactory to the Administrative Agent) of the amount of the Net Assets of the relevant company taking into account the adjustments set forth in paragraph (b) above and of the amount of such Luxembourg up-stream or cross-stream guaranty which can only be enforced up to a maximum amount of 95% of the Net Assets of the relevant Guarantor (the “Luxembourg Auditor’s Determination”). The Luxembourg Auditor’s Determination shall be prepared as of the date of the enforcement of the Guarantee.

(e)          In light of the maximum enforceable amount of 95% of the Net Assets of each Luxembourg Guarantor, each Luxembourg Guarantor shall within two (2) months after a written request of the Administrative Agent realise, to the extent legally permitted, any and all of its assets which are not required for the relevant Luxembourg Guarantor’s business (and to the extent these assets may not be realised according to Luxembourg law) and that are shown in the balance sheet with a book value (valeur comptable) that is substantially lower than the market value of the relevant assets. The book value shall be deemed significantly lower than the market value, if the market value exceeds the book value by at least ten (10) per cent. After the expiry of such two (2) months period, the relevant Luxembourg Guarantor shall, within three (3) Business Days, notify the Administrative Agent of the amount of the net proceeds from the relevant sale and submit a statement with a new calculation of the amount of the Net Assets of the Luxembourg Guarantor taking into account such proceeds. Such calculation shall, upon the Administrative Agent’s request, be confirmed by the Luxembourg Auditor within a period of twenty-five (25) Business Days following the request.

(f)          The limitations set out in this Section 23 (Guaranty Limitation for Luxembourg Guarantors) shall not apply:

(i)	to any amounts due and payable under the Guarantee, which relate:

1)	to funds (including, but not limited to, loan proceeds) which have been on-lent (directly or indirectly) or otherwise made available (directly or indirectly) to the relevant Luxembourg Guarantor or to a Subsidiary of such Luxembourg Guarantor and which are still outstanding or any other own liabilities of the relevant Luxembourg Guarantor under the Loan Documents; or

16

2)	to guarantees, letters of credit or similar instruments to the extent issued for the benefit of the relevant Luxembourg Guarantor or any of its Subsidiaries and which are still outstanding,

it being understood that the burden of proof for any amount, guarantee, letter of credit or similar instrument referred to in (A) and (B) above having ceased to be outstanding shall be with the relevant Luxembourg Guarantor; or

(ii)          for so long as the relevant Luxembourg Guarantor has not complied with its obligations as set out above; or

(iii)          if the Luxembourg Guarantor (as dominated entity and/or transferor) is subject to a domination and/or profit and loss pooling agreement on the date of the enforcement of the Guarantee; or

(iv)          if and to the extent the Luxembourg Guarantor holds on the date of enforcement of the Guarantee a valuable indemnity or claim for refund against its direct or indirect shareholder; or

(v)          if and to the extent payment under the Guarantee would not result in a violation of the capital maintenance requirements set out in the Law of 1915.

(g)          No reduction of the amount enforceable under a guarantee and/or indemnity in accordance with the above limitations will prejudice the rights of the Lender Parties to continue enforcing such guarantee and/or indemnity (subject always to the restrictions set out in this Section 22 above at the time of such enforcement) until full and irrevocable satisfaction of the amounts owing under the guaranteed and/or indemnified claims.

(h)          For the avoidance of doubt the limitation according to which this Guaranty may only be enforceable up to 95% of the Net Asset of the relevant Luxembourg Guarantor shall not apply (i) to any amounts borrowed under any Loan Document and in each case made available, in any form whatsoever, to such Luxembourg Guarantor or any entity in which it has a direct or indirect equity interest, and (ii) to any security documents.

24.          Guaranty Limitation for Maltese Guarantors. Any Guaranty provided by Guarantor/s registered under the laws of Malta (including a Maltese Guarantor), does not apply to any liability to the extent that it would result in such Guaranty being illegal, in breach of law or regulation or constituting unlawful financial assistance within the meaning of Article 110 of the Maltese Companies Act (Chapter 386 of the Laws of Malta).

25.          Any Guarantor ceasing to be a Subsidiary as a result of a transaction permitted by the Credit Agreement and the other Loan Documents shall be automatically released from this Guaranty.

26.          Receipt of Credit Agreement, Other Loan Documents, Benefits.

17

(a)          Each Guarantor hereby acknowledges that it has received a copy of the Credit Agreement and the other Loan Documents and each Guarantor certifies that the representations and warranties made therein with respect to such Guarantor are true and correct. Further, each Guarantor acknowledges and agrees to perform, comply with, and be bound by all of the provisions of the Credit Agreement and the other Loan Documents.

(b)          Each Guarantor hereby acknowledges, represents, and warrants that it receives synergistic benefits by virtue of its affiliation with the Borrower and the other Guarantors and that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that such benefits, together with the rights of contribution and subrogation that may arise in connection herewith are a reasonably equivalent exchange of value in return for providing this Guaranty.

27.	Miscellaneous.

(a)          Generality of Certain Terms. As used in this Guaranty, the terms “hereof,” “herein,” and terms of similar import refer to this Guaranty as a whole and not to any particular term or provision; the term “including,” as used herein, is not a term of limitation and means “including without limitation”.

(b)          Amendments, Waivers. No amendment to or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor herefrom, shall in any event be effective unless in a writing manually signed by each Guarantor and by or on behalf of the Administrative Agent and the Lenders. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No delay or failure of the Administrative Agent or the Lenders, or any of them, in exercising any right or remedy under this Guaranty shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Administrative Agent and the Lenders under this Guaranty are cumulative and not exclusive of any other rights or remedies available hereunder, under any other agreement or instrument, by law, or otherwise.

(c)          Telecommunications. Each Lender and Administrative Agent shall be entitled to rely on the authority of any individual making any telecopy, electronic or telephonic notice, request, or signature without the necessity of receipt of any verification thereof.

(d)          Expenses. Each Guarantor unconditionally agrees to pay all costs and expenses, including reasonable attorney’s fees incurred by the Administrative Agent or any of the Lenders in enforcing this Guaranty against any Guarantor and each Guarantor shall pay and indemnify the Administrative Agent and any Lender from and against any and all claims, demands, liabilities, damages, penalties, interest, judgments, losses, costs, charges and expenses in accordance with and subject to the provisions of, mutatis mutandis, Section 10.3 [Expenses; Indemnity; Damage Waiver] of the Credit Agreement.

(e)          Prior Understandings. This Guaranty and the Credit Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede any and all other prior and contemporaneous understandings and agreements.

18

(f)          Survival. All representations and warranties of the Guarantors made in connection with this Guaranty shall survive, and shall not be waived by, the execution and delivery of this Guaranty, any investigation by or knowledge of the Administrative Agent and the Lenders, or any of them, any extension of credit, or any other event or circumstance whatsoever.

[SIGNATURE PAGE FOLLOWS]

19

EXHIBIT 1.1(S)

SUBORDINATED INTERCOMPANY NOTE

[See attached.]

Exhibit 1.1(S)

Execution Version

SUBORDINATED INTERCOMPANY NOTE

New York

March 30, 2023

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Reference is made to (i) that certain Fourth Amended and Restated Credit Agreement, dated as of September 2, 2021 (as amended by the First Amendment, dated as of May 9, 2022 and the Second Amendment, dated as of March 30, 2023 and as may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Revolving Credit Agreement”), among GLATFELTER CORPORATION (“Company” or the “Revolving Borrower”), PNC BANK, NATIONAL ASSOCIATION as administrative agent (in such capacity, the “Revolving Administrative Agent”) and collateral agent (the “Revolving Collateral Agent”) and each lender from time to time party thereto, (ii) that certain Term Loan Credit Agreement, dated as of March 30, 2023 (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Term Loan Credit Agreement” and, together with the Revolving Credit Agreement, the “Credit Agreements”), among the Company, GLATFELTER LUXEMBOURG S.À. R.L. (the “Term Borrower”), ALTER DOMUS (US) LLC, as administrative agent (in such capacity, the “Term Loan Administrative Agent”) and collateral agent (the “Term Loan Collateral Agent” and, together with the Revolving Collateral Agent, each a “Collateral Agent” and collectively, the “Collateral Agents”) and each lender from time to time party thereto, (iii) that certain Domestic Intercreditor Agreement, dated as of March 30, 2023 (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Domestic Intercreditor Agreement”) among the First Priority Representative, the Second Priority Representative, the Company and each of the Domestic Loan Parties (each as defined therein) and (iv) that certain Foreign Intercreditor Agreement, dated as of March 30, 2023 (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Foreign Intercreditor Agreement” and, together with the Domestic Intercreditor Agreement, the “Intercreditor Agreements”) among the Senior Agent, the Second Lien Agent, the Company, the Senior Lenders, the Second Lien Lenders and each of the Foreign Loan Parties (each as defined therein). Capitalized terms used in this Intercompany Note (this “Note”) but not otherwise defined herein shall have the meanings given to them, as applicable, in the Intercreditor Agreements, the Revolving Credit Agreement and the Term Loan Credit Agreement.

This Note shall be pledged by each Payee that is a Loan Party (a “Loan Party Payee”) (i) to the Revolving Collateral Agent, for the benefit of the secured parties with respect to the Revolving Credit Agreement (the “Revolving Secured Parties”) (referred to as the “First Priority Secured Parties” in the Domestic Intercreditor Agreement and “Second Lien Creditor” in the Foreign Intercreditor Agreement), as collateral security for the Obligations (as such term is defined in the Revolving Credit Agreement, hereinafter the “Revolving Obligations”) and (ii) to the Term Loan Collateral Agent, for the benefit of the secured parties with respect to the Term Loan Credit Agreement (the “Term Loan Secured Parties”) (referred to as the “Second Priority Secured Parties” in the Domestic Intercreditor and “Senior Creditors” as defined in the Foreign Intercreditor Agreement), as collateral security for the Obligations (as such term

2

is defined in the Term Loan Credit Agreement, hereinafter the “Term Loan Obligations” and together with the Revolving Obligations, the “Senior Obligations”). The Revolving Secured Parties and the Term Loan Secured Parties shall be referred to herein as the “Secured Parties”. For the avoidance of doubt, this Note is (i) with respect Payees which are Domestic Loan Parties (as such term is defined in the Credit Agreements), “First Priority Collateral” of the Revolving Secured Parties under and subject to the Domestic Intercreditor Agreement, and (ii) with respect to Payees which are Foreign Loan Parties (as such term is defined in the Credit Agreements), “Transaction Security” in which the Term Loan Secured Parties have a senior interest, under and subject to the Foreign Intercreditor Agreement.

Each Payee hereby acknowledges and agrees that (x) after the occurrence of and during the continuance of an Event of Default under and as defined in the Revolving Credit Agreement, the Revolving Collateral Agent may exercise all rights of the Loan Party Payees with respect to this Note, subject to the provisions of the Intercreditor Agreements, and (y) after the occurrence of and during the continuance of an Event of Default under and as defined in the Term Loan Credit Agreement, the Term Loan Collateral Agent may exercise all rights of the Loan Party Payees with respect to this Note, subject to the provisions of the Intercreditor Agreements.

Upon the commencement of any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, including any proceeding for voluntary liquidation, dissolution or other winding up (each an “Insolvency Proceeding”) relating to any Payor owing any amounts evidenced by this Note to any Loan Party, or to any property of any such Payor, all amounts evidenced by this Note owing by such Payor to any and all Loan Parties shall become immediately due and payable, without presentment, demand, protest or notice of any kind.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is a Loan Party to any Payee shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Senior Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof (including interest and fees thereon accruing after the commencement of any Insolvency Proceedings, whether or not such interest and fees are allowed or allowable claims in such Insolvency Proceeding, being hereinafter collectively referred to as “Senior Indebtedness”) until the indefeasible payment in full in cash of the Senior Indebtedness (other than contingent indemnification obligations and other contingent obligations for which no claim or demand for payment has been made).

In the event of any Insolvency Proceedings relative to any Payor , then (x) the holders of Senior Indebtedness shall be indefeasibly paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than contingent indemnification obligations and other contingent obligations for which no claim or demand for payment has been made) before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, (y) any payment on account of this Note and any payment or distribution to which such Payee would otherwise be entitled shall be made to the holders of Senior Indebtedness for application in accordance with the Intercreditor Agreements.

If any Event of Default (under and as defined in the Credit Agreements) has occurred and is continuing, subject to the Intercreditor Agreements, (x) no payment or distribution of any kind or character shall be made by or on behalf of any Payor or any other Person on behalf of any Payor with respect to this Note and (y) no amounts evidenced by this Note owing by any Payor to any Payee that is a Loan Party shall be forgiven or otherwise reduced in any way, other than as a result of payment thereof made in cash;

If any payment or distribution of any character, whether in cash, securities or other property, in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of

3

the foregoing paragraphs before all Senior Indebtedness shall have been indefeasibly paid in full in cash (other than contingent indemnification obligations and other contingent obligations that are not then due and payable for which no claim or demand for payment has been made), such payment or distribution shall be held in trust (segregated from other property of such Payee) for the benefit of and shall be paid over or delivered in accordance with the relevant Credit Agreement, to the Revolving Collateral Agent or the Term Loan Collateral Agent, on behalf of the applicable Secured Parties, for application in accordance with the Intercreditor Agreements.

Each Payee agrees to file all claims against each relevant Payor in any Insolvency Proceeding in which the filing of claims is required by law in respect of any Senior Indebtedness, and the Collateral Agents shall be entitled to all of such Payee’s rights thereunder. If for any reason a Payee fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, such Payee hereby irrevocably appoints each Collateral Agent as its true and lawful attorney-in-fact and each Collateral Agent is hereby authorized to act as attorney-in-fact in such Payee’s name to file such claim or, in such Collateral Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of such Collateral Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay, subject to the Intercreditor Agreements, to the Revolving Collateral Agent or the Term Loan Collateral Agent, as applicable, the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Payee hereby assigns to each of the Collateral Agents all of such Payee’s rights to any payments or distributions to which such Payee otherwise would be entitled. If the amount so paid is greater than such Payee’s liability hereunder subject to and in accordance with the Intercreditor Agreements, the Collateral Agents shall pay the excess amount to the party entitled thereto in accordance with the Intercreditor Agreements. In addition, each Payee hereby irrevocably appoints each Collateral Agent as its attorney in fact to exercise all of such Payee’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of each relevant Payor, subject to the terms of the Intercreditor Agreements as though each respective Collateral Agent is voting with respect to its respective Senior Indebtedness.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of each Collateral Agent and the other Secured Parties. Each Collateral Agent and the other applicable Secured Parties are payees under this Note to the same extent as if their names were written herein as such and each Collateral Agent may, on behalf of itself and the Secured Parties, in accordance with the Intercreditor Agreements and the other Collateral Documents, proceed to enforce the subordination provisions herein.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein; provided that the failure of any Payee to record such information shall not affect any Payor's obligations in respect of intercompany indebtedness extended by such Payee to such Payor.

4

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any other promissory note or other instrument, to the extent set forth under the Credit Agreement, any and all promissory notes or other instruments which create or evidence any loans, advances or other indebtedness made on, before or after the date hereof by any Payee to any other Subsidiary are subject to the subordination provisions set forth above and are hereby amended to reflect such provisions.

From time to time after the date hereof, additional Subsidiaries of the Company may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page hereto, which shall automatically be incorporated into this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

This Note shall not be amended without the express written consent of the Collateral Agents.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

EXHIBIT 1.1(T)

FORM OF

TERM LOAN NOTE

€________________	____________________, ______

FOR VALUE RECEIVED, the undersigned, GLATFELTER LUXEMBOURG S.À R.L, a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 121, avenue de la Faïencerie, L-1511 Luxembourg, Grand Duchy of Luxembourg and being registered with the RCS under registration number B175961 (the “Borrower”) hereby promises to pay to the order _____________ (the “Lender”), the principal sum of _____________________________________ and ____/100 Euros (€ ______.__), pursuant to Section 2.15 of the Term Loan Credit Agreement, dated as of March 30, 2023, among Glatfelter Corporation, a Pennsylvania corporation, (the “Company”), the Borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto, and Alter Domus (US), LLC, as Administrative Agent (hereinafter referred to in such capacity as the “Administrative Agent”) (as amended, restated, modified, or supplemented from time to time, the “Credit Agreement”), payable by 1:00 p.m. New York City time on the Expiration Date applicable to the Term Loans. The Borrower shall pay, together with interest the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrower pursuant to, or as otherwise provided in, the Credit Agreement. Subject to the provisions of the Credit Agreement, interest on this Term Loan Note (this “Note”) will be payable pursuant to Section 4.3 of, or as otherwise provided in, the Credit Agreement. If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, unless otherwise provided in the Credit Agreement, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

Upon the occurrence and during the continuation of an Event of Default and at the Administrative Agent’s discretion or upon written demand by the Required Lenders, the Borrower shall pay interest on the unpaid principal balance hereof at a rate per annum as set forth in Section 3.3 (Interest After Default) of the Credit Agreement. Such interest will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim, or other deduction of any nature at the office of the Administrative Agent located at 225 W. Washington Street, 9th Floor, Chicago, IL 60606 (United States), Attn: Legal Department – Agency, Emily Ergang Pappas and Pedro Barajas, Email: legal_agency@alterdomus.com, emily.ergangpappas@alterdomus.com and pedro.barajas@alterdomus.com, unless otherwise directed in writing by the Administrative Agent, in Euros.

This Note is one of the Notes referred to in, and is subject to the provisions, and is entitled to the benefits of, the Credit Agreement and other Loan Documents, including the representations, warranties, covenants, conditions, security interests, and Liens contained or granted therein. The

Exhibit 1.1(T)

Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayment, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified. Except as expressly set forth in the Credit Agreement, the Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Credit Agreement.

This Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns. All references herein to the “Borrower” and the “Lender” shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.

This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the laws of the State of New York.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement and Section 1.2 of the Credit Agreement shall apply to this Note.

[SIGNATURE PAGES FOLLOW]

Exhibit 1.1(T)

[SIGNATURE PAGE - TERM LOAN NOTE]

IN WITNESS WHEREOF, the party hereto, by its officers thereunto duly authorized, have entered into this Note as of the day and year first above written.

GLATFELTER LUXEMBOURG S.À. R.L.

By:
Name:
Title:

Exhibit 1.1(T)

EXHIBIT 1.6

Security Principles

These Security Principles address the manner in which security will be provided by the Loan Parties pursuant to the Agreement.

The Loan Parties shall grant a security interest in the following property, wherever located, now owned or hereafter acquired, subject to customary legal exceptions and exclusions to be agreed (including customary local law limitations) set forth in the applicable documentation (collectively, the “Collateral”):

1.	valid and perfected (in the case of the assets of the Foreign Loan Parties) first- or (in the case of the assets of the Domestic Guarantors) second-priority (subject to permitted liens) security interests in, and (as applicable) mortgages, land charges, pledges, security assignments, security by title transfer or hypothecs (as applicable) on, substantially all tangible and intangible assets of the Loan Parties (including, without limitation and subject to the following paragraph, accounts receivables, inventory, equipment, investment property, intellectual property, other general intangibles and fee-owned, freehold or heritable interest real property, to the extent available in the applicable jurisdiction;

2.	a valid and perfected (in the case of the equity interests in the Foreign Loan Parties (including the Borrower)) first- or (in the case of the equity interests in the Domestic Guarantors) second-priority (subject to permitted liens) pledge in the equity interests of each present and future, direct or indirect Subsidiary of the Company held by a Loan Party; and

3.	all proceeds and products of the property and assets described in clauses (i) and (ii) above.

Notwithstanding anything to the contrary, in the case of the Domestic Guarantors, the Collateral shall exclude the following: (i) motor vehicles and other assets subject to certificates of title; (ii) pledges and security interests (including in respect of interests in partnerships, joint ventures and other non-wholly-owned entities) to the extent prohibited by law or prohibited by agreements or organizational documents containing anti-assignment clauses not overridden by the Uniform Commercial Code, the PPSA or other applicable law; (iii) any timberland property, any leased real property and any owned real property with a fair market value of less than $25,000,000 (with any required mortgages on properties with a value greater than such amount being permitted to be delivered within 180 days); (iv) intent-to-use trademark or service mark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during any such period in which, the grant of a security interest therein would impair the validity or enforceability thereof under applicable federal law; (v) equity interests in any Person other than wholly-owned Subsidiaries of the Company to the extent not permitted by the terms of such Subsidiary’s organizational or joint venture documents as in effect on the Closing Date or the date the applicable Person becomes a direct or indirect Subsidiary of the Company and not created or entered into in contemplation of the transaction; (vi) any lease, license

Exhibit 1.6

or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case, to the extent permitted under the Credit Agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other unaffiliated third party thereto after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, the PPSA or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition; (vii) any property and assets the pledge of which would require governmental consent, approval, license or authorization which has not been obtained (with no obligation to pursue such consent, approval, license or authorization), after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, the PPSA, or other applicable law (viii) any governmental licenses or state or local franchises, charters and authorizations which are not permitted to be pledged under applicable law, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, the PPSA or other applicable law and (ix) any Consumer Goods (as defined in the PPSA).

In addition, in the case of the Domestic Guarantors, (a) no perfection actions (beyond the filing of a financing statement under the Uniform Commercial Code or the PPSA) shall be required with respect to (A) commercial tort claims not exceeding $5,000,000, (B) motor vehicles and other assets subject to certificates of title and (C) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection is accomplished by the filing of a Uniform Commercial Code or PPSA financing statement or equivalent (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code or PPSA financing statement or equivalent), (b) promissory notes to the extent evidencing debt for borrowed money in a principal amount (individually) of less than $5,000,000 shall not be required to be delivered, (c) the Loan Parties shall not be required, nor shall the Administrative Agent or the Collateral Agent be authorized to enter into any bailee waiver, landlord waiver, collateral access agreements or estoppel letters, and (d) each pledge in the equity interests of the Domestic Guarantors will be subject to any applicable prohibitions and limitations provided by law or regulation.

Notwithstanding anything to the contrary, in the case of the Foreign Loan Parties, (i) general mandatory statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalisation” rules, capital maintenance, retention of title claims, exchange control restrictions and similar principles may limit the ability of a Foreign Loan Party to provide a guarantee or security interest over Collateral or may require that the guarantee or security interest over Collateral be limited by an amount or otherwise, provided that the Company and the relevant Foreign Loan Party will use commercially reasonable efforts to assist in overcoming any such restriction and demonstrating that adequate corporate benefit accrues to each Foreign Loan Party (or in the case of an equity pledge, its immediate shareholder); (ii) each security interest over Collateral and the extent of its perfection will be agreed on the basis that the cost to the Company and its Subsidiaries of providing security shall be proportionate to the benefit accruing to the Lenders (as determined in the reasonable opinion of the Lenders); (iii) any assets subject to pre-existing third party arrangements which are permitted by the Loan Documents and which prevent those assets from being subject to fixed or specific security interests over the Collateral (but not, for the avoidance of doubt, any floating security) will be excluded from such fixed or specific

Exhibit 1.6

security interest over Collateral in any relevant Collateral Document provided that commercially reasonable efforts to obtain consent to charging any such assets shall be used by the Company and the relevant Foreign Loan Party if the relevant asset is material; (iv) Foreign Loan Parties will not be required to give guarantees or grant security interest over Collateral if that would conflict with the mandatory fiduciary duties of their directors or contravene any legal prohibition or result in a material risk of personal or criminal liability on the part of any officer or member of such company provided that the Company and the relevant Foreign Loan Party shall use commercially reasonable efforts to overcome any such obstacle; (v) perfection of the security interests over Collateral, when required, and other legal formalities and registrations will be completed as soon as practicable and, in any event, within the time periods specified in the Loan Documents or (if earlier or to the extent no such time periods are specified in the Loan Documents) within the time periods are specified by applicable law in order to ensure due perfection or valid creation of the relevant security interests (as applicable); (vi) no perfection action will be required in jurisdictions which are not the jurisdiction of the relevant Foreign Loan Party (or in the case of an equity pledge, its immediate shareholder) but perfection action may be required in the jurisdiction of one Foreign Loan Party (or in the case of an equity pledge, its immediate shareholder) in relation to security interest granted by another Foreign Loan Party (or in the case of an equity pledge, its immediate shareholder) located in a different jurisdiction; (vii) access to the assets of a Foreign Loan Party and the maximum guaranteed or secured amount may be restricted or limited by guarantee limitation language to the extent consistent with these security principles, customary practice in the relevant jurisdiction to minimize stamp duty, notarisation, registration or other applicable fees where the economic benefit of increasing the guaranteed or secured amount is disproportionate (in the reasonable opinion of the Lenders) to the level of such fee; (viii) subject to these security principles, security interest will be granted over owned real property assets with a fair market value of not less than $25,000,000 in which a Foreign Loan Party has an interest; and (ix) the Foreign Loan Parties shall not be required to pledge or enter into any control agreements in respect of any bank accounts that are included within the Existing Cash Pool Arrangements, so long as such accounts do not at any time exceed $10,000,000 in aggregate.

For the purposes of the foregoing, “Existing Cash Pool Arrangements” means the bank accounts subject to (i) the Cash Concentration Agreement Multiple Agreement – Zurich, dated March 9, 2022 between JPMorgan Chase Bank, National Association and Glatfelter Luxembourg Services Sarl (CHF), and (ii) the Cash Concentration Agreement Multiple Entity – Luxembourg, dated June 26, 2020, between JPMorgan Bank Luxembourg S.A. and Glatfelter Luxembourg Services Sarl.

The Collateral Documents shall operate only to create, perfect and facilitate enforcement of security and not impose material additional commercial obligations.

The liens securing the Term Loan Facility will be first priority in the case of the Term Priority Collateral and, with respect to the RCF Priority Collateral, junior to the liens securing the facility under the RCF Credit Agreement.

Exhibit 1.6

EXHIBIT 2.4

FORM OF

LOAN REQUEST

Date: ______________

TO:	Alter Domus (US) LLC, as Administrative Agent

225 W. Washington Street, 9th Floor

Chicago, IL 60606 (United States)

Attn: Legal Department – Agency, Emily Ergang Pappas and Pedro Barajas

Email: legal_agency@alterdomus.com, emily.ergangpappas@alterdomus.com and pedro.barajas@alterdomus.com

FROM:	______________________________

RE:	The Term Loan Credit Agreement as it may be amended, restated, modified or supplemented, the “Agreement”), dated as of March 30, 2023, by and among Glatfelter Corporation (the “Company”), Glatfelter Luxembourg S.A. R.L., having its registered office at 121, avenue de la Faïencerie, L-1511 Luxembourg, Grand Duchy of Luxembourg and being registered with the RCS under registration number B175961 (the “Borrower”), the Guarantors party thereto, the Lenders party thereto and Alter Domus (US) LLC, as Administrative Agent for the Lenders (the “Administrative Agent”)

Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Agreement.

A.           Pursuant to Section 2.4 of the Agreement, the undersigned Borrower irrevocably requests

1.       a new Term Loan.

SUCH NEW LOAN SHALL BEAR INTEREST: 11.25% per annum.

2.       Such Loan is in Euros and in the principal amount of € _____

3.       Such Loan shall have an Interest Period of three Month(s).

The proceeds of the Loan shall be advanced to the Borrower:

B.           As of the date hereof and the date of making of the above-requested Loan (and after giving effect thereto): the representations and warranties of each of the Loan Parties therein are true and correct in all material respects (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties were true and correct in all material respects on and as of the specific dates or times referred to therein); no Event of Default or Potential Default has occurred and is continuing or shall exist; and the making of any

Exhibit 2.4

Term Loan shall not cause the aggregate amount of Term Loans to exceed the Term Loan Commitment.

C.           The undersigned hereby irrevocably requests [check one line under paragraph 1 below and fill in blank space next to the line as appropriate]:

1.       ___________ Funds to be deposited into [  ] account per our current standing instructions. Complete amount of deposit if not full loan advance amount: /€ _______.

________ Funds to be wired per the following wire instructions:

$/€_____________________ Amount of Wire Transfer

Bank Name: ____________________________________

ABA: ________________________________________

Account Number: _______________________________

Account Name: ________________________________

Reference: ____________________________________

______ Funds to be wired per the attached Funds Flow (multiple wire transfers)

[SIGNATURE PAGE FOLLOWS]

Exhibit 2.4

[SIGNATURE PAGE - LOAN REQUEST]

The undersigned certifies to the Administrative Agent as to the accuracy of the foregoing.

Date:                                        , 20

GLATFELTER LUXEMBOURG S.A. R.L.

By:
Name:
Title:

Exhibit 2.4

EXHIBIT 7.2.6

FORM

ACQUISITION COMPLIANCE CERTIFICATE

In accordance with the provisions of Section 7.2.6 of the Term Loan Credit Agreement dated as of March 30, 2023, as amended, restated and otherwise modified through the date hereof (the “Credit Agreement”), by and among Glatfelter Corporation (the “Company”), Glatfelter Luxembourg S.A. R.L. (the “Borrower”), Alter Domus (US) LLC, as Administrative Agent (the “Administrative Agent”), and the other parties thereto from time to time, I, _____________, the _________________________ and authorized officer of the Company, on behalf of the Borrower, do hereby certify (not in such officer’s individual capacity) to the Administrative Agent and Lenders as follows:

1.          Borrower desires that ________________ [list Loan Party that will be making the Acquisition] (the “Acquiring Company”) [acquire the assets/acquire the stock] [by purchase/by merger] of ________________________ [insert name of entity or business division whose assets are being acquired or the entity whose equity interests are being acquired] (the “Acquired Business”) from _____________ [identify the name(s) of the seller(s) of such assets or equity interests] (the “Seller”) (the “Acquisition”).

2.          The proposed date of Acquisition is __________________ (which date shall be at least five (5) Business Days after the date of this Certificate, the “Acquisition Date”).

3.          The Acquired Business is engaged in ______________ [describe business being acquired].

4.          The board of directors or other equivalent governing body of the Seller has approved (to the extent required) of the Acquisition and evidence of such approval is attached hereto.

5.          The Loan Parties [are/are not] using any portion of the Loans to fund the Acquisition. [If Loans are being used to fund the Acquisition, insert the following:] The board of directors or other equivalent governing body of the applicable Loan Party has approved of the acquisition and evidence of such approval is attached hereto.]

6.          No Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition.

7.          After giving effect to the Acquisition, on a pro forma basis, the Borrower will continue to be in compliance with the financial covenants set forth in Section 7.2 of the Credit Agreement as more fully set forth below and on Annex 1 hereto:

Actual
Secured Leverage Ratio
ratio of Consolidated Total Secured Debt
divided by
Consolidated Adjusted EBITDA

Exhibit 7.2.6

Secured Leverage
Ratio _______
not more than [__] to 1.00[1]

Debt Service Coverage Ratio
ratio of Consolidated Adjusted EBITDA
divided by
Consolidated Debt Service

Debt Service Coverage
Ratio
not less than [__] to 1.00[2]

Attached hereto as Annex 1 are calculations supporting the figures reported above.

Any capitalized terms which are used in this Certificate and which are not defined herein, but which are defined in the above-described Credit Agreement, shall have the meanings given to those terms in the Credit Agreement.

[SIGNATURE PAGE FOLLOWS]

1 Refer to Section 7.2.15 of Credit Agreement to determine applicable maximum ratio.

2 Refer to Section 7.2.16 of Credit Agreement to determine applicable minimum ratio.

Exhibit 7.2.6

[SIGNATURE PAGE TO ACQUISITION COMPLIANCE CERTIFICATE]

IN WITNESS WHEREOF, I have executed this Certificate the _______ day of _______________, 20__.

GLATFELTER CORPORATION

By:
Name:
Title:

Exhibit 7.2.6

ANNEX 1

Financial Covenants

Annex 1 - 1

EXHIBIT 7.3.3

FORM OF

[QUARTERLY] / [ANNUAL] COMPLIANCE CERTIFICATE

In accordance with the provisions of Section 7.3.3 of the Term Loan Credit Agreement dated as of March 30, 2023, as amended, restated and otherwise modified through the date hereof (the “Credit Agreement”), by and among Glatfelter Corporation (the “Company”), Glatfelter Luxembourg S.A. R.L. (the “Borrower”), Alter Domus (US) LLC, as Administrative Agent (the “Administrative Agent”), and the other parties thereto from time to time, I, _______________________________________, the _______________ and authorized officer of the Company, on behalf of the Borrower, do hereby certify (not in such officer’s individual capacity) to the Administrative Agent and Lenders as follows:

1.          The representations and warranties made by the Loan Parties contained in Section 5 of the Credit Agreement and in the other Loan Documents are true in all material respects with the same effect as though such representations and warranties are made on and as of this date (except representations and warranties which expressly relate solely to an earlier date or time);

2.          No Event of Default or Potential Default exists and is continuing as of the date hereof; [and]

3.          [The quarterly financial statements as of the fiscal quarter ended [•] furnished pursuant to Section 7.3.1 of the Credit Agreement have been prepared in accordance with GAAP (subject to normal year-end adjustments); and]1

4.          The Company, on a consolidated basis, is in compliance with the financial covenants set forth in Section 7.2 of the Credit Agreement as more fully set forth below and on Annex 1 hereto:

Actual
Secured Leverage Ratio
ratio of Consolidated Total Secured Debt
divided by
Consolidated Adjusted EBITDA

Secured Leverage
Ratio _______
not more than [__] to 1.00[2]

Debt Service Coverage Ratio
ratio of Consolidated Adjusted EBITDA
divided by
Consolidated Debt Service

1 Include this paragraph only for quarterly financial statements furnished pursuant to Section 7.3.1 of the Credit Agreement.

2 Refer to Section 7.2.15 of Credit Agreement to determine applicable maximum ratio.

Exhibit 7.3.3

Actual

Debt Service Coverage
Ratio
not less than [ ] to 1.00[3]

Attached hereto as Annex 1 are calculations supporting the figures reported above.

Any capitalized terms which are used in this Certificate and which are not defined herein, but which are defined in the above-described Credit Agreement, shall have the meanings given to those terms in the Credit Agreement.

3 Refer to Section 7.2.16 of Credit Agreement to determine applicable minimum ratio.

Exhibit 7.3.3

[SIGNATURE PAGE TO QUARTERLY COMPLIANCE CERTIFICATE]

IN WITNESS WHEREOF, I have executed this Certificate the _____ day of ___________, 20__.

GLATFELTER CORPORATION

By:
Name:
Title:

Exhibit 7.3.3

ANNEX 1

Financial Covenants

Annex 1 - 1